As filed with the Securities and Exchange Commission on July 15, 2013

Registration No. 333-189422

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MusclePharm Corporation

(Exact name of registrant as specified in its charter)

Nevada	2834	77-0664193
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4721 Ironton Street, Building A

Denver, Colorado 80239

Telephone: (303) 396-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brad J. Pyatt

Co-Chairman, Chief Executive Officer and President

MusclePharm Corporation

5348 Vegas Drive

Las Vegas, Nevada 89108

Telephone: (702) 953-1890

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Harvey J. Kesner, Esq.

Arthur S. Marcus, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Shares of Common Stock, par value $0.001 per share	1,740,691	(2)	$10.76	$18,729,835.16	$2,554.77

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock, as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the OTCBB on June 11, 2013, which was $10.76 per share.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 15, 2013

1,740,691 Shares of Common Stock

We are registering an aggregate of 1,740,691 shares of common stock, $0.001 par value per share (the “Common Stock”) of MusclePharm Corporation (referred to herein as “we” ,“us”, “our”, “MusclePharm”, “Registrant”, or the “Company”) for resale by certain of our shareholders identified in this prospectus (the “Selling Shareholders”), of which 703,236 were issued to them in the March 2013 Private Placement, 100,000 shares were issued in a May 2013 Private Placement, 150,000 were issued in a June 2013 Private Placement and an aggregate of 787,455 of which were issued pursuant to three consulting agreements (the “Resale Shares”). Please see “Selling Shareholders” beginning at page 60.

The Selling Shareholders may offer to sell the Resale Shares at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices, and will pay all brokerage commissions and discounts attributable to the sale of such shares. The Selling Shareholders will receive all of the net proceeds from the offering of their shares.

The Resale Shares may be sold by the Selling Shareholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” in this Prospectus.

Our common stock is presently quoted on the OTCBB under the symbol “MSLP.OB”. On July 9, 2013, the last reported sale price for our common stock on the OTC BB was $10.85 per share.

Our business and an investment in our securities involve a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 15, 2013

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TABLE OF CONTENTS

Page

Prospectus Summary	3
Risk Factors	9
Cautionary Note Regarding Forward-Looking Statements and Industry Data	16
Use of Proceeds
Price Range of Common Stock	18
Dividend Policy	18
Dilution
Capitalization	19
Management’s Discussion and Analysis of Financial Condition and Results of Operations	20
Business	28
Management	39
Security Ownership of Certain Beneficial Owners and Management	50
Certain Relationships and Related Party Transactions	52
Description of Series D Preferred Stock	55
Description of Securities	54
Plan of Distribution	63
Legal Matters	64
Experts	64
Where You Can Find More Information	65
Index to Financial Statements	66

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless otherwise stated or the context requires otherwise, references in this prospectus to “MusclePharm”, the “Company”, “we”, “us”, or “our” refer to MusclePharm Corporation, and information in this prospectus gives effect to the 1-for-850 reverse stock split of our common stock that we effected on November 26, 2012.

MusclePharm Corporation

Business Overview

MusclePharm Corporation was initially incorporated in the State of Nevada on August 4, 2006, under the name Tone in Twenty, for the purpose of engaging in the business of providing personal fitness training using isometric techniques (Tone in Twenty”).  Tone in Twenty was never able to raise the level of funding necessary to commence operations.  On February 18, 2010, the Company acquired all of the issued and outstanding equity and voting interests of Muscle Pharm, LLC, a Colorado limited liability company, in exchange for 26,000,000 pre-split shares of the Company’s common stock.  The shares were issued pursuant to that certain Securities Exchange Agreement, dated February 1, 2010 (the Securities Exchange Agreement”).  As a result of this transaction, Muscle Pharm, LLC became a wholly owned subsidiary of the Company.  The 26,000,000 pre-split shares represented approximately 99.7% of the common stock outstanding following the closing of such transaction.  As part of such transaction, the Company’s former President sold his 366,662 pre-split shares to Muscle Pharm, LLC for $25,000 and these shares were then cancelled.

As part of the Securities Exchange Agreement, the Company agreed to seek shareholder approval of an amendment to the Company’s Articles of Incorporation changing the name of the Company to MusclePharm Corporation.”  This amendment was approved by a majority of the Company’s shareholders and the name change became effective on March 1, 2010.

MusclePharm currently manufactures and markets wide-ranging variety of high-quality sports nutrition products, including: Assault TM , Battle Fuel TM , Bullet Proof TM , Combat TM , SHRED Matrix®, and Re-con®.  These products are comprised of amino acids, herb, and proteins scientifically tested and proven as safe and effective for the overall health of athletes.  These nutritional supplements were created to enhance the effects of workouts, repair muscles, and nourish the body for optimal physical fitness.

Our Growth and Core Marketing Strategy

Our primary growth strategy is to:

·	increase our product distribution and sales through increased market penetrations both domestically and internationally;

·	increase our margins by focusing on streamlining our operations and seeking operating efficiencies in all areas of our operations;

·	continue to conduct additional testing of the safety and efficacy of our products and formulate new products; and

·	increase awareness of our products by increasing our marketing and branding opportunities through endorsements, sponsorships and brand extensions.

Our Core Marketing Strategy

Our core marketing strategy is to brand MusclePharm as the “must have” fitness brand for workout enthusiasts and elite athletes. We seek to be known as The Athletes Company ® , run by athletes who create their products for other athletes, both professional and otherwise. We believe that our marketing mix of endorsers, sponsorships and providing sample products for our retail resellers to use is an optimal strategy to increase sales.

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Recent Developments

Reverse Stock Split and Increase in Number of Authorized Shares of Common Stock

On November 26, 2012, we (i) effected a 1-for-850 reverse stock split of our common stock, including a proportionate reduction in the number of authorized shares of our common stock from 2.36 billion shares to 2.8 million shares of common stock, and (ii) amended our articles of incorporation to increase the number of authorized shares of common stock (post reverse stock split) from 2,941,177 to 100 million effective November 27, 2012. Unless otherwise indicated, all share and per share amounts in this document have been changed to give effect to the reverse stock split.

Conversion of Warrants into Common Stock

In late September 2012, we issued 512,675 shares of our common stock to several accredited investors pursuant to conversions of warrants to purchase an aggregate of 723,747 shares of our common stock. As a result of these warrant conversions and other extinguishments of derivative liabilities during the quarter ended September 30, 2012, our stockholders’ deficit decreased from $11,013,113 at June 30, 2012 to $7,297,593 at September 30, 2012 and our derivative liabilities decreased from $7,908,960 at June 30, 2012 to $24,889 at September 30, 2012. On December 5, 2012, we converted a warrant exercisable for 4,902 shares of common stock into 3,677 shares of our common stock. Thereafter, our derivative liability was reduced to approximately $300 as of December 5, 2012.

Registered Direct Offerings

On February 4, 2013, we completed the final closing of our registered direct offering of an aggregate of 1,500,000 shares of our Series D Convertible Preferred Stock, at a public offering price of $8.00 per share pursuant to an offering registered with the SEC. Each share of Series D Convertible Preferred Stock is convertible into two shares of common stock, subject to adjustment. Our net proceeds from the offering were approximately $10.8 million after placement agent discounts, and other offering expenses of $1.2 million. Net proceeds from this offering were used to reduce indebtedness and for other corporate purposes.

As of July 9, 2013, 1,355,000 Series D shares have been converted into 2,710,000 shares of the Company’s common stock and 145,000 shares of Series D preferred stock remain outstanding.

Private Placements of Common Stock

On March 26, 2013, the Company entered into subscription agreements with non-affiliated accredited investors for the issuance of 703,236 shares of common stock pursuant to exemptions from registration under federal and state securities laws. The shares of common stock were sold for $8.50 per share. The gross proceeds to the Company of $6.0 million were reduced by commissions and issuance costs of $115,000. These shares of common stock are being registered in the registration statement of which this prospectus forms a part.

On May 3, 2013, the Company entered into a subscription agreement with one non-affiliated accredited investor for the issuance of 100,000 shares of common stock pursuant to exemptions from federal and state securities laws. The shares of common stock were sold for $8.50 per share. These shares of common stock are being registered in this registration statement of which this prospectus forms a part.

On June 3, 2013, the Company entered into a subscription agreement with one non-affiliated accreditor investor for the issuance of 150,000 shares of common stock pursuant to exemptions from registration under federal and state securities laws. The shares of common stock were sold for $10.00 per share. The gross proceeds of $1,500,000 were reduced by commissions and issuance costs of $75,000. Those shares of common stock are being registered in this registration statement of which this prospectus forms a part.

Selected Risks Associated With Our Business

Our business is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

·	Our business and operations are experiencing rapid growth. If we fail to effectively manage our growth, our business and operating results could be harmed;

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·	Our failure to respond appropriately to competitive challenges, changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales;

·	Our management has determined that our disclosure controls and procedures are ineffective which could result in material misstatements in our financial statements;

·	If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult;

·	Our industry is highly competitive, and our failure to compete effectively could adversely affect our market share, financial condition and future growth;

·	We rely on a limited number of customers for a substantial portion of our sales, and the loss of or material reduction in purchase volume by any of these customers would adversely affect our sales and operating results;

·	Adverse publicity or consumer perception of our products and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues;

·	We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel, hire qualified personnel, we may not be able to grow effectively;

·	If we are unable to retain key personnel, our ability to manage our business effectively and continue our growth could be negatively impacted;

·	Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations;

·	We may be exposed to material product liability claims, which could increase our costs and adversely affect our reputation and business;

·	Our insurance coverage or third party indemnification rights may not be sufficient to cover our legal claims or other losses that we may incur in the future;

·	Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brand;

·	We may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to sell some of our products;

·	An increase in product returns could negatively impact our operating results and profitability;

·	We have no manufacturing capacity and anticipate continued reliance on third-party manufacturers for the development and commercialization of our products;

·	A shortage in the supply of key raw materials could increase our costs or adversely affect our sales and revenues;

·	A member of our management team has been involved in a bankruptcy proceeding and other failed business ventures that may expose us to assertions that we are not able to effectively manage our business, which could have a material adverse effect on our business and your investment in our securities;

·	You may experience substantial dilution in the event we issue common stock in the future at a price below $4.00 per share;

·	The conversion reset provision relating to our Series D Preferred Stock could result in difficulty for us to obtain future equity financing;

·	We may issue additional shares of preferred stock in the future that may adversely impact your rights as holders of our common stock;

·	Our common stock is quoted on the OTCBB which may have an unfavorable impact on our stock price and liquidity;

·	Nevada corporations laws limit the personal liability of corporate directors and officers and require indemnification under certain circumstances;

·	Future financings through debt securities and preferred stock may restrict our operations;

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·	Our common stock price may be volatile and could fluctuate widely in price, which could result in substantial losses for investors;

·	If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected;

·	Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval;

·	If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline;

·	A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline and may impair our ability to raise capital in the future;

Corporate Information

We were incorporated in Nevada on August 4, 2006, under the name “Tone in Twenty”. On February 18, 2010, Tone in Twenty acquired all of the issued and outstanding equity and voting interests of Muscle Pharm, LLC, a Colorado limited liability company, in exchange for 30,589 shares of its common stock. As a result of this transaction, Muscle Pharm, LLC became a wholly owned subsidiary of Tone in Twenty, and Tone in Twenty changed its name to “MusclePharm Corporation.” Our principal executive offices are located at 4721 Ironton Street, Building A, Denver, Colorado 80239 and our telephone number is (303) 396-6100. Our website address is http://www.musclepharm.com. The information on, or that can be accessed through, our website is not part of this prospectus.

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Summary of the Offering

Shares	1,740,691 Shares of Common Stock of which 703,236 shares were issued in a private placement in March 2013, 100,000 were issued in a private placement in May 2013, 150,000 were issued in a private placement in June 2013 and an aggregate of 787,455 shares were issued pursuant to three consulting agreements entered into in February and March 2013.

Risk factors	See “Risk Factors” beginning on page 8 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Common stock OTC Bulletin Board trading symbol	MSLP.OB

Unless we indicate otherwise, all information in this prospectus:

·	is based on 9,269,124 shares of common stock issued and outstanding as of July 9, 2013;

·	Excludes the conversion of the Company’s Series D Preferred Stock into an aggregate of 299,000 shares of common stock;

·	excludes 670 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $425.00 per share as of July 9, 2013;

·	excludes 40,089 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $13.31 per share as of July 9, 2013; and

·	excludes 86,276 shares of common stock issuable upon vesting and settlement of outstanding restricted stock unit awards as of July 9, 2013.

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SUMMARY CONSOLIDATED FINANCIAL DATA

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. All share amounts and per share amounts reflect the completed 1-for-850 reverse stock split. The results indicated below are not necessarily indicative of our future performance.

You should read this information together with the sections entitled “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Summary of Statements of Operations

	Year Ended December 31		Three Months Ended March 31
	2012	2011	2013	2012
			(Unaudited)
Sales – Net	$67,055,215	$17,212,636	$22,561,227	$16,560,680
Loss from operations	$(8,735,811)	$(16,220,160)	$(721,480)	$(727,293)

Other expense	$(10,216,984)	$(7,060,790)	$(6,640,501)	$(15,308,000)
Net loss	$(18,952,795)	$(23,280,950)	$(7,368,049)	$(16,035,293)
Net loss per common share-basic diluted	$(13.00)	$(70.30)	$(1.78)	$(11.23)
Weighted average number of common shares outstanding – basic and diluted	1,458,757	331,158	4,128,679	1,428,024

Statement of Financial Position

As of March 31
2013

Cash	$8,482,927
Total Assets	$20,537,257
Current Liabilities	$13,309,425
Long-Term Debt	$506
Stockholders’ equity	$7,227,326

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RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our securities. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Business and Industry

Our business and operations are experiencing rapid growth. If we fail to effectively manage our growth, our business and operating results could be harmed.

We have experienced and expect to continue to experience rapid growth in our operations, which has placed, and will continue to place, significant demands on our management, and our operational and financial infrastructure. If we do not effectively manage our growth, we may fail to attain operational efficiencies we are seeking, timely deliver products to our customers in sufficient volume or the quality of our products could suffer, which could negatively affect our operating results. To effectively manage this growth, we expect we will need to hire additional persons, particularly in sales and marketing, and we will need to continue to improve significantly our operational, financial and management controls and our reporting systems and procedures. These additional employees, systems enhancements and improvements will require significant capital expenditures and management resources. Failure to implement these proposed growth objectives would likely hurt our ability to manage our growth and our financial position.

As of April 10, 2013, management has taken over the shipping of most product, other than drop shipments, to our customers from our 152,000 square foot distribution center in Franklin, Tennessee. We have hired a warehouse manager, and relocated two shipping logistic individuals from our Denver, Colorado office to manage shipping. We also hired several local warehouse individuals to manage this process. We believe this efficiency will improve our shipping time and reduce our overall cost of goods sold.

Additionally, the Company has hired six new sales and marketing individuals to continue the expansion and growth of sales. The finance team has added four new staff members and our board of directors appointed a new Chief Financial Officer on July 1, 2012. New controls and procedures have been implemented over sales orders and discounting as well as new financial controls, budgeting processes, daily and monthly monitoring reports along with dashboard reporting for aiding management in making good decisions.

The Company has appointed a five member Board of Directors, three of which are independent by the board. The Company has also appointed an audit committee, and compensation committee. Regular board meetings are held and task lists are reviewed and checked off with members of outside counsel to mitigate issues and promote further improvements around internal controls and reporting which the Company believes is much improved but not yet complete.

Our failure to respond appropriately to competitive challenges, changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales.

The nutritional sports supplement industry is characterized by intense competition for product offerings and rapid and frequent changes in consumer demand. Our failure to predict accurately product trends could negatively impact our products and cause our revenues to decline.

Our success with any particular product offering (whether new or existing) depends upon a number of factors, including our ability to:

·	deliver products in a timely manner in sufficient volumes;

·	accurately anticipate customer needs and forecast accurately to our manufacturers in an expanding business;

·	differentiate our product offerings from those of our competitors;

·	competitively price our products; and

·	develop new products.

Products often have to be promoted heavily in stores or in the media to obtain visibility and consumer acceptance. Acquiring distribution for products is difficult and often expensive due to slotting and other promotional charges mandated by retailers. Products can take substantial periods of time to develop consumer awareness, consumer acceptance and sales volume. Accordingly, some products may fail to gain or maintain sufficient sales volume and as a result may have to be discontinued. In a highly competitive marketplace it may be difficult to have retailers open stock-keeping units (sku’s) for new products.

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Our management has determined that certain disclosure controls and procedures may be ineffective, even though they have been improved upon, which could result in material misstatements in our financial statements.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. As of December 31, 2012, our management determined that some of our disclosure controls and procedures were ineffective due to weaknesses in our financial closing process.

We intend to implement remedial measures designed to address the ineffectiveness of our disclosure controls and procedures, such as hiring several individuals with significant accounting, auditing and financial reporting experience and segregating our internal and external financial reporting among our larger financing and accounting staff, implementing more specific segregation of our accounting software and providing historical information more timely, such as monthly budgeting analysis and cash reporting. We have also adopted and implemented written procedures to document purchase orders, product discounts and product transition flow as well as analysis of our cost of goods sold. If these remedial measures are insufficient to address the ineffectiveness of our disclosure controls and procedures, or if material weaknesses or significant deficiencies in our internal control are discovered or occur in the future and the ineffectiveness of our disclosure controls and procedures continues, we may fail to meet our future reporting obligations on a timely basis, our consolidated financial statements may contain material misstatements, we could be required to restate our prior period financial results, our operating results may be harmed, we may be subject to class action litigation, and if we gain a listing on a stock exchange, our common stock could be delisted from that exchange. Any failure to address the ineffectiveness of our disclosure controls and procedures could also adversely affect the results of the periodic management evaluations regarding the effectiveness of our internal control over financial reporting and our disclosure controls and procedures that are required to be included in our annual report on Form 10-K. Internal control deficiencies and ineffective disclosure controls and procedures could also cause investors to lose confidence in our reported financial information. We can give no assurance that the measures we plan to take in the future will remediate the ineffectiveness of our disclosure controls and procedures or that any material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or adequate disclosure controls and procedures or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly. In addition, we cannot be certain that additional material weaknesses or significant deficiencies in our internal controls will not be discovered in the future.

Our industry is highly competitive, and our failure to compete effectively could adversely affect our market share, financial condition and future growth.

The nutritional supplement industry is highly competitive with respect to:

·	price;

·	shelf space and store placement;

·	brand and product recognition;

·	new product introductions; and

·	raw materials.

Most of our competitors are larger more established and possess greater financial, personnel, distribution and other resources than we have. We face competition in the health food channel from a limited number of large nationally known manufacturers, private label brands and many smaller manufacturers of dietary supplements.

We rely on a limited number of customers for a substantial portion of our sales, and the loss of or material reduction in purchase volume by any of these customers would adversely affect our sales and operating results.

For the year ended December 31, 2012, two of our customers accounted for an aggregate of approximately 45% of our sales. Our largest customer for the year ended December 31, 2012, accounted for 33% of our sales. For the year ended December 31, 2011, two customers accounted for approximately 55% of our sales and our largest customer represented 41% of our sales.

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For the three months ended March 31, 2013, two of our customers accounted for an aggregate of approximately 46% of our sales. Our largest customer for the three months ended March 31, 2013, accounted for 35% of our sales. For the three months ended March 31, 2012, two of our customers accounted for an aggregate of approximately 56% of our sales. Our largest customer for the three months ended March 31, 2012, accounted for 38% of our sales.

The loss of any of our major customers, a significant reduction in purchases by any major customer, or, any serious financial difficulty of a major customer, could have a material adverse effect on our sales and results of operations.

Adverse publicity or consumer perception of our products and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues.

We believe we are highly dependent upon positive consumer perceptions of the safety and quality of our products as well as similar products distributed by other sports nutrition supplement companies. Consumer perception of sports nutrition supplements and our products in particular can be substantially influenced by scientific research or findings, national media attention and other publicity about product use. Adverse publicity from these sources regarding the safety, quality or efficacy of nutritional supplements and our products could harm our reputation and results of operations. The mere publication of news articles or reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such news articles or reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel, hire qualified personnel, we may not be able to grow effectively.

Our performance largely depends on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization, particularly sales and marketing. Competition in our industry for qualified employees is intense. In addition, our compensation arrangements, such as our bonus programs, may not always be successful in attracting new employees or retaining and motivating our existing employees. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

If we are unable to retain key personnel, our ability to manage our business effectively and continue our growth could be negatively impacted.

Our management employees include Brad J. Pyatt, L. Gary Davis, John H. Bluher, Richard Estalella, Jeremy R. DeLuca and Cory J. Gregory. These key management employees are primarily responsible for our day-to-day operations, and we believe our success depends in large part on our ability to retain them and to continue to attract additional qualified individuals to our management team. Currently, we have executed employment agreements with our key management employees. The loss or limitation of the services of any of our key management employees or the inability to attract additional qualified personnel could have a material adverse effect on our business and results of operations.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many of which may be outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly, year-to-date, and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates. Our operating results in future quarters may fall below expectations. Each of the following factors may affect our operating results:

·	our ability to deliver products in a timely manner in sufficient volumes;

·	our ability to recognize product trends;

·	our loss of one or more significant customers;

·	the introduction of successful new products by our competitors; and

·	adverse media reports on the use or efficacy of nutritional supplements.

Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results.

The continuing effects of the most recent global economic crisis may impact our business, operating results, or financial condition.

The global economic crisis that began in 2008 has caused disruptions and extreme volatility in global financial markets and increased rates of default and bankruptcy, and has impacted levels of consumer spending. These macroeconomic developments could negatively affect our business, operating results, and financial condition. For example, if consumer spending decreases, this may result in lower sales.

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We may be exposed to material product liability claims, which could increase our costs and adversely affect our reputation and business.

As a marketer and distributor of products designed for human consumption, we could be subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as dietary supplements and in most cases are not subject to pre-market regulatory approval in the United States or internationally. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

We have not had any product liability claims filed against us, but in the future we may be subject to various product liability claims, including among others that our products had inadequate instructions for use, or inadequate warnings concerning possible side effects and interactions with other substances. The cost of defense can be substantially higher than the cost of settlement even when claims are without merit. The high cost to defend or settle product liability claims could have a material adverse effect on our business and operating results.

Our insurance coverage or third party indemnification rights may not be sufficient to cover our legal claims or other losses that we may incur in the future.

We maintain insurance, including property, general and product liability, and workers’ compensation to protect ourselves against potential loss exposures. In the future, insurance coverage may not be available at adequate levels or on adequate terms to cover potential losses, including on terms that meet our customer’s requirements. If insurance coverage is inadequate or unavailable, we may face claims that exceed coverage limits or that are not covered, which could increase our costs and adversely affect our operating results.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brand.

We have invested significant resources to protect our brands and intellectual property rights. However, we may be unable or unwilling to strictly enforce our intellectual property rights, including our trademarks, from infringement. Our failure to enforce our intellectual property rights could diminish the value of our brands and product offerings and harm our business and future growth prospects.

We may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to sell some of our products.

Our industry is characterized by vigorous pursuit and protection of intellectual property rights, which has resulted in protracted and expensive litigation for several companies. Third parties may assert claims of misappropriation of trade secrets or infringement of intellectual property rights against us or against our end customers or partners for which we may be liable.

As our business expands, the number of products and competitors in our markets increases and product overlaps occur, infringement claims may increase in number and significance. Intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, and we cannot be certain that we would be successful in defending ourselves against intellectual property claims. Further, many potential litigants have the capability to dedicate substantially greater resources than we can to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, a successful claimant could secure a judgment that requires us to pay substantial damages or prevents us from distributing products or performing certain services.

An increase in product returns could negatively impact our operating results and profitability.

We permit the return of damaged or defective products and accept limited amounts of product returns in certain instances. While such returns have historically been nominal and within management’s expectations and the provisions established, future return rates may differ from those experienced in the past. Any significant increase in damaged or defective products or expected returns could have a material adverse effect on our operating results for the period or periods in which such returns materialize.

We have no manufacturing capacity and anticipate continued reliance on third-party manufacturers for the development and commercialization of our products.

We do not currently operate manufacturing facilities for production of our products. We lack the resources and the capabilities to manufacture our products on a commercial scale. We do not intend to develop facilities for the manufacture of products in the foreseeable future. We rely on third-party manufacturers to produce bulk products required to meet our sales needs. We plan to continue to rely upon contract manufacturers to manufacture commercial quantities of our products.

Our contract manufacturers’ failure to achieve and maintain high manufacturing standards, in accordance with applicable regulatory requirements, or the incidence of manufacturing errors, could result in consumer injury or death, product shortages, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business. Contract manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. Our existing manufacturers and any future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business. In the event of a natural disaster, business failure, strike or other difficulty, we may be unable to replace a third-party manufacturer in a timely manner and the production of our products would be interrupted, resulting in delays, additional costs and reduced revenues.

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A shortage in the supply of key raw materials could increase our costs or adversely affect our sales and revenues.

All of our raw materials for our products are obtained from third-party suppliers. Since all of the ingredients in our products are commonly used, we have not experienced any shortages or delays in obtaining raw materials. If circumstances changed, shortages could result in materially higher raw material prices or adversely affect our ability to have a product manufactured. Price increases from a supplier would directly affect our profitability if we are not able to pass price increases on to customers. Our inability to obtain adequate supplies of raw materials in a timely manner or a material increase in the price of our raw materials could have a material adverse effect on our business, financial condition and results of operations.

Because we are subject to numerous laws and regulations, and we may become involved in litigation from time to time, we could incur substantial judgments, fines, legal fees and other costs.

Our industry is highly regulated. The manufacture, labeling and advertising for our products are regulated by various federal, state and local agencies as well as those of each foreign country to which we distribute. These governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of our product claims or the ability to manufacture and sell our products in the future. The U.S. Food and Drug Administration, or FDA, regulates our products to ensure that the products are not adulterated or misbranded. Failure to comply with FDA requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Our advertising is subject to regulation by the Federal Trade Commission, or FTC, under the Federal Trade Commission Act. In recent years the FTC has initiated numerous investigations of dietary supplement and weight loss products and companies. Additionally, some states also permit advertising and labeling laws to be enforced by private attorney generals, who may seek relief for consumers, seek class action certifications, seek class wide damages and product recalls of products sold by us. Any of these types of adverse actions against us by governmental authorities or private litigants could have a material adverse effect on our business, financial condition and results of operations.

A member of our management team has been involved in a bankruptcy proceeding and other failed business ventures that may expose us to assertions that we are not able to effectively manage our business, which could have a material adverse effect on our business and your investment in our securities.

Our chief executive officer and co-chairman of our board of directors, Brad J. Pyatt, has been involved in a personal bankruptcy and other failed business ventures. This may expose us to assertions by others that our management team may not know how to effectively run a business. To address this risk, our board of directors has devoted significant time and energy to bolstering our management team with individuals who have public company experience and financial expertise, as well as adding independent board members. Notwithstanding these efforts, if our business partners and investors do not have confidence in our management team, it could have a material adverse effect on our business and your investment in our company.

Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval.

As of July 9, 2013, our directors, executive officers, and their respective affiliates, beneficially own approximately 19.45% of our outstanding shares of common stock. Also, two of our executive officers own 51 shares of our Series B Preferred Stock, which has voting control of the Company. As a result, these stockholders, acting together, would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, would have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

·	delaying, deferring or preventing a change in corporate control;

·	impeding a merger, consolidation, takeover or other business combination involving us; or

·	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

The conversion reset provision relating to our Series D Preferred Stock could result in difficulty for us to obtain future equity financing.

Because the conversion price reset provisions relating to our Series D Preferred Stock discussed above are so significant and to the potential detriment of common stockholders, it may make it more difficult for us to raise any future equity capital. This potential difficulty should be reviewed in light of our existing levels of little capital and significant working capital deficit. As of July 9, 2013 approximately 90% of the preferred stock issued in the Series D offering has been converted to common stock, greatly reducing this risk.

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We may, in the future, issue additional shares of common stock, which would reduce investors’ percent of ownership and may dilute our share value.

Our articles of incorporation, as amended, authorize the issuance of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which (i) 5,000,000 shares have been designated as Series A Convertible Preferred Stock, (ii) 51 shares have been designated as Series B Preferred Stock, (iii) 500 shares have been designated as Series C Convertible Preferred Stock and (iv) 1,600,000 shares have been designated as Series D Convertible Preferred Stock. The articles of incorporation authorize our board of directors to prescribe the series and the voting powers, designations, preferences, limitations, restrictions and relative rights of any undesignated shares of our preferred stock. The future issuance of common stock and preferred stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock or preferred stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

We may issue additional shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our articles of incorporation, as amended, authorize us to issue shares of preferred stock in various series. Currently, we have 51 shares of Series B Preferred Stock issued and outstanding, which shares have voting control of the Company. Each share of our Series A Preferred Stock is convertible into 200 shares of our common stock although no shares of this series are outstanding. Each shares of our Series D Convertible Preferred Stock is convertible into two shares of our common stock. In addition, our board of directors has the authority to fix and determine the relative rights and preferences of our authorized but undesignated preferred stock, as well as the authority to issue shares of such preferred stock, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred stock, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as a holder of common stock.

Our common stock is quoted on the OTCBB which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCBB. The OTCBB is a significantly more limited market than the New York Stock Exchange or the NASDAQ Stock Market. The quotation of our shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

A DTC “Chill” on the electronic clearing of trades in our securities in the future may affect the liquidity of our stock and our ability to raise capital.

Because our common stock is considered a “penny stock,” there is a risk that the Depository Trust Company (DTC) may place a “chill” on the electronic clearing of trades in our securities. This may lead some brokerage firms to be unwilling to accept certificates and/or electronic deposits of our stock and other securities and also some may not accept trades in our securities altogether. In the past, DTC has placed a deposit chill on our shares, and although the chill is currently removed, no assurance can be given that a chill will not be reinstated in the future. A future DTC chill would affect the liquidity of our securities and make it difficult to purchase or sell our securities in the open market. It may also have an adverse effect on our ability to raise capital because investors may be unable to easily resell our securities into the market. Our inability to raise capital on terms acceptable to us, if at all, could have a material and adverse effect on our business and operations.

Nevada corporations laws limit the personal liability of corporate directors and officers and require indemnification under certain circumstances.

Section 78.138(7) of the Nevada Revised Statutes provides that, subject to certain very limited statutory exceptions or unless the articles of incorporation provide for greater individual liability, a director or officer of a Nevada corporation is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud or a knowing violation of law. We have not included in our articles of incorporation any provision intended to provide for greater liability as contemplated by this statutory provision.

In addition, Section 78.7502(3) of the Nevada Revised Statutes provides that to the extent a director or officer of a Nevada corporation has been successful on the merits or otherwise in the defense of certain actions, suits or proceedings (which may include certain stockholder derivative actions), the corporation shall indemnify such director or officer against expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer in connection therewith.

You may experience substantial dilution in the event we issue common stock in the future at a price below $4.00 per share.

The terms of the Series D Preferred Stock require us to increase the conversion rate in the event we issue common stock below $4.00 per share while any shares of Series D Preferred stock are outstanding, resulting in additional shares of common stock issuable upon conversion of shares of Series D Preferred Stock. For example, if we issue shares of common stock for little or no consideration, the certificate of designation for the Series D Preferred Stock provides that such issuance will be deemed to be issued at $0.001 per share of common stock, which would have a substantial impact on the conversion rate of the Series D Preferred Stock, and your ownership percentage of the Company and likely, its value, would decrease accordingly.

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Future financings through debt securities and preferred stock may restrict our operations.

If additional funds are raised through a credit facility or the issuance of debt securities or preferred stock, lenders under the credit facility or holders of these debt securities or preferred stock would likely have rights that are senior to the rights of holders of our common stock, and any credit facility or additional securities could contain covenants that would restrict our operations.

Our common stock price may be volatile and could fluctuate widely in price, which could result in substantial losses for investors.

The market price of our common stock has historically been and is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

·	new products and services by us or our competitors;

·	additions or departures of key personnel;

·	intellectual property disputes;

·	sales of our common stock;

·	our ability to integrate operations, technology, products and services;

·	our ability to execute our business plan;

·	operating results below expectations;

·	loss of any strategic relationship;

·	industry developments;

·	economic and other external factors; and

·	period-to-period fluctuations in our financial results.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

Unless our securities are listed on a national securities exchange, or we have net tangible assets of $5.0 million or more and our common stock has a market price per share of $5.00 or more, transactions in our common stock will be subject to the SEC’s “penny stock” rules. If our common stock remains subject to the “penny stock” rules promulgated under the Exchange Act, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

·	make a special written suitability determination for the purchaser;

·	receive the purchaser’s written agreement to the transaction prior to sale;

·	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

·	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result, if our common stock becomes or remains subject to the penny stock rules, the market price of our securities may be depressed, and you may find it more difficult to sell shares of our common stock after conversion of shares of Series D Preferred Stock.

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We have not paid dividends on our common stock in the past and do not expect to pay dividends on our common stock for the foreseeable future. Any return on investment may be limited to the value of our common stock.

No cash dividends have been paid on our common stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends on our common stock in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates. Investors in our common stock should not rely on an investment in our company if they require dividend income.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

A sale of a substantial number of shares of our common stock including the Resale Shares registered herein may cause the price of our common stock to decline and may impair our ability to raise capital in the future.

Our common stock is traded on the OTCBB and, despite certain increases of trading volume from time to time, there have been periods when it could be considered “thinly-traded”, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, including the ending of restrictions on resale of substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the recently effected 1-for-850 reverse stock split given the reduced number of shares outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may have increased the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the recently effected 1-for-850 reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

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You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors” beginning on page 8 of this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

This prospectus also includes estimates of market size and industry data that we obtained from industry publications and surveys and internal company sources. The industry publications and surveys used by management to determine market size and industry data contained in this prospectus have been obtained from sources believed to be reliable.

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PRICE RANGE OF COMMON STOCK

Our shares of common stock were cleared for trading under the symbol “TTWZ:OB” on the OTCBB on November 24, 2008, and later began trading on the OTCBB under the symbol “MSLP:OB” on April 22, 2010. Prior to this period, there was minimal trading in our common stock. The following table shows the reported high and low bid quotations per share for our common stock based on information provided by the OTCBB. These prices reflect the 1-for-850 reverse stock split of our common stock that we effected on November 26, 2012.

	High	Low
2013
First Quarter	$11.55	$3.90
Second Quarter	12.47	8.06

2012
Fourth Quarter	6.21	3.40
Third Quarter	17.43	5.02
Second Quarter	31.88	10.20
First Quarter	31.03	5.10

2011
Fourth Quarter	22.10	5.95
Third Quarter	33.15	11.90
Second Quarter	68.85	21.25
First Quarter	110.50	30.60

2010
Fourth Quarter	841.55	38.25
Third Quarter	884.05	297.52
Second Quarter (beginning April 22, 2010)	1,360.09	476.53
First Quarter (1)	-	-

(1)	Prior to April 22, 2010, our common stock was not traded on the OTCBB or any other exchange.

Quotations on the OTCBB reflect bid and ask quotations, may reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. In periods prior to April 22, 2010, there was no volume in our common stock. The closing price of our common stock on July 9, 2013 was $10.85 per share.

As of July 9, 2013, there were approximately 324 holders of record of our common stock. This figure does not take into account those stockholders whose certificates are held in street name by brokers and other nominees. We estimate that such holders number approximately 3,700.

DIVIDEND POLICY

We have never declared dividends on our common stock, and currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

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CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2013:

You should consider this table in conjunction with “Description of Securities” and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

As of March 31, 2013

(unaudited)
Stockholders’ equity	$
Preferred stock, $0.001 par value, Series A Convertible Preferred Stock, 5,000,000 shares authorized, none issued and outstanding	-
Preferred stock, $0.001 par value, Series B Preferred Stock; 51 shares authorized, issued and outstanding	-
Preferred stock, $0.001 par value, Series C Convertible Preferred Stock, 500 shares authorized, 0 and 0 issued and outstanding	-
Preferred Stock, $0.001 par value, Series D Convertible Preferred Stock, 1,600,000 authorized, issued and outstanding at March 31, 2013 actual and 1,600,000 authorized, 1,500,000 and 323,875 issued and outstanding at March 31, 2013	324
Common Stock, $0.001 par value; 100,000,000 shares authorized, 6,823,921 issued and 6,774,000 outstanding at March 31, 2013 actual;	6,824
Treasury Stock, at cost; 49,921 shares	(564,515)
Additional paid-in capital	79,262,218
Accumulated deficit	(71,471,457)
Accumulated other comprehensive income	(6,068)
Total stockholders’ equity	$7,227,326

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements and Industry Data” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. All share amounts and per share amounts in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflect the 1-for-850 reverse stock split of our common stock that we effected on November 26, 2012.

Plan of Operation

We develop market and sell athlete-focused, high quality nutritional supplements primarily to specialty resellers. Our propriety and award winning products address active lifestyles including muscle building, weight loss, and maintaining general fitness through a daily nutritional supplement regimen. Our products are available in over 10,500 U.S. retail outlets, including Dick’s Sporting Goods, GNC, Vitamin Shoppe and Vitamin World. We also sell our products in over 100 online channels, including bodybuilding.com, amazon.com, gnc.com and vitacost.com. Internationally, our nutritional supplements are sold in approximately 90 countries, and we expect that international sales will be a significant part of our sales for the foreseeable future.

Our primary growth strategy is to:

(1)	increase our product distribution and sales through increased market penetrations both domestically and internationally;

(2)	increase our margins by focusing on streamlining our operations and seeking operating efficiencies in all areas of our operations;

(3)	continue to conduct additional testing of the safety and efficacy of our products and formulate new products; and

(4)	increase awareness of our products by increasing our marketing and branding opportunities through endorsements, sponsorships and brand extensions.

Our core marketing strategy is to brand MusclePharm as the “must have” fitness brand for workout enthusiasts and elite athletes. We seek to be known as The Athletes Company®, run by athletes who create their products for other athletes both professional and otherwise. We believe that our marketing mix of endorsers, sponsorships and providing sample products for our retail resellers to use is an optimal strategy to increase sales.

Results of Operations

Year ended December 31, 2012 compared to the year ended December 31, 2011.

	Year Ended December 31,
	2012	2011

Sales – net	$67,055,215	$17,212,636
Cost of sales	52,726,934	14,845,069
Gross profit	14,328,281	2,367,567
General and administrative expenses	23,064,092	18,587,727
Loss from operations	(8,735,811)	(16,220,160)
Other expense	(10,216,984)	(7,060,790)
Net loss	(18,952,795)	(23,280,950)
Net loss per share – basic and diluted	$(13.00)	$(70.30)
Weighted average number of common shares outstanding during the period – basic and diluted	1,458,757	331,158

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Revenues

Our net revenues increased 290% to approximately $67.1 million for the year ended December 31, 2012, compared to approximately $17.2 million for the year ended December 31, 2011. Sales during the year ended December 31, 2012 increased due to increased awareness of our product brand. We have focused on an aggressive marketing plan to penetrate the market, as such, significant expenditures related to advertising and promotions have been experienced. The sales increase was also the result of capital spent on marketing and brand recognition with distributors along with endorsements and sponsorships. The Company’s many efforts for growth included hiring new managers, additional sales and marketing staff, along with adding new products in an effort to continue to expand our customer base. Another growth area was sales in the international markets. International sales are included in the results of operations and increased approximately $16.2 million or 405% to $20.2 million for the year ended December 31, 2012, compared to $4.0 million for the year ended December 31, 2011.

 Overall as a direct result of our aggressive marketing plan, our products are currently being offered in more retail stores, both domestically and internationally, receiving better shelf placement, and receiving recognized awards compared to the prior period. The Company has an exclusive marketing arrangement with the UFC, Ultimate Fighting Championships, which has called out MusclePharm as the Supplement of Choice for the UFC and at the 2012 Bodybuilding.com Supplement Awards, we received three Awards of Excellence; (i) the “Brand of the Year” award, (ii) the “Packaging of the Year” award, and (iii) the “Pre-Workout Supplement of the Year” award for Assault TM .

Gross Profit

Gross profit for the year ended December 31, 2012 was approximately $14.3 million or 21% of revenue, compared to approximately $2.4 million or 14% of revenue for the year ended December 31, 2011. The increase was primarily due to the reduction to discounts as a percentage of sales and favorable terms for manufacturing improvements in product pricing. For the year ended December 31, 2012, the discounts and allowances as a percentage of sales was 14% compared to the year ended December 31, 2011 which was 19%. We expect our focus on streamlining operations will increase our operating efficiencies and will further improve our gross profit percentage.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2012 increased to $23.1 million, compared to $18.6 million for the year ended December 31, 2011. Our 290% sales growth necessitated substantial increases in our general and administrative expenses and included $2.2 million in advertising and promotions and $2.4 million in sponsorship and endorsements all used to promote brand and product awareness. We expect as we continue to promote our brand and products, these areas and levels of promotion will hold steady or increase relative to overall efforts to increase product awareness and sales. Salaries and benefits, excluding executive bonuses, also increased by $1.3 million; however, these were approximately 5% of sales for 2012 compared to approximately 11% of sales in the 2011 period.

Increases in investment advisory and legal fees of $3.1 million were a result of efforts required to obtain financing and dispute resolutions along with two consulting contracts that require us to issue 8.4% of our common stock on an ongoing, fully diluted basis.

The increase in all other general administrative areas of $4.3 million along with significant items listed above, were partially offset by the decrease in stock based compensation of approximately $8.6 million.

The following table provides an overview of expense categories and percentage of net revenue:

	2012($)	% of Revenue	2011($)	% of Revenue
Advertising Expense	$8,430,401	12.6%	$5,241,585	30.5%
Operating Expense	5,512,197	8.2%	5,277,500	30.7%
Professional & R&D Expense	4,524,964	6.7%	888,695	5.1%
Salary and Wage Expense	4,596,530	6.9%	7,179,947	41.7%
Total G&A Expense	$23,064,092	34.4%	$18,587,727	108%

Operating Loss

Operating loss for the year ended December 31, 2012 was approximately $8.7 million, compared to approximately $16.2 million for the year ended December 31, 2011.

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Interest Expense

Interest expense for the year ended December 31, 2012 was approximately $7.3 million, as compared to approximately $3.7 million for the year ended December 31, 2011. The increase in interest expense primarily relates to increased interest on debt of $0.6 million, increased amortization of debt issuance costs of $0.1 million and increased amortization of debt discounts of $2.9 million during the year ended December 31, 2012.

Other Expense

Other expenses for the year ended December 31, 2012 were approximately $10.2 million, compared to approximately $7.1 million for the year ended December 31, 2011, an increase of 44.7%. The components of our other expense are as follows:

	Year Ended December 31,
	2012	2011
Derivative expense	$(4,409,214)	$(4,777,654)
Change in fair value of derivative liabilities	5,899,968	5,162,100
Loss on settlement of accounts payable, debt and conversion of Series C preferred stock (2012 only)	(4,447,732)	(3,862,458)
Interest expense	(7,335,070)	(3,711,278)
Foreign currency transaction gain	15,030	-
Licensing income	10,000	250,000
Other income (expense)	50,034	(121,500)
	$(10,216,984)	$(7,060,790)

Net Loss

Net loss for the year ended December 31, 2012 was approximately $19 million, or $(13.00) per share, compared to the net loss of approximately $23.3 million or $(70.30) per share, for the year ended December 31, 2011. Inflation did not have a material impact on our operations for the years ended December 31, 2012 and 2011.

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working deficit at December 31, 2012, compared to December 31, 2011:

	At December 31, 2012	At December 31, 2011	Increase/(Decrease)

Current Assets	$4,949,881	$4,016,833	$933,048
Current Liabilities	16,520,456	17,710,100	(1,189,644)
Working Deficit	$(11,570,575)	$(13,693,267)	$(2,122,692)

Our primary source of operating cash has been from the sale of equity, the issuance of convertible secured promissory notes and other short-term debt as discussed below.

Company’s management believes that with increased sales expansion and the opening of the Franklin, Tennessee distribution center, there will be opportunities to increase sales; however, the Company may need to continue to raise capital in order execute the business plan, which includes buying more inventory and broadening the sales platform. There can be no assurance that such capital will be available on acceptable terms or at all.

On December 4, 2012, we entered into a $1.0 million bridge loan to provide us with short-term financing.  In connection with the bridge loan, we entered into a subscription agreement with six subscribers pursuant to which we issued an aggregate of $1.0 million principal amount of promissory notes and 50,000 shares of common stock to the subscribers.  The promissory notes were repaid in January 2013.  Additionally, we granted the subscribers “piggy-back” registration rights for the shares of common stock in certain circumstances.

At December 31, 2012, we had cash of $0 and a working capital deficit of approximately $11.6 million, compared to cash of approximately $0.7 million and a working capital deficit of approximately $13.7 million at December 31, 2011. The working capital deficit decrease of approximately $2.1 million was primarily due to a net decrease in derivative liabilities of approximately $7.0 million, an increase in accounts receivable of approximately $.7 million, offset by an increase in customer deposits of approximately $0.3 million, an increase in the current portion of debt of approximately $3.2 million and an increase in accounts payable and accrued liabilities of approximately $2.4million.

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Cash used in operating activities was approximately $0.7 million for the year ended December 31, 2012, as compared to cash used in operating activities of approximately $5.8 million for the year ended December 31, 2011. The decrease in cash used in operating activities of approximately $5.1 million was primarily due to a decrease in net loss of approximately $4.3 million, an increased payables and customer deposits of approximately $4.3 million, an increase in depreciation and amortization of approximately $0.3 million, a decrease in accounts receivable of approximately $1.5 million and an increase in amortization expense of approximately $2.3 offset by a decrease in stock and warrants issued for services of approximately $3.4 million, a decrease in losses related to repayments and conversions of debt of approximately $0.6 million, a decrease in derivative expense and fair value changes of approximately $1.1 million and a increases in prepaids, inventory, and other assets of approximately $1.2 million.

Cash used in investing activities increased to $965,327 from $831,511 for the year ended December 31, 2012 and 2011, respectively, due to slightly higher spending on fixed assets. Future investments in property and equipment, as well as further development of our Internet presence will largely depend on available capital resources.

Cash flows provided by financing activities were approximately $1 million for the year ended December 31, 2012, compared to cash flows provided by financing activities of approximately $7.2 million for the year ended December 31, 2011. The approximately $6.2 million decrease was due to primarily to the approximately $5.8 million in repayment of debt and approximately $0.5 million for the purchase of treasury stock offset by an increase in proceeds from issuance of debt of approximately $0.8 million offset by an increase in proceeds from issuance of common stock and warrants of approximately $0.7 million.

	Year Ended December 31,
	2012	2011
Cash Flows From Financing Activities:
Proceeds from issuance of debt	$5,823,950	$6,612,900
Repayment of debt	(5,847,575)	(75,285)
Debt issuance costs	(234,450)	(263,283)
Repurchase of common stock	(460,978)	-
Proceeds from issuance of preferred stock	-	100,000
Proceeds from issuance of common stock and warrants – net of recapitalization payment	1,660,760	875,000
Cash overdraft	69,370	-
Net Cash (Used In) Provided By Financing Activities	$1,011,077	$7,249,332

Results of Operations

For the Three Months Ended March 31, 2013 and 2012 (unaudited):

	Three Months Ended March 31,
	2013	2012

Sales - gross	$24,924,036	$19,302,769
Discounts and sales allowances	(2,362,869)	(2,742,089)
Sales - net	22,561,167	16,560,680
Cost of sales	14,396,406	12,895,162
Gross profit	8,164,761	3,665,518
General and administrative expenses	8,886,241	4,392,811
Loss from operations	(721,480)	(727,293)
Other income (expenses) - net	(6,640,501)	(15,308,000)
Net Loss	$(7,361,981)	$(16,035,293)
Net loss per share - basic and diluted	$(1.78)	$(11.23)
Weighted average number of common shares outstanding during the period – basic and diluted	4,128,679	1,428,024

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Sales - gross

Gross sales increased approximately $5.6 million or 29% to $24,924,000 for the three months ended March 31, 2013, compared to $19,303,000 for the three months ended March 31, 2012. The increase in sales was due primarily to increased awareness of our product brand, combined with hiring additional sales and marketing staff, and adding new products in an effort to expand our customer base. Since inception, we have focused on an aggressive marketing plan to penetrate the market. As such, significant promotional expenditures have been made to increase product sales through adding new customers and expanding our product line.

Overall as a direct result of our aggressive marketing plan, our products are currently being offered in more retail stores, both domestically and internationally, receiving better shelf placement, and receiving recognized awards compared to the prior period. At the 2012 Bodybuilding.com Supplement Awards, we received three Awards of Excellence; (i) the “Brand of the Year” award, (ii) the “Packaging of the Year” award, and (iii) the “Pre-Workout Supplement of the Year” award for Assault TM , and MusclePharm remains the product of choice for the Ultimate Fighting Championship, UFC.

Discounts and sales allowances

Discounts and sales allowances for the three months ended March 31, 2013 decreased to approximately $2,363,000 as compared to $2,742,000 for the three months ended March 31, 2012. This decrease is driven by the continued efforts to place controls around this area and greater efforts to define customer terms and allowances.

Other Income (Expenses)

Other expenses were $6,641,000 for the three months ended March 31, 2013, compared to the $15,308,000 for the three months ended March 31, 2012. During the three months ended March 31, 2013, the Company issued warrants to convert 1,500,000 shares of preferred stock into 3,000,000 shares of common stock. Refer to Note 5 for further detail of costs related to derivative agreements.

	Three Months Ended March 31,
	2013	2012

Derivative expense	$(96,913)	$(1,456,910)
Change in fair value of derivative liabilities	$(6,044,643)	$(8,357,171)
Gain (loss) on settlement of accounts payable and debt	$276,985	$(2,941,826)
Interest expense	$(780,320)	$(2,570,516)
Other income	$4,390	$18,423
	$(6,640,501)	$(15,308,000)

Net Loss

For the foregoing reasons, we had a net loss of approximately $7,362,000 for the three months ended March 31, 2013, compared to approximately $16,036,000 for the three months ended March 31, 2012.

Inflation did not have a material impact on our operations for the period. Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on our results of operations.

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at March 31, 2013, compared to December 31, 2012.

	March 31, 2013	December 31, 2012	Increase/Decrease
Current Assets	$18,982,167	$4,949,881	$14,032,286
Current Liabilities	$13,309,425	$16,520,456	$(3,211,031)
Working Capital (Deficit)	$5,672,742	$(11,570,575)	$17,243,317

Our primary source of operating cash has been through the sale of equity and through the issuance of convertible secured promissory notes and other short-term debt as discussed below.

On March 27, 2013, MusclePharm sold an aggregate of 703,236 shares of its common stock, $0.001 par value per share (the “Common Stock”) at a per share price of $8.50 in a private placement (the “Private Placement”) to certain accredited investors (the “Purchasers”) for an aggregate purchase price of approximately $5,977,506, thereby providing working capital.

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The Common Stock was sold pursuant to subscription agreements dated March 27, 2013 (the “Subscription Agreements”) between the Company and the Purchasers. The Subscription Agreements contained customary terms regarding, among other things, representations and warranties and indemnification.

At March 31, 2013, we had cash of $8,483,000 and working capital of approximately $5,673,000, compared to cash of $0 and a working capital deficit of approximately $11,571,000 at December 31, 2012. The working capital increase of approximately $17,243,000 was primarily due to a net increase in cash of $8,493,000, an increase in accounts receivable of $4,726,000 and a decrease in current portion of debt of $4,008,000.

Cash used in operating activities was $3,206,969 for the three months ended March 31, 2013, as compared to cash provided by operating activities of $1,423,375 for the three months ended March 31, 2012. The increase in cash used in operating activities of approximately $4.6 million for the three months ended March 31, 2013, compared to the three months ended March 31, 2012, was primarily due to a decrease in payables and customer deposits of approximately $2.5 million, a decrease in depreciation and amortization of approximately $2 million, an increase in accounts receivable of approximately $2.5 million, a decrease in loss on settlement of accounts payable of approximately $3.2 million and a decrease in derivative expense and change in fair value of derivatives of approximately $3.7 million offset by a decrease net loss of approximately $8.7 million.

Cash used in investing activities decreased to $234,573 from $305,781 for the three months ended March 31, 2013 and 2012, due to slightly lower spending on fixed assets. Future investments in property and equipment, as well as further development of our Internet presence will largely depend on available capital resources.

Cash flows provided by financing activities were $11,922,620 for the three months ended March 31, 2013, compared to cash flows used in financing activities of $478,123 for the three months ended March 31, 2012. The approximately $12.4 million increase was due to primarily to the net increase of approximately $16.1 million net proceeds from equity offerings and a decrease of approximately $0.1 million in repurchases of shares, offset by a decrease of approximately $2.8 million in proceeds from issuance of debt and an increase in debt repayment of approximately $1 million.

Cash Flows From Financing Activities:

	Three Months Ended March 31,
	2013	2012

Proceeds from issuance of debt	$-	$2,842,950
Repayment of debt	(4,390,386)	(3,346,433)
Debt issuance costs	-	(30,000)
Repurchase of common stock	(103,537)	(230,400)
Proceeds from issuance of common stock and warrants	5,977,499	285,760
Proceeds from issuance of preferred stock	12,000,000	-
Stock issuance costs	(1,560,956)	-
Net Cash Provided By (Used In) Financing Activities	$11,922,620	$(478,123)

Off-Balance Sheet Arrangements

Other than the operating leases, as of March 31, 2013, we did not have any off-balance sheet arrangements. We are obligated under an operating lease for the rental of office space. Future minimum rental commitments with a remaining term in excess of one year as of March 31, 2013 are as follows:

Years Ending December 31,

2013(9 months)	$260,210
2014	436,688
2015	311,209
Total minimum lease payments	$1,008,107

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

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Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, the actual results could differ significantly from estimates.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms. We periodically evaluate the collectability of our accounts receivable and considers the need to establish an allowance for doubtful accounts based upon historical collection experience and specific customer information. Accordingly, the actual amounts could vary from the recorded allowances.

We perform ongoing evaluations of our customers’ financial condition and generally do not require collateral. Management reviews accounts receivable periodically and reduces the carrying amount by a valuation allowance that reflects management’s best estimate of amounts that may not be collectible. Allowances, if any, for uncollectible accounts receivable are determined based upon information available and historical experience.

We do not charge interest on past due receivables. Receivables are determined to be past due based on the payment terms of the original invoices.

Fair Value of Financial Instruments

We measure assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

·	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

·	Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

·	Level 3: Unobservable inputs reflecting our assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

Revenue Recognition

We record revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product has been shipped or delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Depending on individual customer agreements, sales are recognized either upon shipment of products to customers or upon delivery. We record sales allowances and discounts as a direct reduction of sales.

We have determined that advertising related credits that were granted to customers fell within the guidance of ASC No. 605-50-55 (“ Revenue Recognition” – Customer Payments and Incentives – Implementation Guidance and Illustrations) . The guidance indicates that, absent evidence of benefit to the vendor, appropriate treatment requires netting these types of payments against revenues and not expensing as advertising expense.

We have an informal seven day right to return products. There were nominal returns at the three month periods ended March 31, 2013 and 2012.

Foreign Currency

We began operations in Canada in April 2012. The Canadian Dollar was determined to be the functional currency as the majority of the transactions related to the day to day operations of the business are exchanged in Canadian Dollars. At the end of the period, the financial results of the Canadian operation are translated into United States Dollars, which is the reporting currency, and added to the U.S. operations for consolidated company financial results. The revenue and expense items are translated using the average rate for the period and the assets and liabilities at the end of period rate. Transactions that have completed the accounting cycle and resulted in a gain or loss related to translation are recorded in realized gain or loss due to foreign currency translation under other income expense on the income statement. Transactions that have not completed their accounting cycle but appear to have gain or loss due to the translation process are recorded as unrealized gain or loss due to translation and held in the equity section on the balance sheet until such date the accounting cycle of a transaction is complete and the actual realized gain or loss is recognized.

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Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, we record a “beneficial conversion feature” (“BCF”) and related debt discount.

When we record a BCF, the relative fair value of the BCF would be recorded as a debt discount against the face amount of the respective debt instrument. The discount would be amortized to interest expense over the life of the debt.

Derivative Liabilities

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, we use the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, we will continue our evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

Debt Issue Costs and Debt Discount

We may pay debt issue costs, and record debt discounts in connection with raising funds through the issuance of convertible debt. These costs are amortized over the life of the debt to interest expense. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Original Issue Discount

For certain convertible debt issued, we provide the debt holder with an original issue discount. The original issue discount is recorded to debt discount and additional paid in capital at an amount not to exceed gross proceeds raised, reducing the face amount of the note and is amortized to interest expense over the life of the debt.

Share-Based Payments

Generally, all forms of share-based payments, including stock option grants, warrants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non- employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards (“IFRS”). ASU 2011-04 includes common requirements for measurement of and disclosure about fair value between GAAP and IFRS. ASU 2011-04 requires reporting entities to disclose additional information for fair value measurements categorized within Level 3 of the fair value hierarchy. In addition, ASU 2011-04 requires reporting entities to make disclosures about amounts and reasons for all transfers in and out of Level 1 and Level 2 fair value measurements. The new and revised disclosures are effective for interim and annual reporting periods beginning after December 15, 2011. This pronouncement has been implemented in the Company’s financial statements for the year ended December 31, 2012 without impact.

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BUSINESS

General

MusclePharm Corporation, a Nevada corporation (“MusclePharm”, the “Company”, “we”, “us”, or “our”) was incorporated in the state of Nevada on August 4, 2006, under the name “Tone in Twenty” for the purpose of engaging in the business of providing personal fitness training using isometric techniques. On February 18, 2010, Tone in Twenty acquired all of the issued and outstanding equity and voting interests of Muscle Pharm, LLC, a Colorado limited liability company, in exchange for 30,589 shares of its common stock. As a result of this transaction, Muscle Pharm, LLC became a wholly owned subsidiary of Tone in Twenty, and Tone in Twenty changed its name to “MusclePharm Corporation.” Our principal executive offices are located at 4721 Ironton Street, Building A, Denver, Colorado 80239 and our telephone number is (303) 396-6100.

We develop, market and sell athlete-focused, high quality nutritional supplements primarily to specialty resellers. Our products have been formulated to enhance active fitness regimens, including muscle building, weight loss and maintaining general fitness. Our nutritional supplements are available for purchase in over 10,500 U.S. retail outlets, including Dick’s Sporting Goods, GNC, Vitamin Shoppe and Vitamin World. We also sell our products to over 100 online channels, including bodybuilding.com, amazon.com, gnc.com and vitacost.com. Internationally, our nutritional supplements are sold in approximately 90 countries, and we expect that international sales will be a significant portion of our sales for the foreseeable future.

We started formulating our nutritional supplements in 2008 for consumption by active individuals, high performance athletes and fitness enthusiasts. We launched our sales and marketing programs in late 2008 through our internal sales executives and staff targeting specialty retail distributors.

We supply our nutritional supplements to elite athletes on teams in the National Football League, Major League Baseball and the National Basketball Association, as well as Ultimate Fighting Championship fighters. While these endorsers and professional sports teams use our products, no endorsement by any of them as to the merits of our securities should be inferred.

Our products were created through our six-stage process using the expertise of distinguished nutritional scientists we have retained and they are typically field tested using a pool of several elite athletes on various teams in the National Football League, Major League Baseball and National Basketball Association, as well as Ultimate Fighting Championship fighters. We do not directly manufacturer or ship our products to most of our customers. Rather, we outsource our manufacturing to non-affiliated third parties who fulfill our orders and ship products directly to our customers.

We have recently experienced significant growth in our product sales. Our net sales for the years ended December 31, 2012 and 2011 were $67.1 million and $17.2 million, respectively. Our net sales for the quarter ended March 31, 2013 and 2012, were $22,561,167 and $16,560,680, respectfully. Additionally, during the second quarter of 2012, we commenced operations in Ontario, Canada, through our subsidiary Canada MusclePharm Enterprises Corp.

At the 2012 Bodybuilding.com Supplement Awards, we received three Awards of Excellence; we received (i) the “Brand of the Year” award, (ii) the “Packaging of the Year” award, and (iii) the “Pre-Workout Supplement of the Year” award for Assault TM .

Our headquarters in Denver, Colorado has a state-of-the-art over 30,300 square feet athletic facility with a medical and clinical testing department, complete with equipment for measuring and conducting athletic clinical studies and supporting athletes. Our medical and clinical professionals consist of several nationally recognized medical doctors and nutritional experts who oversee our product research, formulation, efficacy analysis and testing.

Recent Developments

Reverse Stock Split and Increase in Number of Authorized Shares of Common Stock

On November 26, 2012, we (i) effected a 1-for-850 reverse stock split of our common stock, including a proportionate reduction in the number of authorized shares of our common stock from 2.36 billion shares to 2.8 million shares of common stock, and (ii) amended our articles of incorporation to increase the number of authorized shares of common stock (post reverse stock split) from 2,941,177 to 100 million effective November 27, 2012. All share and per share amounts in this document have been changed to give effect to the reverse stock split.

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Conversion of Warrants into Common Stock

In late September 2012, we issued 512,675 shares of our common stock to several accredited investors pursuant to conversions of warrants to purchase an aggregate of 723,747 shares of our common stock. As a result of these warrant conversions and other extinguishments of derivative liabilities during the quarter ended September 30, 2012, our stockholders’ deficit decreased from $11,013,113 at June 30, 2012 to $7,297,593 at September 30, 2012 and our derivative liabilities decreased from $7,908,960 at June 30, 2012 to $24,889 at September 30, 2012. On December 5, 2012, we converted a warrant exercisable for 4,902 shares of common stock into 3,677 shares of our common stock. Thereafter, our derivative liability was reduced to approximately $300 as of December 5, 2012.

Registered Direct Offerings

On February 4, 2013, we completed the final closing of our registered direct offering of an aggregate of 1,500,000 shares of our Series D Convertible Preferred Stock, at a public offering price of $8.00 per share pursuant to an offering registered with the SEC. Each share of Series D Convertible Preferred Stock is convertible into two shares of common stock, subject to adjustment. Our net proceeds from the offering were approximately $10.8 million after placement agent discounts, and other offering expenses of $1.2 million. Net proceeds from this offering were used to reduce indebtedness and for other corporate purposes.

As of July 9, 2013, 1,355,000 Series D shares have been converted into 2,710,000 shares of the Company’s common stock and 145,000 shares of Series D preferred stock remain outstanding.

Private Placements of Common Stock

On March 26, 2013, the Company entered into subscription agreements with non-affiliated accredited investors for the issuance of 703,236 shares of common stock pursuant to exemptions from registration under federal and state securities laws. The shares of common stock were sold for $8.50 per share. The gross proceeds to the Company of $6.0 million were reduced by commissions and issuance costs of $115,000. These shares of common stock are being registered in the registration statement of which this prospectus forms a part.

In May, 2013, the Company entered into a subscription agreement with one non-affiliated investor for the issuance of 100,000 shares of common stock pursuant to exemptions from registration under federal and state securities laws. The shares of common stock were sold for $8.50 per share. These shares of common stock are being registered in the registration statement of which this prospectus forms a part.

On June 3, 2013, the Company entered into a subscription agreement with one non-affiliated accreditor investor for the issuance of 150,000 shares of common stock pursuant to exemptions from registration under federal and state securities laws. The shares of common stock were sold for $10.00 per share. The gross proceeds of $1,500,000 were reduced by commissions and issuance costs of $75,000. Those shares of common stock are being registered in this registration statement of which this prospectus forms a part.

Our Growth Strategy

Our primary growth strategy is to:

·	increase our product distribution and sales through increased market penetrations both domestically and internationally;

·	increase our margins by focusing on streamlining our operations and seeking operating efficiencies in all areas of our operations;

·	continue to conduct additional testing of the safety and efficacy of our products and formulate new products; and

·	increase awareness of our products by increasing our marketing and branding opportunities through endorsements, sponsorships and brand extensions.

Our Core Marketing Strategy

Our core marketing strategy is to brand MusclePharm as the “must have” fitness brand for workout enthusiasts and elite athletes. We seek to be known as The Athletes Company ® , run by athletes who create their products for other athletes, both professional and otherwise. We believe that our marketing mix of endorsers, sponsorships and providing sample products for our retail resellers to use is an optimal strategy to increase sales.

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Sponsorships and Promotions

Since 2011, we have been the official supplement provider and sponsor of the Ultimate Fighting Championship, or UFC. Our sponsorship includes prominent logo placement on the fighting mat, and our branding can be seen on FOX Television Stations, FX Networks, FUEL TV and Pay-Per-View television worldwide. The UFC fighters we sponsor feature our brand on their uniforms and we also extensively advertise at the UFC events.

We are also currently engaged in various in-store promotions, including point-of-purchase stands, aisle displays in retail outlets, as well as sample demonstrations in Dick’s Sporting Goods, GNC, Vitamin World and Vitamin Shoppe.

In 2011, we launched an advanced website in seeking to tap into the social networking world and to further our brand and consumer awareness. The information in our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website. Also, we currently have over 617,000 fans combined between our company and executive officer Facebook and Twitter accounts.

Industry Overview

We operate within the large and growing U.S. nutritional supplements industry. According to Nutrition Business Journal’s 2012 Supplement Business Report, our industry generated over $30 billion in sales in 2011 and $28.1 billion in 2010, and is projected to grow at an average annual rate of approximately 6.0% through 2020.

According to Nutrition Business Journal, sports nutrition products represented approximately 12% of the total sales in the U.S. nutritional supplements industry in 2011, and the category is expected to grow at a 9.1% compound annual growth rate (or CAGR) from 2012 to 2020, representing the fastest growing product category in the nutritional supplements industry.

We believe there are several key demographic, healthcare and lifestyle trends driving the continued growth of our industry. These trends include:

·	Increasing awareness of nutritional supplements across major age and lifestyle segments of the U.S. population. We believe that awareness of the benefits of nutritional supplements is growing among active, younger populations, providing the foundation for our future consumer base. In addition, the average age of the U.S. population is increasing and data from the United States Census Bureau indicates that the number of Americans age 65 or older is expected to increase by approximately 36% from 2010 to 2020. We believe that these consumers are likely to increasingly use nutritional supplements and generally have higher levels of disposable income to pursue healthier lifestyles.

·	Increased focus on fitness and healthy living. We believe that consumers are trying to lead more active lifestyles and become increasingly focused on healthy living, nutritional and supplemental. According to the Nutrition Business Journal’s 2012 Supplement Business Report, 20% of the U.S. adult population (or 47 million people) were regular or heavy users of vitamins in 2011. We believe that growth in our industry will continue to be driven by consumers who increasingly embrace health and wellness as an important part of their lifestyles.

Participants in our industry include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, online retailers, mail-order companies and a variety of other small participants. The nutritional supplements sold through these channels are divided into four major product categories: vitamins, minerals and health supplements; sports nutrition products; diet products; and other wellness products. Most supermarkets, drugstores and mass merchants have narrow nutrition supplement product offerings limited primarily to simple vitamins and herbs, with less knowledgeable sales associates than specialty retailers.

Our Products

We currently offer 28 athlete-focused, high quality nutritional supplement products. None of our products are formulated to contain substances that have been the subject of publicized health concerns by the medical community such as ephedra, androstene, androstenedione, aspartame, steroids or human growth hormones. Our products are comprised of vitamins, minerals, herbs and herbal extracts, carbohydrates, proteins and amino acids tested by our recognized scientists, and intended to be safe and effective for the overall health of athletes. Moreover, our nutritional supplements are intended to enhance the effects of workouts, support muscle recovery and strength, and nourish the human body for optimal physical fitness. The following is a brief description of our current products:

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Product Name	Description and/or Intended Benefits
Amino 1 TM	Hydration sports recovery drink with amino acids, coconut water powder and electrolytes
Armor-V Advanced Multi Nutrient Complex ®	Advanced multi-vitamin complex; multiple vitamins and minerals along with immune system support
Assault TM	Fuel pre-workout power for long-lasting energy to enhance focus and build lean muscle mass
Battle Fuel XT TM	Herbal formula to enhance athletic performance and support testosterone production
BCAA	Promote muscle development and maintenance through several amino acid complexes
Bizzy Diet ® Stack TM	Combination of products to support fat loss and lean muscle tissue
MusclePharm BulletProof Nighttime Recovery Matrix ®	Promote deep sleep; optimize recovery; and support growth hormone/testosterone output
Carnitine Core TM	Promote energy for muscle gain and fat loss
Casein	Slow digesting protein with added digestive enzymes and pro-biotic blend
CLA Core TM	Support body composition and aid in weight loss
Combat Powder ®	High protein supplement; enhance digestion of nutrients and maximize response to intense training
Creatine	Promote strength, power and endurance
MusclePharm Energel®	Increased “Energy On The Go ® ” for workouts and daily activities
Fish Oil	Blend of nutritional oils
GetSwole ® Stack TM	Combination of products to support lean muscle mass
Glutamine	Assist in recovery time, enhance muscle growth
Hybrid N.O. TM	Increase muscle fullness and vascularity
Live Shredded ® Stack TM	Combination of products to support lean muscle mass maintenance
MusclePharm Musclegel ®	Protein and nutrition supplement, contains several different proteins
Re-Con ®	Promote post-workout growth and repair; replenish nutrients
MusclePharm Shred Matrix ®	Multi-level weight-loss system; increase metabolism, decrease body fat, appetite balance and weight management
Z-Core PM TM	Mineral support formula to support natural testosterone levels, deep sleep and healthy libido function
FitMiss Burn TM	Support appetite balance, increased energy and healthy metabolism for women
FitMiss Cleanse TM	Support healthy body composition and weight management for women
FitMiss Delight TM	Protein nutrition shake for women
FitMiss Tone TM	Support body composition and aids in weight loss for women
FitMiss Ignite TM	Pre-workout energy booster for women
FitMiss Balance	Multivitamin and mineral product for women

MusclePharm Apparel

We granted an exclusive indefinite license to market, manufacture, design and sell our existing apparel line. The licensee paid an initial fee of $250,000 in June, 2011 and will pay us a 10% net royalty based on the licensee’s net income at the end of each fiscal year. As of March 31, 2013, we had not earned any royalty revenue under this licensing arrangement.

Quality in Our Products

In seeking quality in our products, we require that before a product is brought to market, all:

·	supplements are supported with publicly available scientific research and references;

·	our manufacturers carry applicable manufacturing licenses;

·	ingredients are combined so that their effectiveness is not impaired;

·	ingredients are in dosage levels that fall within tolerable upper intake levels established for healthy people by the Institute of Medicine of the National Academies;

·	products do not contain any substances banned by major sporting organizations such as the World Anti-Doping Agent, or WADA, NFL or MLB, or adulterated ingredients such as ephedra, androstenedione, aspartame, steroids or human growth hormones;

·	formulations have a minimum two-year shelf life; and

·	tablets, capsules and soft gels are designed to readily dissolve in the body to facilitate absorption.

Future Products

New products are derived from a number of sources, including our management, trade publications, scientific and health journals, consultants and distributors. Prior to introducing new products, we investigate product formulations as they relate to regulatory compliance and other issues.

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Research and Development

Each of our products is the end result of a six stage process involving recognized nutrition scientists, doctors and professional athletes. Our expenses for research and development for the years ended December 31, 2012 and 2011, were approximately $0.2 million and $0.1 million, respectively and for the quarter ended March 31, 2013 and 2012, were approximately $0.02 million and $0.1 million, respectively.

Management Information, Internet and Telecommunication Systems

The ability to efficiently manage distribution, compensation, inventory control, and communication functions through the use of sophisticated and dependable information processing systems is critical to our success.

We continue to invest in applications and integrations to improve and optimize business processes and to increase performance company wide.

Product Returns

We provide an informal seven day right of return for our products. Historically, product returns as a percentage of our net sales have been nominal.

Trademarks and Patents

We regard our trademarks and other proprietary rights as valuable assets and believe that protecting our key trademarks is crucial to our business strategy of building strong brand name recognition. These trademarks are crucial elements of our business, and have significant value in the marketing of our products.

Our policy is to pursue registrations for all of the trademarks associated with our products. Federally registered trademarks have a perpetual life, provided that they are maintained and renewed on a timely basis and used correctly as trademarks, subject to the rights of third parties to attempt to cancel a trademark if priority is claimed or there is confusion of usage. We rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Furthermore, the protection available, if any, in foreign jurisdictions may not be as extensive as the protection available to us in the United States.

Although we seek to ensure that we do not infringe on the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us.

We have obtained U.S. registration on trademarks for eight of our products with USPTO applications pending on several of our newest products. We have abandoned or not pursued efforts to register marks identifying other items in our product line for various reasons including the inability of some names to qualify for registration. We also received federal trademark registration for 14 names or expressions that we use or intend to use to distinguish ourselves from others, with several USPTO applications pending. All trademark registrations are protected for an initial period of five years and then are renewable after five years if still in use and every 10 years thereafter.

We have filed for a provisional patent to protect technology used in certain of our products, including MusclePharm Musclegel® and Re-Con®. The patent was filed in the United States as a Patent Cooperation Treaty application to secure patent protection worldwide. An International Search Report Written Opinion was issued in October 2012, and was published at the International Bureau on February 28, 2013.

We also have filed for protection of various marks throughout the world and are committed to a significant long-term strategy to build and protect the MusclePharm brand globally. The “MusclePharm” mark is pending registration in 14 countries. The mark has been granted final trademark registration in six countries, and we believe the remaining registrations will be granted within the next several months.

The “MP” logo has been filed and registration granted in one country. The application for protection of the logo is expected to be filed in the near future in 26 additional countries. Going forward, we expect to seek trademark registration for our best-selling international products.

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Competition

We compete with many companies engaged in selling nutritional supplements. The sports nutrition business is highly competitive. Most of our competitors have significantly more financial and human resources than we do, and have operating histories longer than ours. We seek to differentiate our products and marketing from our competitors based on our product quality, the use of sports celebrity endorsers and through our marketing program. Competition is based primarily on quality and assortment of products, marketing support, and availability of new products. Currently, our main competitors are three private companies: Optimum Nutrition, Inc., or Optimum, Iovate Health Sciences, Inc., or IHS, and Bio-Engineered Supplements and Nutrition, Inc., or BSN. Optimum is a wholly owned subsidiary of Glanbia Nutritionals, Inc., an international nutritional ingredients group. Optimum owns and operates two brands of nutritional supplements (Optimum Nutrition and American Body Building), providing a line of products across multiple categories. IHS is a nutritional supplement company that delivers a range of products to the nutritional marketplace. Headquartered in Oakville, Ontario, Canada, IHS’s line of products can be found in major retail stores and include such brands as Hydroxy-Cut™, Cell-Tech™, Six Star Nutrition™. BSN is also a sports nutrition leader whose top products include No-Explode™ and Syntha Six Protein™.

The retail market for nutritional supplements is characterized by a few dominant national companies, including GNC, Vitamin World, Vitamin Shoppe, and Great Earth Vitamin Stores. Others have a presence within local markets, such as Vitamin Cottage in Denver, Colorado. Four companies dominate the online channel—bodybuilding.com, vitamins.com (owned by Puritan’s Pride), GNC.com and vitaminshoppe.com, the latter two having retail sales locations as well.

Major competitors in the sports nutrition and weight-loss markets consist of companies such as EAS, Inc., Weider Nutrition International, Inc. and Twinlab Corporation, which dominate the market with such products as Myoplex (EAS), Body Shaper (Weider) and Ripped Fuel (Twinlab).

We also compete with a number of large direct selling firms selling nutritional, diet, health, personal care and environmental products, and numerous small competitors. The principal direct selling competitors are Amway Corporation, Nature’s Bounty, Inc., Sunrider Corporation, New Vision USA, Inc., Herbalife International of America, Inc., USANA, Inc., and Melaleuca, Inc.

We intend to compete by aggressively marketing our brand, emphasizing our relationships with professional athletes, and maximizing our relationships with those athletes, retail outlets and industry publications that align with our vision.

Our Manufacturers

We are committed to producing and selling highly efficacious products that are trusted for their quality and safety. To date, our products have been outsourced to a third party manufacturer where the products are manufactured in full compliance with the current good manufacturing practice, or cGMP, standards set by the U.S. Food and Drug Administration, or FDA.

We use four non-affiliated principal manufacturers for the components of our products, and multiple vendors for packaging and labeling. We have an agreement in place with our primary manufacturer. This agreement was designed to support our growth and ensure consistence in production and quality. Our primary manufacturer purchases all needed raw materials from suppliers. Additionally, our primary manufacturer is responsible for acquisition and storage of all product inventory (at both on and off-site facilities). We do not take title to our products until time of shipment to retailers. The three non-primary manufacturers are governed by purchase order terms and can be terminated at any time.

Our relationship with any of our manufactures may be terminated upon proper notice. We have established relationships with other manufacturers that we believe can satisfy our needs if our relationship with any manufacturer terminates.

Product Delivery

All of our products shipped out of the United States are shipped by our manufacturers directly to our retailers. Our manufacturers collect sales tax on products based upon the address of the consumer to whom products are sent regardless of how the order is placed. Products sold by MuscleCharm Canada are shipped from our inventory held in Canada. We collect sales tax on products when applicable.

Regulatory Matters

Government Regulation and Statutes – Product Regulation

Domestic

The manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products are subject to regulation by one or more federal agencies, including the FDA, Consumer Product Safety Commission, or CPSC, and the U.S. Department of Agriculture, or USDA. Advertising and other forms of promotion and methods of marketing are subject to regulation primarily by the U.S. Federal Trade Commission, or FTC, which regulates these activities under the Federal Trade Commission Act, or FTCA. The foregoing matters regarding our products are also regulated by various state and local agencies as well as those of each foreign country to which we distribute our products.

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The Dietary Supplement Health and Education Act of 1994, or DSHEA, amended the Federal Food, Drug, and Cosmetic Act, or FFDC Act, to establish a new framework governing the composition, safety, labeling, manufacturing and marketing of dietary supplements. All of the products we market are regulated as dietary supplements under the FFDC Act.

Generally, under the FFDC Act, dietary ingredients that were marketed in the United States prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. “New” dietary ingredients (i.e., dietary ingredients that were “not marketed in the United States before October 15, 1994”) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been “present in the food supply as an article used for food” without being “chemically altered”. A new dietary ingredient notification must provide the FDA with evidence of a “history of use or other evidence of safety” establishing that use of the dietary ingredient “will reasonably be expected to be safe”. A new dietary ingredient notification must be submitted to the FDA at least 75 days before it is initially marketed. The FDA may determine that a new dietary ingredient notification does not provide an adequate basis to conclude that the ingredient is reasonably expected to be safe. Such a determination could prevent the marketing of the dietary ingredient. The FDA recently issued draft guidance governing the notification for new dietary ingredients. Although FDA guidance is not mandatory, and companies are free to use an alternative approach if the approach satisfies the requirements of applicable laws and regulations, FDA guidance is a strong indication of the FDA’s “current thinking” on the topic discussed in the guidance, including its position on enforcement. At this time, it is difficult to determine whether the draft guidance, if finalized, would have a material impact on our operations. However, if the FDA were to enforce the applicable statutes and regulations in accordance with the draft guidance as written, this manner of enforcement could require us to incur additional expenses, which could be significant, and negatively impact our business in several ways, including, but not limited to, enjoining the manufacturing of our products until the FDA determines that we are in compliance and can resume manufacturing, which could increase our liability and reduce our growth prospects.

The Dietary Supplement Labeling Act of 2011, which was introduced in July 2011 (S1310), would amend the FFDC Act to, among other things, (i) require dietary supplement manufacturers to register the dietary supplements that they manufacture with the FDA (and provide a list of the ingredients in and copies of the labels and labeling of the supplements), (ii) mandate the FDA and the Institute of Medicine (a non-governmental, nonprofit organization that provides advice to the public and decision makers, such as the FDA, concerning health issues) to identify dietary ingredients that cause potentially serious adverse effects, (iii) require warning statements for dietary supplements containing potentially unsafe ingredients and (iv) require that the FDA define the term “conventional food”. If the bill is reintroduced and enacted, it could restrict the number of dietary supplements available for sale, increase our costs, liabilities and potential penalties associated with manufacturing and selling dietary supplements, and reduce our growth prospects.

The Dietary Supplement Safety Act (S3002) was introduced in February 2010 and would repeal the provision of DSHEA that permits the sale of all dietary ingredients sold in dietary supplements marketed in the United States prior to October 15, 1994, and instead permit the sale of only those dietary ingredients included on a list of Accepted Dietary Ingredients to be issued and maintained by the FDA. The bill also would allow the FDA to: impose a fine of twice the gross profits earned by a distributor on sales of any dietary supplement found to violate the law; require a distributor to submit a yearly report on all non-serious adverse event reports received during the year to the FDA; and allow the FDA to recall any dietary supplement it determines with “a reasonable probability” would cause serious adverse health consequences or is adulterated or misbranded. The bill also would require any dietary supplement distributor to register with the FDA and submit a list of the ingredients in and copies of the labels of its dietary supplements to the FDA and thereafter update such disclosures yearly and submit any new dietary supplement product labels to the FDA before marketing any dietary supplement product. If this bill is reintroduced and enacted, it could severely restrict the number of dietary supplements available for sale and increase our costs and potential penalties associated with selling dietary supplements.

The FDA or other agencies could take actions against products or product ingredients that in its determination present an unreasonable health risk to consumers that would make it illegal for us to sell such products. In addition, the FDA could issue consumer warnings with respect to the products or ingredients in such products at the point they are sold to end users. Such actions or warnings could be based on information received through FFDC Act-mandated reporting of serious adverse events. The FDA in recent years has applied these procedures to require that consumers be warned to stop using certain dietary supplements. For businesses that have been subjected to these regulatory actions, sales have been reduced and the businesses have been required to pay refunds for recalled products.

In general, we seek representations and warranties, indemnification and/or insurance from our vendors. However, even with adequate insurance and indemnification, any claims of non-compliance could significantly damage our reputation and consumer confidence in our products. In addition, the failure of such products to comply with applicable regulatory and legislative requirements could prevent us from marketing the products or require us to recall or remove such products from the market, which in certain cases could materially and adversely affect our business, financial condition and results of operations.

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Under the current provisions of the FFDC Act, there are four categories of claims that pertain to the regulation of dietary supplements. First are health claims that describe the relationship between a nutrient or dietary ingredient and a disease or health related condition and can be made on the labeling of dietary supplements if supported by significant scientific agreement and authorized by the FDA in advance via notice and comment rulemaking. Second are nutrient content claims which describe the nutritional value of the product and may be made if defined by the FDA through notice and comment rulemaking and if one serving of the product meets the definition. Third are statements of nutritional support or product performance. The FFDC Act permits “statements of nutritional support” to be included in labeling for dietary supplements without FDA pre-market approval. These statements must be submitted to the FDA within 30 days of marketing and may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being, but may not expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat or prevent a disease. A company that uses a statement of nutritional support in labeling must possess scientific evidence substantiating that the statement is truthful and not misleading. The fourth category are drug claims, representations that a product is intended to diagnose, mitigate, treat, cure or prevent a disease, are prohibited from use in the labeling of dietary supplements, and we make no drug claims regarding our products.

We may make claims for our dietary supplement products regarding three of the four categories, that are statements of nutritional support, health claims and nutrient content claims when authorized by the FDA, or that otherwise are allowed by law. The FDA’s interpretation of what constitutes an acceptable statement of nutritional support may change in the future, thereby requiring that we revise our labeling. These regulatory activities include those discussed above concerning products marketed before October 15, 1994 or afterwards, and the requirements of 75 days advance notice to the FDA before marketing products containing new dietary ingredients. There is no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that we may wish to market, and the FDA’s refusal to accept that evidence could prevent the marketing of the new dietary ingredients and dietary supplements containing a new dietary ingredient. If the FDA determines that a particular statement of nutritional support is an unacceptable drug claim, conventional food claim or an unauthorized version of a “health claim”, or, if the FDA determines that a particular claim is not adequately supported by existing scientific data or is false or misleading, we would be prevented from using the claim.

In addition, DSHEA provides that so-called “third-party literature”, e.g., a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used “in connection with the sale of a dietary supplement to consumers” without the literature being subject to regulation as labeling. The literature: (1) must not be false or misleading; (2) may not “promote” a particular manufacturer or brand of dietary supplement; (3) must present a balanced view of the available scientific information on the subject matter; (4) if displayed in an establishment, must be physically separate from the dietary supplements; and (5) should not have appended to it any information by sticker or any other method. If the literature fails to satisfy each of these requirements, we may be prevented from disseminating such literature with our products, and any dissemination could subject our product to regulatory action as an illegal drug.

Our dietary supplements must also comply with the Dietary Supplement and Nonprescription Drug Consumer Protection Act, which became effective on December 22, 2007. This law amends the FFDC Act to mandate that we report to the FDA any reports of serious adverse events that we receive. Under the law, an “adverse event” is any health-related event associated with the use of a dietary supplement that is adverse, and a “serious adverse event” is any adverse event that results in death, a life-threatening experience, inpatient hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect, or requires, based on reasonable medical judgment, a medical or surgical intervention to prevent one of these outcomes. Serious adverse event reports received through the address or phone number on the label of a dietary supplement, as well as all follow-up reports of new medical information received within one year after the initial report, must be submitted to the FDA no later than 15 business days after the report is received. The law also requires recordkeeping for reports of non-serious adverse events as well as serious adverse events for six years following the event, and these records are subject to FDA inspection.

In June 2007, pursuant to the authority granted by the FFDC Act as amended by DSHEA, the FDA published detailed current good manufacturing practice, or cGMP, regulations that govern the manufacturing, packaging, labeling and holding operations of dietary supplement manufacturers. The cGMP regulations, among other things, impose significant recordkeeping requirements on manufacturers. The cGMP requirements are in effect for all manufacturers, and the FDA is conducting inspections of dietary supplement manufacturers pursuant to these requirements. There remains considerable uncertainty with respect to the FDA’s interpretation of the regulations and their actual implementation in manufacturing facilities. The failure of a manufacturing facility to comply with the cGMP regulations renders products manufactured in such facility “adulterated”, and subjects such products and the manufacturer to a variety of potential FDA enforcement actions.

The FDA has also announced its intention to promulgate new cGMPs specific to dietary supplements, to fully enforce DSHEA and monitor compliance with the Bioterrorism Act of 2002. We intend to comply with the new cGMPs once they are adopted. The new cGMPs, predicted to be finalized shortly, would be more detailed and stringent than the cGMPs that currently apply to dietary supplements and may, among other things, require dietary supplements to be prepared, packaged, produced and held in compliance with regulations similar to the cGMP regulations for drugs. There can be no assurance that, if the FDA adopts cGMP regulations for dietary supplements, we will be able to comply with the new regulations without incurring a substantial expense.

In addition, under the Food Safety Modernization Act, or FSMA, which was enacted on January 4, 2011, the manufacturing of dietary ingredients contained in dietary supplements will be subject to similar or even more burdensome manufacturing requirements, which will likely increase the costs of dietary ingredients and will subject suppliers of such ingredients to more rigorous inspections and enforcement. The FSMA will also require importers of food, including dietary supplements and dietary ingredients, to conduct verification activities to ensure that the food they might import meets applicable domestic requirements.

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The FDA has broad authority to enforce the provisions of federal law applicable to dietary supplements, including powers to issue a public warning or notice of violation letter to a company, publicize information about illegal products, detain products intended for import, require the reporting of serious adverse events, require a recall of illegal or unsafe products from the market, and request the Department of Justice to initiate a seizure action, an injunction action or a criminal prosecution in the U.S. courts. The FSMA expands the reach and regulatory powers of the FDA with respect to the production and importation of food, including dietary supplements. The expanded reach and regulatory powers include the FDA’s ability to order mandatory recalls, administratively detain domestic products, require certification of compliance with domestic requirements for imported foods associated with safety issues and administratively revoke manufacturing facility registrations, effectively enjoining manufacturing of dietary ingredients and dietary supplements without judicial process. The regulation of dietary supplements may increase or become more restrictive in the future.

Our failure to comply with applicable FDA regulatory requirements could result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.

Our advertising of dietary supplement products is subject to regulation by the FTC under the FTCA. Section 5 of the FTCA empowers the FTC to prohibit unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. Section 12 of the FTCA provides that the dissemination of any false advertisement for the purpose of inducing, directly or indirectly, the purchase of drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Additionally, under the FTC’s Substantiation Doctrine, an advertiser is required to have a “reasonable basis” for all objective product claims before the claims are made. Failure to adequately substantiate claims may also be considered an unfair or deceptive practice. Pursuant to this FTC requirement, we are required to have adequate substantiation for all material advertising claims made for our products.

On November 18, 1998, the FTC issued “Dietary Supplements: An Advertising Guide for Industry.” This guide provides marketers of dietary supplements with guidelines for applying FTC law to dietary supplement advertising and reiterates and explains the FTC’s “reasonable basis” determination. It includes examples of the principles that should be used when interpreting and substantiating dietary supplement advertising. Although the guide provides additional explanation, it does not substantively change the FTC’s existing policy that all supplement marketers have an obligation to ensure that claims are presented truthfully and to verify that such claims are adequately substantiated.

The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process, cease and desist orders and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary. Any violation could have a material adverse effect on our business, financial condition and results of operations.

As a result of our efforts to comply with applicable statutes and regulations in the United States and elsewhere, we have from time to time reformulated, eliminated or relabeled certain of our products and revised certain advertising claims. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation. Any or all of such requirements could have a material adverse effect on our business, financial condition and results of operations.

Advertising and labeling for dietary supplements and conventional foods are also regulated by state, county and other local governmental authorities. Some states also permit these laws to be enforced by private attorney generals. These private attorney generals may seek relief for consumers, seek class action certifications, seek class-wide damages, seek class-wide refunds and product recalls of products sold by us. There can be no assurance that state and local authorities will not commence regulatory action, which could restrict the permissible scope of our product advertising claims, or products that can be sold in the future.

Foreign

Our products which we sell or may make plans to sell in foreign countries are also subject to regulation under various national, local and international laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements and over-the-counter drugs. These regulations may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of our products. Compliance with such foreign governmental regulations is generally the responsibility of our distributors for those countries. These distributors are independent contractors over whom we have limited control.

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Possible New Legislation or Regulation

Legislation may be introduced which, if passed, would impose substantial new regulatory requirements on dietary supplements. For example, although not yet reintroduced in this session of Congress, bills have been repeatedly proposed in past sessions of Congress which would subject the dietary ingredient dehydroepiandrosterone, or DHEA, to the requirements of the Controlled Substances Act, which would prevent the sale of products containing DHEA. In March 2009, the General Accounting Office, or GAO, issued a report that made four recommendations to enhance the FDA’s oversight of dietary supplements. The GAO recommended that the Secretary of the Department of Health and Human Services direct the Commissioner of the FDA to: (1) request authority to require dietary supplement companies to identify themselves as a dietary supplement company and update this information annually, provide a list of all dietary supplement products they sell and a copy of the labels and update this information annually, and report all adverse events related to dietary supplements, not just serious adverse events; (2) issue guidance to clarify when an ingredient is considered a new dietary ingredient, the evidence needed to document the safety of new dietary ingredients, and appropriate methods for establishing ingredient identity; (3) provide guidance to industry to clarify when products should be marketed as either dietary supplements or conventional foods formulated with added dietary ingredients; and (4) coordinate with stakeholder groups involved in consumer outreach to identify additional mechanisms for educating consumers about the safety, efficacy, and labeling of dietary supplements, implement these mechanisms, and assess their effectiveness. These recommendations could lead to increased regulation by the FDA or future legislation concerning dietary supplements.

We cannot determine what effect additional domestic or international governmental legislation, regulations, or administrative orders, when and if promulgated, would have on our business in the future. New legislation or regulations may require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, impose additional record keeping or require expanded documentation of the properties of certain products, expanded or different labeling or scientific substantiation.

Employees

We believe that our success will depend significantly on our ability to identify, attract, and retain capable employees. As of June 11, 2013, we had 47 full time employees. Our employees are not represented by any collective bargaining unit, and we believe our relations with our employees are good. We have recently completed staffing for the in-house medical and physiology center on-site in our training facilities.

Insurance

We maintain commercial liability, including product liability coverage, and property insurance. Our policy provides for a general liability of $1.0 million per occurrence, and $2.0 million annual aggregate coverage which includes our main corporate facility. We carry property coverage on our main office facility to cover our legal liability, tenant’s improvements, business property, and inventory. We maintain product liability insurance with an aggregate cap on retained loss of $5.0 million

Properties

Our corporate headquarters is located in Denver, Colorado. This commercial office building is 30,302 square feet and includes, a full performance training center, medical laboratory and a 96-seat theatre room. The term of the lease is 65 months, expiring on December 31, 2015. We currently pay approximately $13,500 in lease payments per month.

We lease an office and distribution warehouse in Boise, Idaho. The office is 4,776 square feet with a term of two years, expiring October 31, 2014. We currently pay approximately $4,400 per month for this lease. The warehouse is an adjoining property but a separate lease. The warehouse is 9,600 square feet the lease expires December 31, 2014, and the monthly lease payment is $3,360.

We lease a 64,000 square foot warehouse facility in Franklin, Tennessee. The term of the lease is through August 31, 2015. We currently pay approximately $9,450 per month for rent.

Through our Ontario, Canada subsidiary, Canada MusclePharm Enterprises Corp., we lease a 10,000 square foot office and warehouse facility in Hamilton, Ontario, Canada. The term of the lease expires in April of 2014. We currently pay 6,655 in Canadian dollars (or the U.S. dollar equivalent of about $6,544) per month for rent.

Legal Proceedings

Except as set forth below, we are currently not involved in any new litigation that we believe could have a material adverse effect on our financial condition or results of operations. Except as set forth below, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

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From time to time, the Company is or may become involved in various legal proceedings that arise in the ordinary course of business or otherwise. Legal proceedings are subject to inherent uncertainties as to timing, outcomes, costs, expenses and time expenditures by the Company’s management and others on behalf of the Company. Although there can be no assurance, based on information currently available the Company’s management believes that the outcome of legal proceedings that are pending or threatened against the Company will not have a material effect on the Company’s financial condition. However, the outcome of any of these matters is neither probable nor reasonably estimable.

The Company was party to the following legal matters as of December 31, 2011:

·	Plaintiff alleged the Company use of Creatine Nitrate in product infringed on a patent held by the Plaintiff. The Company settled this claim in 2012 for a nominal amount.
·	Plaintiff alleges the Company’s use of the tagline "Train like an unchained beast" infringes on their mark "Beast" for dietary supplements. The Company settled this claim in 2012 for no consideration and agreed to modify its tagline.
·	Plaintiff had filed notices of intent to commence litigation on over 200 sports nutrition and dietary supplement companies in the US and Canada, including the Company. Plaintiff alleged violations of California's Proposition 65. The Company considers this case without merit and merely an attempt by a commercial plaintiff to pressure settlements. The Company had recorded an accrual in the amount of $121,500 as of December 31, 2011 and subsequently settled this claim for $52,000 in 2012.
·	Beginning in October 2009, the Company engaged in various business dealings regarding the manufacturing, sale and distribution of products with Fit Foods Manufacturing, Ltd. and Fit Foods Distribution, Inc. jointly, "Fit Foods"). MusclePharm and Fit Foods subsequently became involved in a business dispute regarding their respective obligations and filed claims against each other in District Court. The Parties settled their dispute on December 22, 2010. The Company issued 16,456 shares of common stock having a fair value of $676,980 ($41.14/share), based upon the quoted closing trading price which settled outstanding accounts payable of $333,666, resulting in a loss on settlement of $343,314 All settlement payments have been made and the case was dismissed on July 1, 2011.

As of December 31, 2012, the Company is a party defendant in the following legal proceeding, which the Company: (a) believes is without merit; and (b) intends to defend vigorously:

·	William Bossung and Bishop Equity Partners LLC v. MusclePharm Corporation , Clark County, Nevada District Court. Date instituted: January 17, 2012. Plaintiff alleges that additional monetary payments are due in respect of a settlement for outstanding warrants.
·	The Tawnsaura Group, LLC v MusclePharm Corporation, Case No: 8:12-cv-01476-JVS-RNB in the United States District Court for the Central District of California . Date instituted: September 12, 2012. Plaintiff alleges patent infringement for MusclePharm's use of Citrulline Malate in its products. To date, Plainitiff has filed against over 70 different manufacturers of dietary supplements and sports nutrition products. MusclePharm is part of a joint defense group and believes this case is without merit due to the existence of prior art.

As of December 31, 2012, the Company is a party plaintiff in the following legal matter:

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MusclePharm Corporation v. Swole Sports Nutrition, LLC , United States District Court for the Southern District of Florida. Date instituted: March 15, 2012. The Company filed this action for trademark infringement after the Defendant started marketing and selling a dietary supplement named “Turbo Shred”. The Company has sold “Shred Matrix” since April 2, 2008, and the mark “MusclePharm Shred Matrix” was granted registration by the USPTO on September 21, 2010.

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MANAGEMENT

Directors and Executive Officers of the Registrant

The following table sets forth certain information as of July 11, 2013, regarding our directors and named executive officers:

Name	Age	Position

Brad J. Pyatt	32	Co-Chairman of the Board, Chief Executive Officer and President
L. Gary Davis	59	Chief Financial Officer
John H. Bluher	55	Co-Chairman of the Board and Executive President
Richard Estalella	51	Chief Operating Officer
Jeremy R. DeLuca	34	Executive Vice President – Chief Marketing Officer
Cory J. Gregory	34	Executive Vice President
Michael J. Doron	51	Director
James J. Greenwell	53	Director
Donald W. Prosser	63	Director

Brad J. Pyatt has served as our Chief Executive Officer and Director since February 18, 2010 and as our President since October 2012. Prior to our acquisition of Muscle Pharm, LLC, Mr. Pyatt was President and Chief Executive Officer of Muscle Pharm, LLC, since its inception in April 2008. His background includes seven years of experience as a professional athlete, and more than five years of experience in the sports nutrition arena. Mr. Pyatt played in National Football League for the Indianapolis Colts during the 2003, 2004, and 2005 NFL seasons as well for the Miami Dolphins during the 2006 NFL season. Mr. Pyatt played in the Arena Football League for the Colorado Crush during the 2007 and 2008 AFL seasons. Mr. Pyatt attended the University of Kentucky from 1999 to 2002, where he studied kinesiology exercise science, as well as the University of Northern Colorado, from 2002 to 2003. Mr. Pyatt filed for protection under Chapter 7 of the federal bankruptcy laws in 2008. He received a discharge relating to the matter in 2009.

L. Gary Davis has served as our Chief Financial Officer since July 2012. From January, 2010 prior to joining us, Mr. Davis worked as a certified public accountant for various clients, specializing in mergers and acquisitions, and has extensive experience in finance with public traded companies. From November, 2004 to January, 2010, Mr. Davis served as Executive Vice President and Chief Financial Officer of Bodybuilding.com, a sports, fitness and nutritional supplement on-line retail store. He previously was Vice President and Chief Financial Officer of U.S. Ecology Corporation, and was previously a director of finance of Fortune 500 Company, Morrison-Knudsen and Vice-President of Finance within Micron Technology. Mr. Davis has a Bachelor’s Degree in Accounting from Boise State University and worked towards a Master’s Degree in Finance from Rochester Institute of Technology. He is a licensed certified public accountant in multiple states.

John H. Bluher has served as our Executive Vice President – Chief Operating Officer since September 2011 and as Co-Chairman of our board of directors since July 2012. From February 2011 to August 2012, he served on the board of directors of Targeted Medical Pharma, Inc. From August 2010 to September 2011, he was managing director of AFH Holdings & Advisory LLC, a business consulting company. From December 2009 to August 2010, Mr. Bluher assisted in raising capital, marketing and co-managed Coachman Energy Funds at Caddis Capital, LLC, a private equity portfolio focused on oil and gas investments. From February 2010 to August 2010, Mr. Bluher acted as investment banker and special financial advisor to the AARP Mutual Fund Board of Trustees in a platform divestiture. From December 2007 to May 2009, Mr. Bluher served as managing director and general counsel at Lehman Brothers, Inc.’s investment management division. Mr. Bluher also served as global chief legal and compliance officer and managing director of Neuberger Berman during this period. From August 2004 to June 2007, Mr. Bluher served as general counsel and director of risk and Janus Capital, Inc. From June 2002 to July 2004, Mr. Bluher served as executive vice president, general counsel and corporate secretary and director of risk management of Knight Trading Group. From January 2001 to May 2002, Mr. Bluher served as senior vice president and global chief compliance officer for Prudential Securities, Inc. From October 1997 to January 2001, Mr. Bluher served as general counsel and chief compliance officer of Sun America, Inc., later AIG. From 1992 through 1997, Mr. Bluher served as Senior Vice President, Regional and Divisional Counsel at Prudential Securities, Inc. From 1987 to 1992, Mr. Bluher was senior counsel for the Division of Enforcement at the Securities and Exchange Commission. Mr. Bluher holds a Bachelor of Science and a J.D. degree from the University of Wyoming and holds FINRA Series 7, Series 24 and Series 14 licenses. He has served on the boards of ICI Mutual Insurance Company, the NASDAQ Chairman’s Advisory Board, Cherry Hills Founders Group, Inc., Safe Communications, Inc., and the University of Wyoming Foundation Board, and College of Law Advisory Board.

Richard Estalella joined the Company as Chief Operating Officer in April 2013. Mr. Estalella served as Senior Vice President of Operations at Arbonne International, LLC since 2005. Mr. Estalella was instrumental in Arbonne’s expansion operations and distribution upgrades and was responsible for all warehouse and distribution facilities, facilities maintenance departments and Customer Service. Previously, between 1998 and 2005, he owned a consulting business specializing in retail, operations, warehousing and distribution. Prior to that, Mr. Estalella served as Senior Vice President of Warehouse Operations for Office Depot between 1987 and 1998 and established many of its retail markets, along with its nationwide distribution center network also helped grow it into a $9 billion company.

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Jeremy R. DeLuca has been our Senior Vice President and Chief Marketing Officer (former President and Chief Marketing Officer) since November 2010. Prior to joining the Company, from April 1999 to November 2010, Mr. DeLuca served as the President of Bodybuilding.com, an online sports nutrition and supplements company, which he co-founded in 1999. There, Mr. DeLuca was actively involved in all aspects of Bodybuilding.com’s business, with a focus on marketing, sales, and e-commerce. Mr. DeLuca’s responsibilities also included managing vendor relations, marketing strategies, sales promotions, store content and store site development. During Mr. DeLuca’s tenure, Bodybuilding.com experienced significant growth, achieving annual sales of over $200 million in 2010. In August 2012, Mr. DeLuca was fined $600,000 by the FDA in connection with a plea agreement on six misdemeanor counts relating to the FDA’s investigation into allegations that Bodybuilding.com misbranded five dietary supplements.  In connection with the plea, Mr. DeLuca agreed to serve three years of probation.

Cory J. Gregory has served as an executive officer of Muscle Pharm, LLC, since its inception in 2008 and our Senior Vice President (formerly Senior President) since May 2010. Prior to joining us, Mr. Gregory served as President, managing member, and owner of T3 Personal Training LLC, or T3, from April 2009 until November 2011. T3 was a personal training service that managed and oversaw over 40 clients using seven trainers over a ten-year period. During the same period, Mr. Gregory served as President of the Ohio Natural Bodybuilding Federation, a federation founded by Mr. Gregory in 2004 which hosted 14 bodybuilding competitions over a six-year period. He consulted for Agile Enterprises, a nutritional supplement company from January 2006 through January 2008. In 2004, Mr. Gregory purchased the Old School Gym, located in Pataskala, Ohio, which he continues to own at present day.

Michael J. Doron has served as a director since November 5, 2012. He has been the Managing Director of DDR & Associates, LLC since January 2009, and Evolution Capital Partners, LLC since October 2009. From January 2007 to December 2008, he served as Chief Operating Officer and director of Toyshare, Inc. From February 2006 to January 2007, Mr. Doron served as Chief Operating Officer and Chief Financial Officer of Frontgate Sundance Alliance. From September 2005 to January 2007, he served as Vice President – Private Banking of the Bank of the West. Mr. Doron earned a BA from the University of Maryland and a Masters of Science from American University.

James J. Greenwell has served as a director since October 15, 2012. Since 2000, he has been the Chief Executive Officer of Datria Systems Inc., a speech recognition application software company. He has also served as the Datria Systems’ Chairman since 2002. In prior employment, he served as a technology executive in a number of private and public companies .He has served on the Board of the Cherry Creek School Foundation since September 2010. He was a founding member of Friends of Denver Fire and served on its Board from 2007 through 2010. Mr. Greenwell served on the Board of the Denver Chapter of the American Heart Association from 2002 through 2008 and was Chairman of the board in 2007. He also served on the Board of Trustees of the Bonfils Blood Center Foundation from 1999 through 2003. Mr. Greenwell earned a BS from the College of Business at Michigan State University and an MBA degree from Saint Mary’s College.

Donald W. Prosser has served as a director on our board of directors since July 2012 and has been the principal executive officer of Arête Industries, Inc. since January 2011 and a director of Arête since September, 2003. Arête is a voluntary filer with the SEC under the Securities Exchange Act of 1934. Mr. Prosser owns a certified public accounting firm, Donald W. Prosser, P.C., specializing in tax services and accounting and has represented a number of private and public companies serving in the capacity of accountant, member of boards of directors, and as chief financial officer. From 1997 to 1999, Mr. Prosser served as Chief Financial Officer and Director for Chartwell International, Inc., a public company publishing high school athletic information and providing athletic recruiting services. From 1999 to 2000, he served as Chief Financial Officer and Director for Anything Internet, Inc. and from 2000 to 2001, served as Chief Financial Officer and Director for its successor, Inform Worldwide Holdings, Inc., a publicly traded company. From November 2002 through June 2008, Mr. Prosser served as CFO of VCG Holding Corp., a public company. From July 2008 through August 2009 Mr. Prosser was Chief Financial Officer of Iptimize, Inc., a provider of broadband and data services that filed a petition under federal bankruptcy laws in October 2009. He also has served on the board of directors of Veracity Management Global, Inc., a publicly traded company, since January, 2008. Mr. Prosser has been a certified public accountant since 1975. Mr. Prosser attended the University of Colorado from 1970 to 1971 and Western State College of Colorado from 1972 to 1975, where he earned a Bachelor’s Degree in Accounting and History (1973) and a Master’s Degree in Accounting – Income Taxation (1975).

Advisory Board

We have established an Advisory Board currently consisting of nine members, which serves to advise management with respect to product formulations, product ideas, marketing and related matters. Members of the Advisory Board do not meet on a formal or regular basis. Our management team consults with one or more members of the Advisory Board as needed, from time to time, by means of meetings or telephone conference calls.

Following is a brief description of the background of our advisory board members:

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Dr. Eric Serrano – Chief Formulator Medical Advisor. Dr. Serrano has been practicing medicine in the State of Ohio for over 22 years and is considered one of the leading sports nutrition doctors in the country. His clients include a wide array of athletes from the NFL, NHL, and MLB, in addition to many elite amateur athletes. Dr. Serrano was a professor of family practice medicine at Ohio State University, where he was awarded Professor of The Year and Preceptor of The Year. Dr. Serrano currently lectures across the country to universities, medical groups and health and fitness conferences on the topics of sports nutrition, performance enhancement, and injury prevention. He has formulated numerous nutritional supplements for some of the leading nutritional companies on the market and also been a contributing writer for some of the leading U.S. health and fitness magazines, including Muscle & Fitness . Dr. Serrano has been involved in the formulations for each of our products. Dr. Serrano received his B.A. from Kansas State University in Biology, his M.A. from Kansas State University in Exercise Physiology, and his M.D. from the University of Kansas Medical School.

Dr. Mauro Di Pasquale – Director of Product Development and Research. Dr. Di Pasquale brings five decades of personal, clinical and university teaching and learning, combined with leadership gained from medical directorships of important sports organizations to us. Dr. Di Pasquale has written over a dozen books on athletic performance, focusing mainly on diet and supplementation, most notably his books, The Anabolic Diet and The Metabolic Diet . He has received an Honors M.D., Honors B.Sc. (majoring in genetics and molecular biochemistry), both from the University of Toronto. He has also published 1,000 articles in magazines such as Muscle & Fitness , Flex and Powerlifting USA .

Dr. Roscoe M. Moore, Jr. – Chief Scientific Director. A Former U.S. Assistant Surgeon General, Dr. Moore served with the United States Department of Health and Human Services (HHS) and was for the last 12 years of his career there the principal person responsible for global development support within the Office of the Secretary, HHS, with primary emphasis on Continental Africa and other less developed countries of the world. He was the principal liaison person between the HHS and Ministries of Health in Africa with regard to the development of infrastructure and technical support for the delivery of preventive and curative health needs for the continent. Dr. Moore received his undergraduate and Doctor of Veterinary Medicine degrees from Tuskegee Institute; his Master of Public Health degree in Epidemiology from the University of Michigan; and his Doctor of Philosophy degree in Epidemiology from the Johns Hopkins University. He was awarded the Doctor of Science degree (Honoris Causa) in recognition of his distinguished public health career by Tuskegee University. Dr. Moore was a career officer within the Commissioned Corps of the United States Public Health Service (USPHS) entering with the U.S. National Institutes of Health and rising to the rank of Assistant United States Surgeon General (Rear Admiral, USPHS) within the Immediate Office of the Secretary, HHS. He was selected as Chief Veterinary Medical Officer, USPHS, by Surgeon General C. Everett Koop.

Dr. Phillip Frost – Member of MusclePharm Scientific Advisory Board. Dr. Frost has served as the CEO and Chairman of OPKO Health, Inc. since on March 27, 2007. Dr. Frost was named the Chairman of the Board of Teva Pharmaceutical Industries, Limited, or Teva, (NYSE:TEVA) in March 2010 and had previously been Vice Chairman since January 2006 when Teva acquired IVAX Corporation, or IVAX. Dr. Frost had served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation since 1987. He was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1986. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until the acquisition of Key Pharmaceuticals by Schering Plough Corporation in 1986. Dr. Frost was named Chairman of the Board of Ladenburg Thalmann Financial Services Inc. (NYSE Amex:LTS), an investment banking, asset management, and securities brokerage firm providing services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc., in July 2006 and has been a director of Ladenburg Thalmann from 2001 until 2002 and again since 2004. Dr. Frost also serves as Chairman of the board of directors of PROLOR Biotech, Inc. (NYSE Amex: PBTH), a development stage biopharmaceutical company. He serves as a member of the Board of Trustees of the University of Miami and as a Trustee of each of the Scripps Research Institute, the Miami Jewish Home for the Aged, and the Mount Sinai Medical Center. Dr. Frost is also a director of Castle Brands (NYSE Amex:ROX), a developer and marketer of premium brand spirits. Dr. Frost previously served as a director for Continucare Corporation, Northrop Grumman Corp., Ideation Acquisition Corp., Protalix Bio Therapeutics, Inc., and SafeStitch Medical Inc., and as Governor and Co-Vice-Chairman of the American Stock Exchange (now NYSE Amex).

Dr. Frost has successfully founded several pharmaceutical companies and overseen the development and commercialization of a multitude of pharmaceutical products. This combined with his experience as a physician and chairman and/or chief executive officer of large pharmaceutical companies has given him insight into virtually every facet of the pharmaceutical business and drug development and commercialization process. He is a demonstrated leader with keen business understanding and is uniquely positioned to help guide our Company through its transition from a development stage company into a successful, multinational biopharmaceutical and diagnostics company.

Dr. Richard Ogden (CSCS) – Medical Advisor. Dr. Odgen’s career in clinical research and development spans nearly 40 years. After earning a Ph.D. from Cambridge University, his career started with postdoctoral research studying ribonucleic acid transcription and processing. Following that, he undertook independent research, funded by the National Science Foundation. In 1984, he joined Agouron Pharmaceuticals, Inc. as one of its founding scientists. Following Agouron’s merger with Pfizer, he served as a Senior Director and was the scientific liaison for the Agouron/Pfizer commercial and corporate organizations. In 2006, Dr. Ogden, co-founded RORR Inc., a medical, scientific consulting and education company with clients in the U.S. and Europe. In addition to publication in numerous medical journals, he is co-editor of two books relating to AIDS therapy.

Dr. Michael R. Stevens – Director of Therapeutic Nutrition. Dr. Stevens has over 20 years of well-diversified experience in the healthcare and pharmaceutical industry. Dr. Stevens spent 17 years at Bristol-Myers Squibb, where he held positions of increasing responsibility in the areas of Market Research (Oncology and HIV), Marketing (Oncology), and Medical Affairs (HIV). In addition served as a member of the Executive Council for the Forum for Collaborative HIV Research — a public-private partnership facilitating discussion on emerging issues in HIV clinical research and working to translate research results into patient care. He has also served on 15 Protocol Committees within the Adult AIDS Clinical Trials Group (ACTG). Michael received his B.S. Pharmacy and Doctor of Pharmacy degrees from Purdue University.

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Dr. Ron Sekura – Director of Therapeutic Research. Dr. Sekura is the former Chief of the Pharmaceutical and Regulatory Affairs Branch of the Division of AIDS at The National Institute of Allergy and Infectious Diseases (NIAID) of the National Institute of Health (NIH) as well as a former Research Chemist at The National Institutes of Child Health and Human Development (NICHD) at the NIH and the Center for Biologics Evaluation and Research (CBER). He received his Bachelor of Science and Master of Science in Biochemistry degrees at Pennsylvania State University and his PhD at Cornell University. Dr. Sekura is the author of over 60 scientific publications.

Mariel Selbovitz – Director of Global Therapeutics Product Procurement Development. Ms. Selbovitz is a graduate of Cornell University and received her Master’s in Public Health at the Johns Hopkins University Bloomberg School of Health. She worked as the Client Intake Specialist at Positive Health Project and Syringe Exchange Program Coordinator at the Foundation for Research on Sexually Transmitted Diseases and is a partner in BioEquity Partners. Selbovitz is a member of the Cornell AIDS Clinical Trials Group Community Advisory Board and AIDS Treatment Advocacy Coalition.

James Sapirstein, R.Ph., MBA – Strategic Advisor. Mr. Sapirstein has been the Chief Executive Officer of Alliqua Inc. since October 2012. He was the President and Chief Executive Officer of Tobira Therapeutics, Inc., or Tobira, from August 2007 through April 2011 and founded Tobira in October 2006. Prior to Tobira, Mr. Sapirstein worked at Paramount BioCapital from May 2005 to September 2006 in the company creation group. Mr. Sapirstein was the Executive Vice President of the Metabolic and Endocrinology Business Unit from 2002 through April 2005. Mr. Sapirstein was the Director of Global Marketing at Gilead Sciences from July 2000 through May 2002, where he was responsible for the global launch of Viread ® . He was the head of the international infectious disease marketing teams during his time at Bristol-Myers Squibb from August 1996 to July 2000. Mr. Sapirstein was with Hoffmann-LaRoche from October 1987 to July 1996, where he worked in a variety of capacities ranging from marketing and sales positions to international posts. Prior to working at Hoffmann LaRoche, he worked at Eli Lilly and Company in a sales capacity from June 1984 to October 1987. Mr. Sapirstein earned his Bachelor of Science in Pharmacy from the Ernest Mario School of Pharmacy at Rutgers University and an MBA from Farleigh Dickinson University.

Michael Kim, D.O. – Executive Director of Medicine, Research and Education. Dr. Kim has been our Executive Director of Medicine, Research and Education since August 2011. He oversees our research. He analyzes formulations, research protocols and strength and performance protocols. He also advises our athlete endorsers regarding nutrient, diet and supplementation. He received a B.A. in Economics from University of California – Davis, and a Doctor of Osteopathy degree from Touro University.

Corporate Governance

Director Independence

Each director and named executive officer is obligated to disclose, on an annual basis, any transactions with our Company and any of its subsidiaries in which a director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Following completion of these disclosures, our board of directors make a determination as to the independence of each director using the current standards for “independence” that satisfy both the criteria for the NASDAQ Stock Market and the NYSE MKT.

As of November 5, 2012, our board of directors conducted an annual review and affirmatively determined that Messrs. Doron, Greenwell and Prosser are “independent” as that term is defined in the NASDAQ listing standards.

Committees of the Board

During 2012, our board of directors held nine meetings. Each director attended at least 75% of the meetings (held during the period that such director served) of the Board and the committees on which such director served in 2012.

In addition, the board acts from time to time by unanimous written consent in lieu of holding a meeting. During 2012, the board effected several actions by unanimous written consent. Members of our board are encouraged to attend our annual meeting of shareholders.

The following table sets forth the three standing committees of our board and the members of each committee and the number of meetings held by our board and the committees during 2012:

Director	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Brad J. Pyatt	Co-Chair
John H. Bluher	Co-Chair
Michael J. Doron	X	X	X	Chair
James J. Greenwell	X	X	Chair	X
Donald W. Prosser	X	Chair*	X	X
Cory J. Gregory (1)	X
Mark E. Groussman (2)	X	X	X	X
Gordon G. Burr (3)	X	X	X	X
Meetings in 2012:	9	2	3	1

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* Audit Committee Financial Expert.
(1)	Mr. Gregory resigned from the board of directors on July 19, 2012.
(2)	Mr. Groussman resigned from the board of directors on October 18, 2012.
(3)	Mr. Burr resigned from the board of directors on November 5, 2012

To assist it in carrying out its duties, the board has delegated certain authority to an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee as the functions of each are described below.

Committee

Messrs. Doron, Greenwell and Prosser serve on our Audit Committee. Our Audit Committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. The Audit Committee’s responsibilities include:

·	selecting, hiring, and compensating our independent auditors;

·	evaluating the qualifications, independence and performance of our independent auditors;

·	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

·	approving the audit and non-audit services to be performed by our independent auditor;

·	reviewing with the independent auditor the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies; and

·	preparing the report that the SEC requires in our annual proxy statement.

The board of directors has adopted an Audit Committee Charter. The Audit Committee members meet NASDAQ’s financial literacy requirements, and the board has further determined that Mr. Prosser (i) is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC and (ii) also meets NASDAQ’s financial sophistication requirements.

Compensation Committee

Messrs. Doron, Greenwell and Prosser serve on the Compensation Committee. Our Compensation Committee’s main functions are assisting our board of directors in discharging its responsibilities relating to the compensation of outside directors, the Chief Executive Officer and other executive officers, as well as administering any stock incentive plans we may adopt. The Compensation Committee’s responsibilities include the following:

·	reviewing and recommending to our board of directors the compensation of our Chief Executive Officer and other executive officers, and the outside directors;

·	conducting a performance review of our Chief Executive Officer;

·	reviewing our compensation policies; and

·	if required, preparing the report of the Compensation Committee for inclusion in our annual proxy statement.

The board of directors has adopted a Compensation Committee Charter.

The Compensation Committee’s policy is to offer our executive officers competitive compensation packages that will permit us to attract and retain highly qualified individuals and to motivate and reward these individuals in an appropriate fashion aligned with the long-term interests of our Company and our stockholders.

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Compensation Committee Risk Assessment . We have assessed our compensation programs and concluded that our compensation practices do not create risks that are reasonably likely to have a material adverse effect on us.

Nominating and Corporate Governance Committee

Messrs. Doron, Greenwell and Prosser serve on our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include:

·	identify qualified individuals to serve as members of the Company’s board of directors;

·	review the qualifications and performance of incumbent directors;

·	review and consider candidates who may be suggested by any director or executive officer or by any stockholder of the Company;

·	review considerations relating to board composition, including size of the board, term and age limits, and the criteria for membership on the board;

·	review and recommend corporate governance policies; and

·	monitor, oversee and review compliance with the Company’s code of ethics.

The board of directors has adopted a Nominating and Corporate Governance Committee Charter.

Corporate Governance Materials

The full text of the charters of our Audit, Nominating and Corporate Governance, and Compensation Committees and our Business Conduct and Code of Ethics can be found at www.musclepharm.com. Copies of these documents also may be obtained from our Corporate Secretary.

Board of Directors Diversity

The board does not have a formal diversity policy. The board considers candidates that will make the board as a whole reflective of a range of talents, skills, diversity and expertise.

Code of Ethics

Our board of directors has adopted a Code of Ethics (“Code of Ethics”), which provides general statements of our expectations regarding ethical standards that we expect our directors, officers and employees to adhere to while acting on our behalf. Among other things, the Code of Ethics provides that:

·	We will comply with all laws, rules and regulations;
·	Our directors, officers, and employees are to avoid conflicts of interest and are prohibited from competing with the Company or personally exploiting our corporate opportunities;
·	Our directors, officers, and employees are to protect our assets and maintain our confidentiality;
·	We are committed to promoting values of integrity and fair dealing; and
·	We are committed to accurately maintaining our accounting records under generally accepted accounting principles and timely filing our periodic reports and tax returns.

Our Code of Ethics also contains procedures for employees to report, anonymously or otherwise, violations of the Code of Ethics.

 Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires the Company’s directors and named executive officers, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2012 all of our named executive officers and directors filed the required reports on a timely basis under Section 16(a) of the Exchange Act, except that one Form 3 was filed for Mr. Burr on November 9, 2012 with respect to becoming a director on July 19, 2012; one Form 4 was filed for Mr. Burr on November 9, 2012 with respect to transactions occurring on September 17, 2012 one Form 4 was filed for Mr. Bluher on November 20, 2012 with respect to transactions occurring on August 15, 2012; and one Form 4 was filed for Mr. Bluher on November 20, 2012 with respect to transactions occurring on September 26, 2012.

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EXECUTIVE COMPENSATION

Summary Compensation Table for 2012

The following summary compensation tables sets forth all compensation awarded to, earned by, or paid to each person serving as a named executive officer of the Company during the year ended December 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)		Option Awards (1) ($)	All Other Compensation ($)		Total ($)

Brad J. Pyatt	2012	322,022	160,000		-		-	8,514		490,536
Chief Executive Officer and	2011	250,000	140,099	(2)	1,400,995	(2) (3)	-	4,308	(5)	1,795,402
President	2010	194,821	-		2,650,000	(4)	-	-		2,844,821

L. Gary Davis	2012	65,000	75,000		204,500	(6)	-	-		344,500
Chief Financial Officer

John H. Bluher	2012	182,292	130,000		678,000	(6)	-	-		990,292
Executive Vice President and COO	2011	36,458	50,000		-		-	-		86,458

Jeremy R. DeLuca	2012	187,500	130,000		-		-	7,000	(9)	324,500
Executive Vice President and CMO	2011	65,833	140,099	(7)	1,400,995	(8)	-	-		1,606,927

Cory J. Gregory	2012	201,796	130,000		-		-	-		331,796
Executive Vice President	2011	150,000	140,099	(10)	1,400,995	(10)(11)	-	-		1,691,094
	2010	78,892	-		2,650,000	(12)	-	-		2,728,892

(1)	Amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The grant date fair value of each stock award is measured based on the closing price of our common stock on the date of grant.
(2)	Reflects the amount returned to the Company in July 2012 as a result of restated revenues for the years ended December 31, 2011 and 2010. Mr. Pyatt voluntarily returned (i) $30,311 of his cash bonus and (ii) $303,109 worth of his stock bonus (equal to a total of 31,009 shares of common stock).
(3)	Mr. Pyatt received a stock award of $1,704,104, equal to 174,333 shares of common stock, at a price per share of $9.78, which was the closing price of our common stock on February 1, 2012, the date of grant.
(4)	Mr. Pyatt received a stock award of 5,883 shares of common stock at a price per share of $450.45, which was the closing price of our common stock on October 18, 2010, the date of grant.
(5)	Amount represents private golf club membership dues of $8,514 and $4,308 for 2012 and 2011, respectively.
(6)	Reflects the full grant date fair value of restricted stock unit award granted in 2012 calculated in accordance with FASB ASC Topic 718 based on the closing price of the common stock of $3.48 and $9.61 (after adjustment for the reverse split of 1-for-850) on the date of grant.
(7)	Reflects the amount returned to the Company in July 2012 as a result of restated revenues for the years ended December 31, 2011 and 2010. Mr. DeLuca voluntarily returned (i) $30,311 of his cash bonus (which had not yet been paid to him) and (ii) $303,109 worth of his stock bonus (equal to a total of 31,009 shares of common stock).
(8)	Mr. DeLuca received a stock award of $1,704,104, equal to 174,333 shares of common stock, at a price per share of $9.78, which was the closing price of our common stock on February 1, 2012, the date of grant.
(9)	Amount represents private golf club membership dues of $7,000 for 2012.
(10)	Reflects the amount returned to the Company in July 2012 as a result of restated revenues for the years ended December 31, 2011 and 2010. Mr. Gregory voluntarily returned (i) $30,311 of his cash bonus and (ii) $303,109 worth of his stock bonus (equal to a total of 31,009 shares of common stock).
(11)	Mr. Gregory received a stock award of $1,704,104, equal to 174,333 shares of common stock, at a price per share of $9.78, which was the closing price of our common stock on February 1, 2012, the date of grant.
(12)	Mr. Gregory received a stock award of 5,883 shares of common stock at a price per share of $450.45, which was the closing price of our common stock on October 18, 2010, the date of grant.

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Outstanding Equity Awards at Year End

The following table provides information concerning the holdings of stock option and restricted stock unit awards by our named executive officers as of December 31, 2012. This table includes unexercised (both vested and unvested) stock option awards and unvested restricted stock unit awards with vesting conditions that were not satisfied as of December 31, 2012. Each equity grant is shown separately for each named executive officer. The vesting schedule for each outstanding equity award is shown in the footnotes following this table.

Outstanding Equity Awards at Year End
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (1) (#)	Market Value of Shares or Units of Stock that Have Not Vested (2) ($)

Brad J. Pyatt	-	-	-	-	-	-	-

L. Gary Davis	11/16/2012	-	-	-	-	58,824	250,002

John H. Bluher	11/16/2012	-	-	-	-	70,589	300,003

Jeremy R. DeLuca	-	-	-	-	-	-	-

Cory J. Gregory	-	-	-	-	-	-	-

(1)	The table below shows the vesting dates for the respective unvested restricted stock units listed in the above Outstanding Equity Awards at Year-End for 2012 Table:

Vesting Date	Mr. Davis	Mr. Bluher
01/01/2013	19,608	23,530
01/01/2014	19,608	23,530
12/01/2014	19,608	23,529

(2)	Market value of the restricted stock units represents the product of the closing price of our common stock as of December 31, 2012 (the last trading day of the year), which was $4.25, and the number of shares underlying each such award.

Employment Arrangements

On October 18, 2012, and amended on January 4, 2013 to reduce the base salary of each executive officer at the request of such executive officer, the Company entered into amended and restated employment agreements (except for Mr. Davis, which was an initial employment agreement) with the following executive officers of the Company, which include its principal executive officer, principal financial officer and other named executive officers:

Name	Position

Brad J. Pyatt	Chief Executive Officer and President
L. Gary Davis	Chief Financial Officer
John H. Bluher	Executive Vice President – Chief Operating Officer
Jeremy R. DeLuca	Executive Vice President – Chief Marketing Officer
Cory J. Gregory	Executive Vice President

The employment agreements were executed based upon a form employment agreement approved by the Compensation Committee of the board. The employment agreements are for an initial term ending December 31, 2014. However, the employment agreements entered into with Mr. Pyatt and Mr. DeLuca provide for an initial term ending December 31, 2015.

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Under the terms of the employment agreements, each officer will receive an annual base salary in the amount set forth below, subject to any increase the Compensation Committee may deem appropriate from time to time.

Name	Annual Base Salary

Brad J. Pyatt	$250,000
L. Gary Davis	$130,000
John H. Bluher	$200,000
Jeremy R. DeLuca	$225,000
Cory J. Gregory	$130,000

In addition, the officers will be eligible to receive one or more annual cash bonuses and grants of stock options, restricted stock or other equity-related awards from the Company’s various equity compensation plans, as determined by the Compensation Committee.

If the employment of an officer is terminated due to the officer’s death or inability to perform, the employment agreements provide for payment to the officer of any unpaid portion of the Officer’s base salary and benefits accrued through the date of death or inability to perform and, at the discretion of the Compensation Committee, a bonus. The officer or his representatives will also be entitled to receive a reimbursement of up to 12 months of Consolidated Omnibus Reconciliation Act, or COBRA, premiums, if the officer or his representatives timely elect and remain eligible for COBRA. If the officer’s employment is terminated due to inability to perform, the officer will also be entitled to (i) a lump sum payment equal to the greater of (A) the target bonus payable to the Officer for the year in which the date of termination occurs or if no target bonus has been set, the officer’s most recent annual bonus, and (B) a bonus for such year as may be determined by the Compensation Committee in its sole discretion; and (ii) a severance payment (payable over six months) equal to six months of the officer’s base salary in effect as of the date of termination.

If the officer’s employment is terminated for “cause” or if an Officer terminates his employment without “good reason” (as such terms are defined in the employment agreement), the officer will not be entitled to a severance payment or any other termination benefits. However, the Company will pay the officer any unpaid portion of the officer’s base salary and benefits accrued through the date of such termination.

Upon a termination of an officer’s employment (except for Mr. Pyatt) by the Company without cause and without a change in control or by the officer for good reason without a change in control, the employment agreements provide that such officer will be entitled to (i) any unpaid portion of the officer’s base salary and benefits accrued through the date of termination; (ii) an amount payable over three months and equal to the lesser of (A) nine months of the officer’s base salary in effect as of the date of termination, or (B) the officer’s base salary remaining under the term of his employment agreement; (iii) a lump sum payment equal to 25% of the officer’s target bonus (or if no target bonus has been set, the Officer’s most recent annual bonus) if the termination is between January 1 and June 30 or 50% of the Officer’s target bonus (or if no target bonus has been set, the Officer’s most recent annual bonus) if the termination is between July 1 and December 31; (iv) acceleration of the officer’s outstanding equity awards, unless otherwise provided in the equity award agreement for a particular equity award; and (v) the officer will also be entitled to receive a reimbursement of up to 12 months of COBRA premiums, if the officer timely elects and remains eligible for COBRA.

Upon a termination of Mr. Pyatt’s employment by the Company without cause and without a change in control or by Mr. Pyatt for good reason without a change in control, Mr. Pyatt’s employment agreement provides that he will be entitled to (i) any unpaid portion of his base salary and benefits accrued through the date of termination; (ii) an amount payable over three months and equal to two times his base salary on the date of termination; (iii) a lump sum payment equal to the greater of (A) two times his target bonus for the for the year in which the date of termination occurs or if no target bonus has been set, then two times Mr. Pyatt’s most recent annual bonus, and (B) a bonus for such year as may be determined by the Compensation Committee in its sole discretion; (iv) acceleration of his outstanding equity awards, unless otherwise provided in the equity award agreement for a particular equity award; and (v) he will also be entitled to receive a reimbursement of up to 12 months of COBRA premiums, if he timely elects and remains eligible for COBRA.

Upon a termination of an officer’s employment (except for Mr. Pyatt) by the Company without cause and with a change in control or by the officer for good reason after a change in control, the employment agreement provides that such officer will be entitled to (i) any unpaid portion of the officer’s base salary and benefits accrued through the date of termination; (ii) a severance payment (payable over 12 months) equal to 12 months of the officer’s base salary in effect as of the date of termination; (iii) a lump sum payment equal to the greater of (A) 100% of the officer’s target bonus in the year of termination or if no target bonus has been set, then 100% of the officer’s most recent annual bonus, and (B) a bonus for such year as may be determined by the Committee in its sole discretion; (iv) a severance payment of $500,000 (payable within 30 days of the date of termination); (v) acceleration of the officer’s outstanding equity awards; and (vi) the officer will also be entitled to receive a reimbursement of up to 12 months of COBRA premiums, if the officer timely elects and remains eligible for COBRA.

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Upon a termination of Mr. Pyatt’s employment by the Company without cause and with a change in control or by Mr. Pyatt for good reason after a change in control, Mr. Pyatt’s employment agreement provides that he will be entitled to (i) any unpaid portion of his base salary and benefits accrued through the date of termination; (ii) a severance payment (payable over 12 months) equal to three times his base salary in effect as of the date of termination; (iii) a severance payment of $2 million (payable within 30 days of the date of termination); (v) acceleration of Mr. Pyatt’s outstanding equity awards; and (vi) he will also be entitled to receive a reimbursement of up to 12 months of COBRA premiums, if he timely elects and remains eligible for COBRA.

The employment agreements also contain customary confidentiality, non-competition and non-solicitation provisions. Under the non-compete provisions, during the term of his employment agreement and for a period of six months after termination of employment, the officer is prohibited from, directly or indirectly, engaging in or becoming interested financially in, as a principal, employee, partner, contractor, shareholder, agent, manager, owner, advisor, lender, guarantor, officer or director, any business that is engaged in the nutritional supplement industry and/or related products, subject to certain exceptions for passive investments.

Additionally, the non-solicitation provisions of the employment agreements prohibit the officer from soliciting for employment any employee of the Company or any person who was an employee of the Company in the 90-day period before such solicitation. This prohibition applies during the officer’s employment with the Company and for 12 months following the termination of the officer’s employment.

Change in Control Payments

The Employment Agreements referenced in the above provide for payments upon termination or employment after a change in control in certain situations.

Director Compensation

Director Compensation for 2012

The following table sets forth the aggregate compensation paid to our non-employee directors during 2012.

Name	Fees Earned or Paid In Cash ($)	Stock Awards (1)(2) ($)	Total ($)
Michael J. Doron	10,000	2,233	12,223
James J. Greenwell	10,000	2,223	12,223
Donald W. Prosser	24,000	2,223	26,233

(1)	Reflects the full grant date fair value of restricted stock awards granted in 2012 calculated in accordance with FASB ASC Topic 718 based on the closing price of the common stock of $4.1652 (after adjustment for the reverse split of 1-for-850) on November 16, 2012, the date of grant.
(2)	Reflects the full grant date fair value of restricted stock awards granted for 2012 calculated in accordance with FASB ASC Topic 718 based on the closing price of the common stock of $6.00 on February 14, 2013, the date of grant, to make-up for the shortfall in the number of shares.

2012 Non-Employee Director Compensation Program

In October 2012, our board of directors adopted a non-employee director compensation program. Directors who are employees of the Company receive no additional compensation for their services as directors. Non-employee directors are compensated for their service on our board of directors as described below. The following table describes the components of compensation for non-employee directors in effect beginning October 2012:

Compensation Element	2012 Compensation Program ($)
Annual Cash Retainer	20,000
Annual Equity Retainer Award	25,000
Board Meeting Fees	1,000
Audit Committee Chair Committee Meeting Fee	1,000
New Director Fee (one-time equity grant)	2,000

Annual Cash Retainer and Meeting Fees . Beginning in October 2012, each non-employee director who continues to serve as a director will receive an annual cash retainer fee of $20,000 per year, pro rata for service less than one year. Non-employee directors will also receive $1,000 per meeting attended for all in-person and telephonic meetings of the Board subject to a $6,000 per-year cap on meeting fees. Further, the Audit Committee Chair will receive $1,000 per Audit Committee meeting.

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Annual Equity Retainer Award. Beginning in January 2013 and pro-rata for the fourth quarter of 2012, each non-employee director will receive $25,000 of the annual board retainer fee in the form of restricted common stock with the number of shares of restricted common stock determined by dividing that dollar amount by the closing price of our common stock on the date of grant. These shares of restricted common stock will vest in four equal quarterly installments. The restricted common stock awards will be forfeitable during that vesting period, though directors who leave the board during the year will receive any vested restricted common stock. On February 14, 2013, we granted each non-employee director a restricted stock award for 6,252 restricted shares of common stock that vests as to 1,563 shares on a quarterly basis beginning March 31, 2013.

New Director Fee (one-time equity grant). Beginning in October 2012, each non-employee director will receive a one-time equity grant of restricted common stock with a value of approximately $2,000 with the number of shares of restricted common stock determined by dividing that dollar amount by the closing price of our common stock on the date of grant. These shares of restricted common stock will be fully vested upon grant. On November 16, 2012, we issued 353 shares to our three non-employee directors as their one-time equity grant. On February 14, 2013, we issued an additional 132 shares to our three non-employee directors because the number of shares received by each director on November 16, 2012 was less than the approximate value of $2,000 for the initial grant.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to MusclePharm with respect to the beneficial ownership of our common stock, $0.001 par value per share, as of July 9, 2013, unless otherwise noted, by:

·	each stockholder known to MusclePharm to own beneficially more than 5% of MusclePharm’s common stock;
·	each of MusclePharm’s directors;
·	each of MusclePharm’s named executive officers; and
·	all of MusclePharm’s current directors and named executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock or Series B Preferred Stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 9,269,124 shares of common stock and 51 shares of Series B Preferred Stock outstanding at July 9, 2013. For purposes of computing total voting percentage, each share of Series B Preferred Stock has 150,015.67 votes, resulting in total outstanding shares for purposes of calculating voting percentages of 51%. Except as set forth below, the address of the beneficial owner listed in the table below is c/o MusclePharm Corporation, 4721 Ironton Street, Building A, Denver, Colorado 80239.

	Shares Beneficially Owned
	Common Stock (1)		Series B Preferred Stock (1)		Total Voting
Name of Beneficial Owner	Shares	% (2)	Shares	% (3)	% (4)
Named Executive Officers:
Brad J. Pyatt	515,418	5.56%	31	60.78%	32.10%
L. Gary Davis	219,678	2.37%	-	-	*
John H. Bluher	193,118	2.08%	-	-	*
Jeremy R. DeLuca	368,325	3.97%	-	-	*
Cory J. Gregory	305,658	3.30%	20	39.22%	21.04%
Richard Estalella	100,000	1.08%	-	-	*

Non-Employee Directors:
Michael J. Doron	31,737	*	-	-	*
James J. Greenwell	36,737	*	-	-	*
Donald W. Prosser	31,737	*	-	-	*

Officers and Directors as a Group (nine persons):	1,802,408	19.45%	51	100%	60.53%

*	Represents less than one percent.
(1)	This column lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. The shares are not subject to any pledge. Standard brokerage accounts may include nonnegotiable provisions regarding set-offs or similar rights.
(2)	Percent of class based on 9,269,124 shares of common stock outstanding as of June 11, 2013. This percentage does not include preferred stock ownership.
(3)	Percent of Series B Preferred Stock based on 51 shares of Series B Preferred Stock outstanding as of June 11, 2013
(4)	Percentage of total voting power represents voting power with respect to all shares of our common stock and Series B Preferred Stock voting together as a single class. The holders of our Series B Preferred Stock are entitled to 189,165.80 votes per share, and holders of our common stock are entitled to one vote per share.

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Changes in Control

We are not aware of any arrangements that may result in changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the named executive officer and director compensation arrangements discussed in “Executive Compensation”, below we describe transactions since January 1, 2012, to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Consulting Agreements

On November 23, 2011, we entered into a consulting agreement with El Chichon Partners, LLC and Gordon G. Burr, a former director, prior to Mr. Burr becoming a director of the Company. The consulting agreement provides that Mr. Burr will identify potential financing sources for us. The amount paid under this agreement in the year ended December 31, 2011 was $200,000, which was paid in the form of a warrant issued in the name of El Chichon Partners, LLC and exercisable for 117,648 shares of common stock at an exercise price of $10.20 per share of common stock. Further, this agreement was amended on April 20, 2012 and added an additional warrant issued in the name of El Chichon Partners, LLC and exercisable for 35,295 shares of common stock at an exercise price of $12.75 per share of common stock. Each warrant has a lock-up of one year after exercise thereof. The shares of common stock underlying each warrant have demand registration rights after 12 months and piggy-back registration rights.

On July 12, 2012, we entered into a consulting agreement with Melechdavid, Inc. (“Melechdavid”), an affiliate of Mark E. Groussman, a former director, prior to Mr. Groussman becoming a director of the Company ( the “Original Melechdavid Consulting Agreement”). The Original Melechdavid Consulting Agreement provides that Melechdavid will provide consulting services to us related to strategic acquisitions, capital restructuring and Mr. Groussman will serve as a member of the board of directors. Mr. Groussman was appointed to our board of directors on July 19, 2012, and resigned from our board effective October 18, 2012. The Original Melechdavid Consulting Agreement provides that we will issue to Melechdavid shares of common stock in an amount equal to 4.2% of our outstanding common stock on a fully diluted (as-converted) basis. The Original Melechdavid Consulting Agreement provides that the Company will issue to Melechdavid shares of common stock in an amount equal to 4.2% of the Company’s outstanding common stock on a fully diluted (as-converted) basis. Further, until July 12, 2014, the Company is required to ensure that Melechdavid shall maintain its 4.2% fully diluted equity position as reduced for any shares sold by them. The term of the Original Melechdavid Consulting Agreement is 12 months.  On April 2, 2013, the Company entered into a first amendment to the Original Melechdavid Consulting Agreement with Melechdavid, effective as of March 28, 2013 (the “Melechdavid Amended Agreement”). Pursuant to the Melechdavid Amended Agreement, Melechdavid agreed to cap the shares of the Company’s common stock that it is entitled to receive under the Original Melechdavid Consulting Agreement to no more than 570,000 shares of Common Stock of the Company, after giving effect to the 1-for-850 reverse stock split of the common stock effected by the Company on November 26, 2012. In connection with the execution and delivery of the Melechdavid Amended Agreement, the Company issued Melechdavid an aggregate of 341,247 shares of Common Stock on March 29, 2013 and agreed to issue Melechdavid an additional 228,753 shares of Common Stock within five business days of the Melechdavid Amended Agreement as full satisfaction of the Company’s obligations under the Original Melechdavid Consulting Agreement. These additional shares were issued. These shares of common stock that are still held by Melechdavid from these shares are included in the registration statement of which this prospectus forms a part.

On July 12, 2012, we entered into a consulting agreement with GRQ Consultants, Inc. (“GRQ”), an affiliate of Barry C. Honig (the “Original GRQ Consulting Agreement”). The Original GRQ Consulting Agreement provides that GRQ will provide consulting services to us related to banking relationships, strategic acquisitions and capital restructuring. The Original GRG Consulting Agreement provides that we will issue to GRQ shares of common stock in an amount equal to 4.2% of our outstanding common stock on a fully diluted (as-converted) basis. Further, until July 12, 2014, we are required to ensure that GRQ shall maintain its 4.2% fully diluted equity position as reduced for any shares sold by them. The term of the consulting agreement is 12 months. On April 2, 2013, the Company entered into a first amendment to the Original GRQ Consulting Agreement with GRQ, effective as of March 28, 2013 (the “GRQ Amended Agreement”). Pursuant to the GRQ Amended Agreement, GRQ agreed to cap the shares of the Company’s common stock that it is entitled to receive under the Original GRQ Consulting Agreement to no more than 420,000 shares of common stock of the Company, after giving effect to the 1-for-850 reverse stock split of the Common Stock effected by the Company on November 26, 2012. In connection with the execution and delivery of the GRQ Amended Agreement, the Company issued GRQ an aggregate of 305,889 shares of common stock on March 29, 2013 and agreed to issue GRQ an additional 78,753 shares of common stock within five business days of the GRQ Amended Agreement as full satisfaction of the Company’s obligations under the Original GRQ Consulting Agreement. The Company had previously issued GRQ 35,359 shares of Common Stock pursuant to the Original GRQ Consulting Agreement. These additional shares were issued. These shares that are held by GRQ from these shares are included in the registration statement of which this prospectus forms a part.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and named executive officers. The indemnification agreements and our bylaws will require us to indemnify our directors to the fullest extent permitted by Nevada law.

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Warrant Conversion

On September 20, 2012, we entered into a warrant conversion agreement with Mr. Bluher, our Executive Vice President and Chief Operating Officer, for the conversion of warrants to purchase 29,412 shares of our common stock into 19,589 shares of our common stock.

On September 12, 2012, we entered into a warrant conversion agreement with El Chichon Partners, LLC (an entity affiliated with Mr. Burr, a former director of the Company) for the conversion of warrants to purchase 152,942 shares of our common stock into 101,859 shares of our common stock.

On September 30, 2012, we entered into a warrant conversion agreement with Mr. Groussman, a former director of the Company, at the time, for the conversion of warrants to purchase 4,412 shares of our common stock into 3,750 shares of our common stock.

Review, Approval or Ratification of Transactions with Related Parties

We intend to adopt a written related person transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. We expect the policy to provide that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Although we have not had a written policy for the review and approval of transactions with related persons, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including all of the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest as to the agreement or transaction were disclosed to our board of directors. Our board of directors would take this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all of our stockholders.

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DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 9,269,124 of which are issued and outstanding as of July 9, 2013), 5,000,000 Shares of Series A Convertible Preferred Stock (of which none are issued and outstanding as of June 11, 2013), 51 shares of Series B Preferred Stock (51 of which are issued and outstanding as of July 9, 2013), 500 shares of Series C Preferred Stock (190 of which are issued and zero outstanding) and 1,600,000 Shares of Series D Convertible Preferred Stock 145,000 of which are issued and outstanding as of July 9, 2013). Our preferred stock and/or common stock may be issued from time to time without prior approval by our stockholders. Our preferred stock and/or common stock may be issued for such consideration as may be fixed from time to time by our board of directors. Our board of directors may issue such shares of our preferred stock and/or common stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

Common Stock

The Company, a Nevada corporation, is authorized to issue 100,000,000 shares of common stock, $0.001 par value. The holders of common stock: (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by the Company’s Board of Directors; (ii) are entitled to share ratably in all assets of the Company available for distribution to holders of common stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of common stock, on all matters which shareholders may vote on at all meetings of shareholders; and (v) the holders of common stock have no conversion, preemptive or other subscription rights.  There is no cumulative voting for the election of directors.  As of June 11, 2013, there were 7,350,768 shares of common stock outstanding.  Each holder of our common stock is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders.

Series A Convertible Preferred Stock

As of July 9, 2013, there were 5,000,000 shares of Series A Convertible Preferred Stock designated and 0 shares of Series A Convertible Preferred Stock issued and outstanding. According to the Certificate of Designation filed with the Nevada Secretary of State, these shares are non-voting, and have no dividend or liquidation rights. Each share is convertible into two hundred (200) shares of common stock, provided, however, no holder of the Series A Convertible preferred stock will have the right to convert any of such shares to the extent that after giving effect to such conversion, the beneficial owner of such shares would beneficially own in excess of 4.9% of the shares of the common stock outstanding immediately after giving effect to such conversion.

Series B Preferred Stock

As of July 9, 2013, there were 51 shares of Series B Preferred Stock designated and 51 shares of Series B Preferred Stock issued and outstanding. According to the Certificate of Designation filed with the Nevada Secretary of State, these shares have no dividend rights, liquidation rights on a pro rata basis, no conversion rights and rank senior to the Company’s common stock. Each one (1) share of Series B Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding common stock eligible to vote at the time of the respective vote (the Numerator”) divided by (y) 0.49, minus (z) the Numerator. The 51 shares of Series B Preferred Stock entitle the holders to voting rights equivalent to 51% of the shares of common stock then outstanding.

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Series C Convertible Preferred Stock

As of July 9, 2013, there were 500 shares of Series C Preferred Stock designated and 190 shares of Series C Preferred Stock issued and zero outstanding. According to the Certificate of Designation filed with the Nevada Secretary of State, these shares have the following rights, designations and preferences:

Stated Value : The stated value per share of the Series C Convertible Preferred Stock is $1,000.00

Voting Rights : The holders of the Series C Convertible Preferred Stock are not entitled to vote with the Company’s common stockholders.

Protective Provisions : As long as any Series C Convertible Preferred Stock is outstanding, we are prohibited from taking any of the following actions without the consent of a majority of the then outstanding Series C Convertible Preferred Stock:

(i)	alter or change adversely the powers, preferences or rights given to the Series C Convertible Preferred Stock;

(ii)	alter or amend the certificate of designation;

(iii)	authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation or otherwise senior to or pari passu with the Series C Convertible Preferred Stock;

(iv)	amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders of the Series C Convertible Preferred Stock;

(v)	increase the authorized or designated number of shares of Series C Convertible Preferred Stock;

(vi)	issue any additional shares of Series C Convertible Preferred Stock; or

(vii)	enter into any agreement with respect to the foregoing.

Voluntary Conversion : A holder of Series C Convertible Preferred Stock can elect to convert its Series C Convertible Preferred Stock into shares of our common stock at any time from and after the Original Issue Date (as defined in the certificate of designation). Each share of Series C Convertible Preferred Stock is convertible into that number of shares of our common stock determined by dividing the stated value of such share of Series C Convertible Preferred Stock (as increased for accrued dividends) by the conversion price.

Conversion Price : The conversion price is the higher of (i) $0.01 and (ii) such price that is a 50% discount to the average of the low 2 closing bid prices for the Company’s common stock for the five trading days immediately prior to such day that a holder delivers a notice of conversion to the Company, subject to adjustment.

Series D Preferred Stock

The terms of the Series D Preferred Stock are contained in a certificate of designation that amends our articles of incorporation. The following description is a summary of the material provisions of the Series D Preferred Stock and the certificate of designation. It does not purport to be complete. We urge you to read the certificate of designation because it, and not this description, defines your rights as a holder of shares of Series D Preferred Stock. As used in this section, the terms “MusclePharm,” “us,” “we” or “our” refer to MusclePharm Corporation and not any of its subsidiaries.

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General

Our board of directors is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, as well as to fix the designation and any preferences, conversion and other rights and limitations of such series. These rights and limitations may include voting powers, limitations as to dividends, and qualifications and terms and conditions of redemption of the shares of each such series. Pursuant to this authority, prior to this offering, our board of directors established the terms of the Series D Preferred Stock, which are described below.

When issued, the Series D Preferred Stock will be validly issued, fully paid and non-assessable. The holders of the Series D Preferred Stock have no preemptive rights under Nevada law with respect to any issuances of our stock or any securities convertible into or other rights or options to purchase any such stock. The Series D Preferred Stock is not subject to any sinking fund or other obligation of us to redeem or retire the Series D Preferred Stock. The Series D Preferred Stock will have a perpetual term with no maturity.

Our shares of Series D Preferred Stock will have no public market and will not be listed to trade on an exchange or any market.

The transfer agent and registrar and for the Series D Preferred Stock is Corporate Stock Transfer, Inc.

Ranking – Dividends and Liquidation

The Series D Preferred Stock ranks, with respect to dividend rights and rights on liquidation, dissolution and winding-up of the affairs of the Company, equal to the common stock and junior to each other class or series of our capital stock, the terms of which expressly provide that such other class or series ranks senior to the Series D Preferred Stock as to dividends or upon liquidation, dissolution and winding-up, or as to any other right or preference.

Voting

The Series D Preferred Stock votes together with the common stock on an as-converted basis, but not in excess of the conversion limitations set forth below. Except as otherwise required by law, the holders of shares of Series D Preferred Stock vote together with the holders of common stock on all matters and not as a separate class.

Redemption

The Series D Preferred Stock is not redeemable either at our option or at the option of the holders. The Series D Preferred Stock is not subject to any sinking fund or other obligation to redeem, repurchase or retire the Series D Preferred Stock.

Conversion Rights

Optional Conversion

Each holder of Series D Preferred Stock may, from time to time, convert any or all of such holder’s shares of Series D Preferred Stock into fully paid and non-assessable shares of common stock in an amount equal to two shares of common stock for each one share of Series D Preferred Stock surrendered (subject to adjustment described below, the “Conversion Rate”).

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Mandatory Conversion

At such time as the number of outstanding shares of Series D Preferred Stock is less than 250,000 shares, then (i) all outstanding shares of Series D Preferred Stock will automatically be converted into shares of common stock at the then effective Conversion Rate, and (ii) such shares of Series D Preferred Stock may be reissued.

Conversion Limitation

At no time may a holder of shares of Series D Preferred Stock convert its shares of Series D Preferred Stock into our common stock if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of common stock owned by the holder at such time, the number of shares of common stock which would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of our common stock outstanding at such time (the “4.99% Beneficial Ownership Limitation”). However, a holder may waive this limitation by providing us with 61 days’ advance notice. At no time may all or a portion of the Series D Preferred Stock be converted by a holder if the number of shares of common stock to be issued pursuant to such conversion, when aggregated with all other shares of our common stock owned by the holder at such time, would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of our common stock outstanding at such time (the “9.99% Beneficial Ownership Limitation” and the lower of the 9.99% Beneficial Ownership Limitation and the 4.99% Beneficial Ownership Limitation then in effect, the “Maximum Percentage”)). By written notice to the Company, a holder of Series D Preferred Stock may from time to time decrease the Maximum Percentage to any other percentage specified in such notice.

No Fractional Shares

No fractional shares of our common stock will be issued upon the conversion of the Series D Preferred Stock and the number of shares of common stock to be issued will be rounded up to the nearest whole share.

Anti-Dilution Adjustments

Stock Dividends and Stock Splits

If we, at any time while any share of the Series D Preferred Stock is outstanding we:

·	pay a stock dividend or otherwise make a distribution relating to our common stock or any other equity or equity equivalent securities payable in shares of common stock;

·	subdivide outstanding shares of common stock into a larger number of shares;

·	combine outstanding shares of our common stock into a smaller number of shares (including by way of reverse stock split); or

·	issue by reclassification of shares of the common stock any shares of our capital stock;

then the Conversion Rate will be adjusted such that holders of outstanding shares of Series D Preferred Stock will receive, upon conversion, such number of shares of common stock into which such outstanding shares of Series D Preferred Stock would have been convertible into, immediately prior to such foregoing events, adjusted to take into account any additional or lessened shares of our capital stock the holder would have been entitled to had the holder converted such shares of Series D Preferred Stock and been the holder of the underlying shares of common stock prior to such events.

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Adjustments for Reclassification, Exchange or Substitution

If the common stock issuable upon conversion of shares of Series D Preferred Stock is changed to the same or different number of shares of any class or classes of stock (other than by way of a stock split or combination of shares or stock dividends, or a Fundamental Transaction (as defined below)), then an appropriate adjustment to the Conversion Rate will be made and provisions will be made (by adjustments of the Conversion Rate or otherwise) so that the holder of outstanding Series D Preferred Stock will have the right thereafter to convert any outstanding shares of Series D Convertible Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of outstanding shares of Series D Preferred Stock of the number of shares of common stock into which such outstanding shares of Series D Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change.

Fundamental Transaction

If, at any time while any share of the Series D Preferred Stock is outstanding;

·	we effect any merger or consolidation of us with or into another person;

·	we effect any sale of all or substantially all of our assets in one transaction or a series of related transactions;

·	any tender offer or exchange offer (whether us or another person) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property; or

·	we effect any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”);

then, upon any subsequent conversion of shares of Series D Preferred Stock, the holders shall have the right to receive, for each share of common stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as the holder would have been entitled to receive upon the occurrence of the Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of common stock.

Favored Nations Provision

Other than in connection with Excepted Issuances (as defined below), if at any time while any shares of Series D Preferred Stock are outstanding, we issue, without the consent of a majority of the outstanding shares of Series D Preferred Stock, (a “Trigger Issuance”) any shares of common stock or securities convertible into or exercisable for shares of common stock at a price per share or conversion or exercise price per share (the “Trigger Issuance Price”) which is less than the Conversion Price (as defined below), then the Conversion Rate will be adjusted by multiplying the Conversion Rate in effect immediately prior to the Trigger Issuance by a fraction, the numerator of which will be the Conversion Price and the denominator of which will be the Trigger Issuance Price. Common stock issued by us for no consideration (other than stock dividends or stock splits, as described above) or for consideration that cannot be determined at the time the common stock is issued will be deemed to have been issued at $0.001 per share. So long as any shares of Series D Preferred Stock are outstanding, we will not enter into any variable, floating rate or similar agreement providing for issuance of any of our equity securities or convertible into our securities on any basis in which the conversion or strike price thereof is determined on the basis of the market price of our common stock.

The term “Conversion Price” shall equal $4.00 (subject to adjustment from time to time).

The term “Excepted Issuances” means any of the following:

·	full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity;

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·	the issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital;

·	the issuance of common stock or the issuances or grants of options to purchase common stock to employees, directors, and consultants, pursuant to plans in effect as of the date of the certificate of designation that have been approved by a majority vote of the stockholders and a majority of the independent members of our board of directors as such plans are constituted on the date of this certificate of designation;

·	the issuance of common stock pursuant to agreements entered into prior to the date of the certificate of designation, as such agreements are in effect and constituted on the date of this certificate of designation, without regard to any further amendment;

·	the issuance of common stock upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding on the date of the certificate of designation on the terms then in effect;

the issuance of common stock or the issuances or grants of options to purchase common stock to consultants and service providers approved by a majority of the independent members of our board of directors; and

and all securities required to be assumed by the Company by the terms as a result of any of the foregoing even if issued by a predecessor acquired in connection with a business combination, merger or share exchange.

Equal Treatment of Holders of Shares of Series D Preferred Stock

No consideration shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of the certificate of designation or related transaction document unless the same consideration is also offered to all of holders of the outstanding shares of Series D Preferred Stock.

Anti-Takeover Provisions

Nevada Revised Statutes

Acquisition of Controlling Interest Statutes . Nevada’s “acquisition of controlling interest” statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our articles of incorporation and bylaws currently contain no provisions relating to these statutes, and unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of January 15, 2013, we have over 200 record stockholders, but do not have 100 stockholders of records with Nevada addresses appearing on our stock ledger. If these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

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Combinations with Interested Stockholders Statutes . Nevada’s “combinations with interested stockholders” statutes prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after the such person first becomes an “interested stockholder” unless (i) the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested shareholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between the corporation and an “interested stockholder”. Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. We have not included any such provision in our articles of incorporation.

The effect of these statutes may be to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Articles of Incorporation and Bylaws Provisions

Our articles of incorporation, as amended, and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our articles of incorporation and bylaws among other things:

·	permit our board of directors to alter our bylaws without stockholder approval; and

·	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

Listing

The shares of our common stock are currently quoted on the OTC QB under the symbol “MSLP.OB”.

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SELLING SHAREHOLDERS

We are registering an aggregate of 1,740,691 Resale Shares for resale by the Selling Shareholders listed in the table below. All expenses incurred with respect to the registration of the Common Stock will be paid by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the Selling Shareholders in connection with the sale of such shares.

The Selling Shareholders may also resell all or a portion of their securities in reliance upon Rule 144 under the Securities Act provided that they meet the criteria and conform to the requirements of that rule or by any other available means.

The Selling Shareholders named below may from time to time offer and sell pursuant to this prospectus up to 1,740,691 Resale Shares. The shares of our Common Stock included in the Resale Shares were issued to the Selling Shareholders in the transaction described in the footnotes to the following table.

The following table sets forth:

•	the name of the Selling Shareholders;

•	the number and percent of shares of our Common Stock that the Selling Shareholders beneficially owned prior to the offering for resale of the shares under this prospectus;

•	the number of shares of our Common Stock that may be offered for resale for the account of the Selling Shareholders under this prospectus; and

•	the number and percent of shares of our Common Stock to be beneficially owned by the Selling Shareholders after the offering of the Resale Shares (assuming all of the offered Resale Shares are sold by the Selling Shareholders).

The number of shares in the column “Number of Shares Being Offered” represents all of the shares that each Selling Shareholder may offer under this prospectus. We do not know how long the Selling Shareholders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the Selling Shareholders regarding the sale of any of the Resale Shares.

This table is prepared solely based on information supplied to us by the Selling Shareholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC. The applicable percentages of beneficial ownership are based on an aggregate of 7,350,768 shares of our common stock issued and outstanding on July 9, 2013.

Except as noted in the footnotes to the table below, to our knowledge, none of the Selling Shareholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. None of the Selling Shareholders is a broker-dealer of affiliate of a broker-dealer. See “Plan of Distribution” for additional information about the Selling Shareholders and the manner in which the Selling Shareholders may dispose of their shares. Beneficial ownership has been determined in accordance with the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shares voting or investment power of that security, and includes option that are currently exercisable or exercisable within 60 days. Our registration of these securities does not necessarily mean that the Selling Shareholders will sell any or all of the securities covered by this prospectus.

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Name of Shareholder	Shares Beneficially Owned		Number of Shares	Number of Shares
	Prior to Offering Number		Offered	Beneficially Owned After
				Offering Percent
Alder Capital Partners I, LP (2)	115,000	(1)	115,000	0

The Feinberg Family Trust (3)	352,942	(1)	352,942	0

Christopher F. Egan(4)	235,294	(1)	235,294	0
2002 Living Trust

Melachdavid Inc (5)	425,632	(6)	425,632	0

GRQ Consultants Inc. (7)	317,093	(6)	317,093	0

John Lee Family Trust (8)	100,000	(9)	100,000	0

Wasatch Micro Value Fund (10)	150,000	(11)	150,000	0

The Del Mar Consulting
Group, Inc. (12)	45,000	(13)	45,000	0

(1) Represents shares purchased in the March 2013 Private Placement

(2) Michael Licosati is the managing partner of Alder Capital Partners I, LP is authorized signatory of Alder Capital Partners I, LP and as such has voting and investment power over the securities owned by the selling stockholder. Michael Licosati disclaims beneficial ownership of these securities.

(3 Jeffrey Feinberg is the trustee of the Feinberg Family Trust and as such has voting and investment power over the securities owned by the selling stockholder. Mr. Feinberg disclaims beneficial ownership over these shares.

(4) Christopher F. Egan is the trustee of the Christopher F. Egan Living Trust and as such has voting and investment power over the securities owned by the selling stockholder Mr. Egan disclaims beneficial ownership of these shares.

(5) Mark Grossman is President of Melachdavid, Inc. and as such has voting and investment power over the securities owned by the selling stockholder. Mr. Grossman disclaims beneficial ownership over these shares.

(6) Represents shares received pursuant to consulting agreements entered into in April 2012.

(7) Barry Honig is the President of GRQ Consultants, Inc. and as such has voting and investment power over the securities owned by the selling stockholder. Mr. Honig disclaims beneficial ownership over such shares. Does not include shares owned personally by Mr. Honig.

(8) John Lee is the Trustee of the John Lee Family Trust and as such has voting and investment power over the securities owned by the selling stockholder. Mr. Lee disclaims beneficial ownership over such shares.

(9) Represents shares purchased in the May 2013 Private Placement.

(10) Daniel Thurber is the Vice President of Wasatch Advisors, Inc., the Investment Advisor for Wasatch Funds Trust on behalf of Wasatch MicroCap Value Fund.

(11) Robert Prag is the beneficial owner of such Shares.

(12) Represents shares issued pursuant to a consulting agreement entered into in February 2013.

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PLAN OF DISTRIBUTION

The Selling Shareholders may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

•	directly to investors, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; and

•	through a combination of any such methods of sale.

The Selling Shareholders may sell the Resale Shares pursuant to this prospectus.  The Selling Shareholders may also sell all or a portion of the Resale Shares in reliance upon Rule 144 under the Securities Act provided that they meet the criteria and conform to the requirements of that rule or by any other available means.

To the best of our knowledge the Selling Shareholders have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers or agents regarding the sale of any securities covered by this prospectus.

 Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for Purchaser of shares, from Purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of the common stock short and deliver these securities to close out its short position, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Shareholders may be deemed underwriters within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed five percent (5%).

Because the Selling Shareholders may be deemed “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep the registration statement that this prospectus forms a part of continuously effective under the Securities Act until all securities covered by such registration statement have been sold, or may be sold without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the securities being offered by this prospectus been passed upon for us by Sichenzia Ross Friedman Ference LL New York, New York.

EXPERTS

The consolidated financial statements of MusclePharm Corporation as of and for the years ended December 31, 2012 and 2011 appearing in this prospectus have been audited by EKS&H LLLP and Berman & Company, P.A., both independent registered public accounting firms, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

Changes in Registrant’s Certifying Accountant

On September 14, 2012, following a competitive process undertaken by our audit committee in accordance with its charter, the audit committee approved the appointment of EKS&H LLLP, effective September 14, 2012, as our independent registered public accounting firm for the fiscal year ended December 31, 2012. On September 14, 2012, EKS&H LLLP accepted the engagement.

During our fiscal year ended December 31, 2011, and the subsequent interim period prior to the engagement of EKS&H LLLP, the Company did not consult EKS&H LLLP regarding (1) the application of accounting principles to a specific completed or contemplated transaction, (2) the type of audit opinion that might be rendered on our financial statements, or (3) any matter that was either the subject of a “disagreement” (as such term is described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” with Berman & Company, P.A. (as such term is described in Item 304(a)(1)(v) of Regulation S-K).

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On September 18, 2012, our audit committee approved the dismissal of Berman & Company, P.A. as our independent registered public accounting firm.

Berman & Company, P.A.’s report on the financial statements for the fiscal years ended December 31, 2011 and 2010, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that the report contained a modification to the effect that there was substantial doubt as to the Company’s ability to continue as a going concern. During the fiscal years ended December 31, 2011 and 2010, and through September 18, 2012, there were no “disagreements” (as such term is described in Item 304(a)(1)(iv) of Regulation S-K) with Berman & Company, P.A. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Berman & Company, P.A., would have caused it to make reference thereto in their reports on the consolidated financial statements for such years.

During the fiscal years ended December 31, 2010 and 2011 and through September 18, 2012, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the SEC. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

·	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or

·	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

MusclePharm Corporation

Denver, Colorado

We have audited the accompanying consolidated balance sheet of MusclePharm Corporation and subsidiary (the "Company") as of December 31, 2012, and the related consolidated statements of operations and comprehensive income, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MusclePharm Corporation and subsidiary as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ EKS&H LLLP

March 29, 2013

Denver, Colorado

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:

MusclePharm Corporation

We have audited the accompanying consolidated balance sheets of MusclePharm Corporation and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MusclePharm Corporation and Subsidiary as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a net loss of $23,280,950 and net cash used in operations of $5,801,761 for the year ended December 31, 2011; and has a working capital deficit of $13,693,267, and a stockholders’ deficit of $12,971,212 at December 31, 2011. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regards to these matters is also described in Note 2.

Berman & Company, P.A.

Boca Raton, Florida

April 13, 2012 except for Note 1 as to which the date is June 28, 2012

551 NW 77th Street Suite 201 • Boca Raton, FL 33487

Phone: (561) 864-4444 • Fax: (561) 892-3715

www.Bermancpas.com • info@Bermancpas.com

Registered with the PCAOB • Member AICPA Center for Audit Quality

Member American Institute of Certified Public Accountants

Member Florida Institute of Certified Public Accountants

F-3

MusclePharm Corporation and Subsidiary

Consolidated Balance Sheets

	December 31,
	2012	2011
Assets
Current Assets:
Cash	$-	$659,764
Cash – restricted	9,148	-
Accounts receivable – net	3,302,344	2,569,092
Inventory	257,975	-
Prepaid giveaways	358,800	-
Prepaid stock compensation	44,748	534,456
Prepaid sponsorship fees	6,249	203,333
Deferred equity costs	698,500	-
Other	272,117	50,188
Total current assets	4,949,881	4,016,833
Property and equipment – net	1,356,364	907,522
Debt issue costs – net	335,433	68,188
Other assets	125,049	53,585
Total assets	$6,766,727	$5,046,128
Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$11,721,205	$9,359,073
Customer deposits	336,211	8,047
Debt – net	4,463,040	1,281,742
Derivative liabilities	-	7,061,238
Total Current Liabilities	16,520,456	17,710,100
Long Term Liabilities:
Debt – net	4,523	307,240
Total Liabilities	$16,524,979	$18,017,340
Commitments and contingencies:
Stockholders’ Deficit:
Preferred stock, $0.001 par value, Series A Convertible Preferred Stock, 5,000,000 shares authorized, none issued and outstanding	-	-
Preferred stock, $0.001 par value, Series B Preferred Stock, 51 shares authorized, 51 shares issued and outstanding	-	-
Preferred stock, $0.001 par value, Series C Convertible Preferred Stock, 500 shares authorized, 190 and 190 issued none and 190 outstanding	-	-
Common Stock, $0.001 par value; 100,000,000 shares authorized, 2,778,404 and 712,860 issued and 2,747,308 and 712,860 outstanding	2,778	713
Treasury Stock, at cost; 31,096 and zero shares	(460,978)	-
Additional paid-in capital	54,817,341	32,184,756
Accumulated deficit	(64,109,476)	(45,156,681)
Accumulated other comprehensive loss	(7,917)	-
Total Stockholders’ Deficit	(9,758,252)	(12,971,212)
Total Liabilities and Stockholders’ Deficit	$6,766,727	$5,046,128

The accompanying notes are an integral part of these consolidated financial statements.

F-4

MusclePharm Corporation and Subsidiary

Consolidated Statements of Operations and Comprehensive Income

	Year Ended December 31,
	2012	2011
Sales - net	$67,055,215	$17,212,636
Cost of sales	52,726,934	14,845,069
Gross profit	14,328,281	2,367,567
General and administrative expenses	23,064,092	18,587,727
Loss from operations	(8,735,811)	(16,220,160)
Other expense
Derivative expense	(4,409,214)	(4,777,654)
Change in fair value of derivative liabilities	5,899,968	5,162,100
Loss on settlement of accounts payable, debt and conversion of Series C preferred stock (2012 only)	(4,447,732)	(3,862,458)
Interest expense	(7,335,070)	(3,711,278)
Foreign currency transaction gain	15,030	-
Licensing income	10,000	250,000
Other income (expense)	50,034	(121,500)
Total other expense	(10,216,984)	(7,060,790)

Net loss	$(18,952,795)	$(23,280,950)

Net loss available to common stockholders
Net loss	(18,952,795)	(23,280,950)
Series C Preferred Stock dividend	-	(293)
Net loss available to common stockholders	$(18,952,795)	$(23,280,657)
Net income (loss) per share available to common stockholders – basic and diluted	$(13.00)	$(70.30)
Weighted average number of common shares outstanding during the period – basic and diluted	1,458,757	331,158

Other comprehensive income
Net change in Foreign currency translation	(7,917)	-
Total other comprehensive income (loss)	(7,917)	-
Total comprehensive income (loss)	$(18,960,712)	$(23,280,657)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

MusclePharm Corporation and Subsidiary

Consolidated Statement of Stockholders’ Deficit

Years ended December 31, 2012 and 2011

			Series B		Series C
	Series A Convertible		Preferred		Convertible				Additional				Total
	Preferred Stock		Stock		Preferred Stock		Common Stock		Paid-	Treasury	Accumulated	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	in Capital	Stock	Deficit	Translation	Deficit
Balance - December 31, 2010	-	$-	-	$-	-	$-	139,585	$140	$20,130,631	$-	$(21,875,438)	$-	$(1,744,667)

Issuance of common and preferred stock:
Conversion of convertible debt	-	-	-	-	-	-	298,897	299	4,268,558	-	-	-	4,268,857
Conversion of secured/unsecured debt	-	-	-	-	-	-	47,386	47	857,905	-		-	857,952
Cash	-	-	-	-	-	-	96,471	96	874,904	-	-	-	875,000
Cash	-	-	-	-	100	-	-	-	100,000	-	-	-	100,000
Services - third parties	-	-	-	-	-	-	54,731	55	1,199,789	-	-	-	1,199,844
Services - third parties	-	-	-	-	90	-	-	-	90,000	-	-	-	90,000
Services - third parties - future services	-	-	-	-	-	-	4,706	5	214,245	-	-	-	214,250
Extension of debt maturity date	-	-	-	-	-	-	11,030	11	161,239	-	-	-	161,250
Settlement of accounts payable	-	-	-	-	-	-	64,172	64	3,646,655	-	-	-	3,646,719
Cancellation of shares	-	-	-	-	-	-	(4,118)	(4)	4	-	-	-	-
Share based payments - related parties	-	-	51	-	-	-	-	-	-	-	-	-	-
Dividends on Series C Convertible Preferred Stock - related parties	-	-	-	-	-	-	-	-	-	-	(293)	-	(293)
Reclassification of derivative liability to additional paid in capital	-	-	-	-	-	-	-	-	640,826	-		-	640,826
Net loss	-	-	-	-	-	-	-	-	-	-	(23,280,950)	-	(23,280,950)

Balance - December 31, 2011	-	-	51	-	190	-	712,860	713	32,184,756	-	(45,156,681)	-	(12,971,212)

Issuance of common and preferred stock:
Conversion of preferred shares	-	-	-	-	(190)	-	22,353	22	614,962	-	-	-	614,984
Conversion of secured/unsecured debt	-	-	-	-	-	-	290,961	290	1,420,132	-		-	1,420,422
Cash	-	-	-	-	-	-	199,422	199	1,660,561	-	-	-	1,660,760
Interest	-	-	-	-	-	-	58,945	58	334,040	-	-	-	334,098
Services - third parties	-	-	-	-	-	-	113,740	113	1,107,605	-	-	-	1,107,718
Executive/board compensation	-	-	-	-	-	-	431,034	431	4,686,083	-	-	-	4,686,514
Warrant conversions/settlements	-	-	-	-	-	-	853,082	853	7,294,914	-	-	-	7,295,767
Forbearance of agreement terms	-	-	-	-	-	-	95,528	95	1,239,939	-	-	-	1,240,033
Treasury shares purchased	-	-	-	-	-	-	(31,096)			(460,978)	-	-	(460,978)
Additional shares from roundup of split shares	-	-	-	-	-	-	479	4	(4)	-	-	-	-
Employee stock awards	-	-	-	-	-	-	-	-	149,966	-	-	-	149,966
Reclassification of derivative liability to additional paid in capital	-	-	-	-	-	-	-	-	4,124,387	-			4,124,387
Translation gain/loss	-	-	-	-	-	-	-	-	-	-		(7,917)	(7,917)
Net loss	-	-	-	-	-	-	-	-	-	-	(18,952,795)		(18,952,795)

Balance - December 31, 2012	-	$-	51	$-	-	$-	2,747,308	$2,778	$54,817,341	$(460,978)	$(64,109,476)	$(7,917)	$(9,758,252)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Subsidiary

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2012	2011
Cash Flows From Operating Activities:

Net loss	$(18,952,795)	$(23,280,950)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	475,320	171,587
Bad debt	9,490	120,477
Warrants issued for services – third parties	-	1,989,982
Stock issued for services – third parties	-	1,289,844
Stock issued to extend maturity date of debt	-	161,250
Amortization of prepaid stock compensation and athlete endorsement stock payments	715,661	1,745,705
Amortization of debt discount	6,122,006	3,237,219
Amortization of debt issue costs	394,964	229,499
Amortization of deferred compensation	149,966	-
Loss on settlement of accounts payable	-	2,123,129
Additional consideration given for early debt retirement	779,500	-
Loss on conversion of debt	351,021	1,739,329
Loss on conversion of preferred shares	614,984	-
Loss on conversion of warrants	315,364	-
Loss on repayment of debt	1,196,321	-
Derivative expense	4,409,214	4,777,654
Executive compensation	231,833	-
Change in fair value of derivative liabilities	(5,899,968)	(5,162,100)

Changes in operating assets and liabilities:
(Increase) decrease in:
Restricted cash balance	(9,148)	-
Accounts receivable	(742,742)	(2,262,808)
Prepaid and other	(16,098)	(203,333)
Deferred equity costs	(698,500)	-
Inventory and prepaid giveaways	(616,775)	-
Other	-	7,877
Increase (decrease) in:
Accounts payable and accrued liabilities	10,144,621	7,581,564
Customer deposits	328,164	(67,686)
Net Cash Used In Operating Activities	(697,597)	(5,801,761)

Cash Flows From Investing Activities:
Purchase of property and equipment	(924,162)	(831,511)
Purchase of other assets	(41,165)	-
Net Cash Used In Investing Activities	(965,327)	(831,511)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	5,823,950	6,612,900
Debt issuance costs	(234,450)	(263,283)
Repayment of debt	(5,847,575)	(75,285)
Repurchase of common stock (treasury stock)	(460,978)	-
Proceeds from issuance of preferred stock	-	100,000
Proceeds from issuance of common stock and warrants – net of recapitalization payment	1,660,760	875,000
Cash overdraft	69,370	-
Net Cash Provided by Financing Activities	$1,011,077	$7,249,332
Effects of foreign currency translation:
Foreign currency translation loss	(7,917)	-
Net (decrease) increase in cash	(659,764)	616,060
Cash at beginning of period	659,764	43,704

Cash at end of period	$-	$659,764

Supplemental disclosures of cash flow information:
Cash paid for interest	$501,165	$28,806

Supplemental disclosure of non-cash investing and financing activities:
Stock issued for future services - third parties	$1,107,719	$214,250
Non cash increase in accounts payable related to future services to be paid for with common stock	$-	$100,000
Warrants issued in conjunction with debt issue costs	$427,759	$-
Debt discount recorded on convertible and unsecured debt accounted for as a derivative liability	$3,554,672	$5,473,291
Stock issued to settle accounts payable and accrued interest – third parties	$1,392,143	$1,440,779
Conversion of convertible debt and accrued interest for common stock	$1,069,402	$3,387,480
Stock issued for interest	$334,099	$-
Stock issued to settle accrued executive compensation	$4,667,764	$-
Stock issued for board member compensation	$18,750	$-
Reclassification of derivative liability to additional paid in capital and warrant settlements (2012 only)	$9,784,748	$640,826
Stock issued to acquire equipment	$-	$82,811
Auto acquired through financing	$-	$26,236
Dividends on Series C Preferred Stock – related parties	$-	$293
Stock issued to settle contracts	$3,932	$-
Stock issued to settle accrued liabilities	$384,500	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-7

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

Note 1: Nature of Operations and Basis of Presentation

Nature of Operations

MusclePharm Corporation and consolidated subsidiary (the “Company”, “we”, “our”, or “MP”) was incorporated in the State of Nevada on August 4, 2006, under the name Tone in Twenty, for the purpose of engaging in the business of providing personal fitness training using isometric techniques. The Company is headquartered in Denver, Colorado.

MusclePharm currently manufactures and markets a wide-ranging variety of high-quality sports nutrition products.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the United States Securities and Exchange Act of 1934.

Note 2: Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of MusclePharm Corporation and its wholly-owned subsidiary MusclePharm Canada Enterprises Corp(“MusclePharm Canada”). MusclePharm Canada began operations in April of 2012. All intercompany accounts and transactions between Musclepharm Corporation and MusclePharm Canada have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, the actual results could differ significantly from estimates.

Risks and Uncertainties

The Company operates in an industry that is subject to rapid change and intense competition. The Company’s operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure.

Management’s Plans with Respect to Liquidity and Capital Resources

The Company’s management believes that with increased sales expansion and the opening of the Franklin, Tennessee distribution center, there will be opportunities to increase sales; however, the Company may need to continue to raise capital in order execute the business plan, which includes buying more inventory and broadening the sales platform. There can be no assurance that such capital will be available on acceptable terms or at all. See Note 12 for subsequent events related to the Company’s capital raising efforts.

F-8

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less and money market accounts to be cash equivalents. At December 31, 2012 and 2011, the Company had no cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.  At December 31, 2012, there were no balances that exceeded the federally insured limit. At December 31, 2011, there was one account that had a balance that exceeded the federally insured limit by approximately $378,000.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms. The accounts receivable are sent directly to the Company’s third party manufacturer and netted with any outstanding liabilities to the manufacturer. Liabilities to the manufacturer totaled $4,224,562 and $2,100,214 at December 31, 2012 and 2011, respectively, and are included in accounts payable and accrued liabilities. The Company periodically evaluates the collectability of its accounts receivable and considers the need to establish an allowance for doubtful accounts based upon historical collection experience and specific customer information. Accordingly, the actual amounts could vary from the recorded allowances. There is also a review of customer discounts at the period end and an accrual made for discounts earned but not yet received by quarter end.

The Company does not charge interest on past due receivables. Receivables are determined to be past due based on the payment terms of the original invoices. Accounts receivable consisted of the following at December 31, 2012 and 2011:

	As of December 31, 2012	As of December 31, 2011
Accounts receivable	$4,416,193	$2,766,776
Less: allowance for discounts	(1,088,720)	-
Less: allowance for doubtful accounts	(25,129)	(197,684)
Accounts receivable – net	$3,302,344	$2,569,092

At December 31, 2012 and 2011, the Company had the following concentrations of accounts receivable with customers:

Customer	2012	2011
A	24%	36%
B	20%	7%
C	6%	12%
D	1%	10%

Inventory

Inventory is valued at the lower of cost or market value. Product-related inventories are primarily maintained using the average cost method.

Prepaid Giveaways

Prepaid giveaways represents non-inventory sample items which are given away to aid in promotion of the brand.

Prepaid Sponsorship Fees

Prepaid sponsorship fees represents fees paid in connection with future advertising to be received.MusclePharm Corporation and Subsidiary

F-9

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

Prepaid Stock Compensation

Prepaid stock compensation represents amounts paid with stock in connection with future contractual benefits to be received. The Company amortizes these contractual benefits over the life of the contracts using the straight-line method.

Property and Equipment

Property and equipment are stated at cost and depreciated to their estimated residual value over their estimated useful lives. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are relieved from the accounts and the resulting gains or losses are included in operating income in the statements of operations. Repairs and maintenance costs are expensed as incurred. Depreciation is provided using the straight-line method for all property and equipment.

Deferred Equity Costs

Costs associated with equity offerings are initially classified as deferred equity costs until moneys are received from the sale of equity shares. Upon receipt of funds, the Company nets any deferred equity costs against the gross proceeds recorded as equity.

Website Development Costs

Costs incurred in the planning stage of a website are expensed, while costs incurred in the development stage are capitalized and amortized over the estimated useful life of the asset.

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances, such as service discontinuance or technological obsolescence, indicate that the carrying amount of the long-lived asset may not be recoverable. When such events occur, the Company compares the carrying amount of the asset to the undiscounted expected future cash flows related to the asset. If the comparison indicates that impairment is present, the amount of the impairment is calculated as the difference between the excess of the carrying amount over the fair value of the asset. If a readily determinable market price does not exist, fair value is estimated using discounted expected cash flows attributable to the asset. During the years ended December 31, 2012 and 2011, the Company recorded no impairment expense.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

F-10

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

•	Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The following are the major categories of liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	As of December 31,
	2012	2011

Derivative liabilities (Level 2)	$-	$7,061,238

The Company’s financial instruments consisted primarily of accounts receivable, accounts payable, accrued liabilities and debt. The Company’s debt approximates fair value based upon current borrowing rates available to the Company for debt with similar maturities. The carrying amounts of the Company’s financial instruments generally approximated their fair values as of December 31, 2012 and 2011, respectively, due to the short-term nature of these instruments.

Revenue Recognition

The Company records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product has been shipped or delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Depending on individual customer agreements, sales are recognized either upon shipment of products to customers or upon delivery. For one of our largest domestic customers (See customer “B” below under concentrations), which represents 12% and 14% of our total revenue for the year ended December 31, 2012 and 2011, revenue is recognized upon delivery.

The Company has determined that advertising related credits that were granted to customers fell within the guidance of ASC No. 605-50-55 (“ Revenue Recognition” – Customer Payments and Incentives – Implementation Guidance and Illustrations) . The guidance indicates that, absent evidence of benefit to the vendor, appropriate treatment requires netting these types of payments against revenues and not expensing as advertising expense.

The Company records store support, giveaways, sales allowances and discounts as a direct reduction of sales. The Company grants volume incentive rebates to certain customers based on contractually agreed percentages once certain thresholds have been met. These volume incentive rebates are recorded as a direct reduction to sales.

Sales for the years ended December 31, 2012 and 2011 are as follows:

	Year Ended December 31,
	2012	2011
Sales	$77,768,138	$21,197,518

Discounts	(10,712,923)	(3,984,882)

Sales – Net	$67,055,215	$17,212,636

The Company has an informal 7-day right of return for products. There were nominal returns for the years ended December 31, 2012 and 2011.

For the years ended December 31, 2012 and 2011, the Company had the following concentrations of revenues with customers:

Concentrations	Year Ended December 31,
Customer	2012	2011

A	33%	41%

B	12%	14%

F-11

MusclePharm Corporation and Subsidiary
Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

Licensing Income and Royalty Revenue

On May 5, 2011, the Company granted an exclusive indefinite license to a third party for $250,000. The licensee may market, manufacture, design and sell the Company’s existing apparel line. The licensee is obligated to pay the Company a 10% net royalty based on its net income at the end of each fiscal year. To date, no royalty revenue has been earned.

Cost of Sales

Cost of sales represents costs directly related to the production, manufacturing and freight of the Company’s products.

Shipping and Handling

Domestic products sold are shipped directly to the customer from the manufacturer. Costs associated to the shipments are recorded in cost of sales. For Canadian sales, the product is shipped from our Canadian warehouse to our customers and the costs associated with the shipments are recorded as shipping in cost of sales.

Advertising

The Company expenses advertising costs when incurred.

Advertising expense for the years ended December 31, 2012 and 2011, are as follows:

	Year Ended December 31,
	2012	2011

Advertising	$8,430,401	$5,241,585

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Beginning with the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes , (included in FASB ASC Subtopic 740-10, Income Taxes — Overall) , the Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest and penalties related to unrecognized tax benefits in income tax expense. There were no interest or penalties for the years ended December 31, 2012 and 2011.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a “beneficial conversion feature” (“BCF”) and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The discount is amortized to interest expense over the life of the debt.

F-12

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

Significant Customers

In the years ended December 31, 2012 and 2011, the Company has relied on two customers for a substantial portion of its sales making up 45% and 55% of total sales, respectively. MusclePharm’s sales for the years ended December 31, 2012 and 2011 to Bodybuiding.com were 33% and 41%, respectively and to GNC 2012 and 2011 were 12% and 14%, respectively.

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities consists of the Company’s Trade Payables as well as amounts estimated by management for future liability payments that relate to the current accounting period. Management reviews these estimates periodically to determine their reasonableness and fair presentation.

Debt

The Company defines short term debt as any debt payment due less than one year from the date of the financial statements. Long term debt is defined as any debt payment due more than one year from the date of the financial statements. Refer to Note 4 for further disclosure debt liabilities.

Derivative Liabilities

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company continues its evaluation process of these instruments as derivative financial instruments.

Once derivative liabilities are determined, they are adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value is recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model. Once a derivative liability ceases to exist any remaining fair value is reclassified to additional paid in capital.

Deferred Equity Costs

The Company may pay costs related to the underwriting and offering of equity securities. These costs are treated as a reduction to equity capital raised and recorded in equity when the share issuances are recorded. Until the shares are recorded or until offering is aborted, these costs will be held on the balance sheet as a deferred asset.

Debt Issue Costs and Debt Discount

The Company may pay debt issue costs, and record debt discounts in connection with raising funds through the issuance of convertible debt. These costs are amortized over the life of the debt to interest expense. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Original Issue Discount

For certain convertible debt issued, the Company provides the debt holder with an original issue discount. The original issue discount is recorded to debt discount and additional paid-in capital at an amount not to exceed gross proceeds raised, reducing the face amount of the debt, and is amortized to interest expense over the life of the debt.

F-13

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

Share-Based Payments

Generally, all forms of share-based payments, including stock option grants, warrants and restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non- employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Earnings (Loss) Per Share

Net earnings (loss) per share is computed by dividing net income (loss) less preferred dividends for the period by the weighted average number of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) less preferred dividends for the period by the weighted average number of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.

Since the Company reflected a net loss for the years ended December 31, 2012 and 2011, respectively, the effect of considering any common stock equivalents, if exercisable, would have been anti-dilutive. A separate computation of diluted earnings (loss) per share is not presented.

The Company has the following common stock equivalents as of December 31, 2012 and 2011, respectively:

	As of December 31,
	2012	2011
Stock options (exercise price – $425/share)	1,847	1,903
Warrants (exercise price – $12.75 - $1,275/share)	89	72,584
Convertible Series C Preferred Stock (conversion price $8.50/share)	-	23
Convertible debt (conversion price – $1.70- $17/share)	-	527,757
Total common stock equivalents	1,936	602,267

In the above table, some of the outstanding instruments from 2011 contain ratchet provisions that would cause variability in the exercise price at the balance sheet date. As a result, common stock equivalents could change.

Foreign Currency

MusclePharm began operations in Canada in April 2012. The Canadian Dollar was determined to be the functional currency as the majority of the transactions related to the day to day operations of the business are exchanged in Canadian Dollars. At the end of the period, the financial results of the Canadian operation are translated into the U.S. Dollar, which is the reporting currency, and added to the U.S. operations for consolidated company financial results. The revenue and expense items are translated using the average rate for the period and the assets and liabilities at the end of period rate. Transactions that have completed the accounting cycle and resulted in a gain or loss related to translation are recorded in realized gain or loss due to foreign currency translation under other income expense on the income statement. Transactions that have not completed their accounting cycle but appear to have gain or loss due to the translation process are recorded as unrealized gain or loss due to translation and held in the equity section on the balance sheet until such date the accounting cycle of the transaction is complete and the actual realized gain or loss is recognized.

Reclassification

The Company has reclassified certain prior period amounts in the net cash used in operating activities section of the statement of cash flows to conform to the current period presentation. These reclassifications were for presentation purposes had no effect net cash used in operating activities for the periods presented.

F-14

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and IFRS”. ASU 2011-04 includes common requirements for measurement of and disclosure about fair value between GAAP and the International Financial Reporting Standards (“IFRS”). ASU 2011-04 requires reporting entities to disclose additional information for fair value measurements categorized within Level 3 of the fair value hierarchy. In addition, ASU 2011-04 requires reporting entities to make disclosures about amounts and reasons for all transfers in and out of Level 1 and Level 2 fair value measurements. The new and revised disclosures are effective for interim and annual reporting periods beginning after December 15, 2011. This pronouncement has been implemented in the Company’s financial statements for the year ended December 31, 2012 without impact.

Note 3: Property and Equipment

Property and equipment consisted of the following at December 31, 2012 and 2011:

	2012	2011	Estimated Useful Life
Furniture, fixtures and gym equipment	$1,323,998	$781,786	3 years
Leasehold improvements	563,204	244,770	From 42 to 64 months
Vehicles	100,584	37,068	5 years
Displays	32,057	32,057	5 years
Website	11,462	11,462	3 years
Total	2,031,305	1,107,143
Less: Accumulated depreciation and amortization	(674,941)	(199,621)
	$1,356,364	$907,522

Note 4: Debt

At December 31, 2012 and 2011, debt consists of the following:

	2012	2011

Convertible debt - secured	$-	$1,749,764
Less: debt discount	-	(1,395,707)
Convertible debt - net	-	354,057

Auto loan - secured	15,380	26,236

Unsecured debt	4,452,183	2,380,315
Less: debt discount	-	(1,171,626)
Unsecured debt - net	4,452,183	1,208,689

Total debt	4,467,563	1,588,982

Less: current portion	(4,463,040)	(1,281,742)

Long term debt	$4,523	$307,240

Debt in default of $64,600 and $505,600 at December 31, 2012 and 2011, respectively, is included as a component of short-term debt.

Future annual principal payments for the above debt is as follows:

Years Ending December 31,
2013	$4,463,040
2014	4,523
Total annual principal payments	$4,467,563

F-15

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

Convertible Debt – Secured – Derivative Liabilities

During years ended December 31, 2012 and 2011, the Company issued convertible debt totaling $519,950 and $4,679,253, respectively. The convertible debt includes the following terms:

		Year Ended December 31,
		2012	2011
		Amount of	Amount of
		Principal Raised	Principal Raised
Interest Rate		8% - 10%	0% - 18%
Default interest rate		0% - 20%	0% - 25%
Maturity		January 3, 2012 to October 11, 2014	June 30, 2011 to June 29, 2015

Conversion terms 1	Lesser of (1) a fifty percent (50%) discount to the two lowest closing bid prices of the five days trading days immediately preceding the date of conversion or (ii) twenty one dollars and twenty five cents ($21.25) per share	$-	$525,000
Conversion terms 2	200% - The “market price” will be equal to the average of (i) the average of the closing price of Company’s common stock during the 10 trading days immediately preceding the date hereof and (ii) the average of the 10 trading days immediately subsequent to the date hereof.	-	537,600
Conversion terms 3	200% of face. Average of the trading price 10 trading days immediately preceding the closing of the transaction	-	177,000
Conversion terms 4	200% of face. Fixed conversion price of $17.00	-	105,000
Conversion terms 5	300% of face. Fixed conversion price of $17.00	-	15,000
Conversion terms 6	35% of the three lowest trading prices for previous 10 trading days		250,000
Conversion terms 7	45% of the three lowest trading prices for previous 10 trading days	-	327,500
Conversion terms 8	50% of average closing prices for 10 preceding trading days	-	76,353
Conversion terms 9	50% of lowest trade price for the last 20 trading days	-	45,000
Conversion terms 10	50% of the 3 lowest trades for previous 20 trading days	-	33,000
Conversion terms 11	50% of the lowest closing price for previous 5 trading days	-	250,000
Conversion terms 12	60% multiplied by the average of the lowest 3 trading prices for common stock during the ten trading days prior to the conversion date	-	233,000
Conversion terms 13	62% of lowest trade price for the last 7 trading days	100,000	40,000
Conversion terms 14	65% of the lowest trade price in the 30 trading days previous to the conversion	19,950	335,000
Conversion terms 15	65% of the three lowest trading price for previous 30 trading days	-	153,800
Conversion terms 16	70% of lowest average trading price for 30 trading days	-	1,366,000
Conversion terms 17	No fixed conversion option	-	35,000
Conversion terms 18	35% multiplied by the average of the lowest three (3) trading prices (as defined below) for the common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date.	400,000	75,000
Conversion terms 19	Fixed conversion price of $25.50	-	100,000
		$519,950	$4,679,253

The debt holders are entitled, at their option, to convert all or part of the principal and accrued interest into shares of the Company’s common stock at the conversion prices and terms discussed above. The Company classifies embedded conversion features in these notes as a derivative liability due to management’s assessment that the Company may not have sufficient authorized number of shares of common stock required to net-share settle or due to the existence of a ratchet due to an anti-dilution provision. See Note 5 regarding accounting for derivative liabilities.

F-16

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

During the year ended December 31, 2012, the Company converted debt and accrued interest, totaling $1,420,422 into 290,961 shares of common stock. The resulting loss on conversion of $351,021 is included in the $4,447,732 loss on settlement of accounts payable and debt as shown in the consolidated statement of operations. During the year ended December 31, 2011, the Company converted debt and accrued interest, totaling $5,126,809 into 346,282 shares of common stock resulting in a loss on conversion of $1,739,329

During the year ended December 31, 2012, $14,000 of convertible notes matured without conversion. These notes became demand loans and were reclassified as unsecured debt. Derivative liabilities associated with these notes were eliminated given the expiration of the embedded conversion option. During the year ended December 31, 2011, $585,000 of convertible notes matured without conversion. These notes became demand loans and were reclassified as unsecured debt. Derivative liabilities associated with these notes were eliminated given the expiration of the embedded conversion option.

(A) Convertible Debt

Convertible debt consisted of the following activity and terms:

		Interest Rate	Maturity
Balance - December 31, 2010	$605,000

Borrowings during the year ended December 31, 2011	4,652,900	0% - 18%	January 30,2011 to June 29, 2015
Reclassifications from convertible notes to unsecured demand notes	(585,000)
Conversion of debt to into 298,897 shares of common stock with a valuation of $4,268,857 ($2.72 - $85.85/share)	(2,923,136)
Balance - December 31, 2011	1,749,764
Borrowings during the year ended December 31, 2012	519,950	8% - 10%	January 3, 2012 to October 11, 2014
Conversion of debt into 246,744 shares of common stock with a valuation of $950,739 ($2.98 - $8.08/share)	(759,095)
Repayment of convertible debt	(2,518,343)
Interest and accrued interest (Included in total repayment)	15,632
Loss on repayment (Included in total repayment)	1,006,092
Expiration of conversion option	(14,000)
Balance – December 31, 2012	$-

(B) Secured Debt

Secured debt consisted of the following activity and terms:

		Interest Rate	Maturity
Secured Debt balance as of December 31, 2010	$187,500	0%	May 18, 2010 - May 26, 2010
Conversion of debt to into 8,824 shares of common stock with a valuation of $437,500 ($49.30 - $50.15/share)	(187,500)
Balance as of December 31, 2011	-
Borrowings during the year ended December 31, 2012	-
Secured Debt balance as of December 31, 2012	$-

F-17

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

(C) Unsecured Debt

Unsecured debt consisted of the following activity and terms:

		Interest Rate	Maturity
Unsecured Debt balance as of December 31, 2010	$78,249
Borrowings during the year ended December 31, 2011	1,960,000	8% - 15%	February 8, 2011 - June 21, 2014
Reclassifications from convertible notes to unsecured demand notes	585,000
Conversion of debt to into 38,562 shares of common stock with a valuation of $420,452 ($8.50 - $42.50/share)	(167,649)
Repayments	(75,285)
Balance – December 31, 2011	2,380,315
Borrowings during the year ended December 31, 2012	5,304,000	15% - 110%	January 13, 2012 – October 1, 2013
Conversion of debt into 44,208 shares of common stock with a valuation of $469,683 ($8.08 - $13.60/share)	(150,000)
Repayments	(3,318,374)
Convertible debt added upon expiration of option	14,000

Balance adjustments	117
Interest and accrued interest (Included in total repayment)	31,896

Loss on repayment (Included in total repayment)	190,229
Balance – December 31, 2012	$4,452,183

(D) Vehicle Loan

Vehicle loan account consisted of the following activity and terms:

		Interest Rate	Maturity
Balance - December 31, 2010	$-
Non-Cash fixed asset additions during the year ended December 31, 2011	32,568	6.99%	36 payments of $1,008
Repayments	(6,332)
Balance - December 31, 2011	26,236	6.99%	24 payments of $1,008
Repayments	(10,856)
Balance – December 31, 2012	$15,380

(E) Debt Issue Costs

During the years ended December 31, 2012 and 2011, the Company paid debt issue costs totaling $662,209 and $263,283, respectively.

For the year ended December 31, 2012, the Company issued 22,633 warrants as cost associated with a debt raise. The initial derivative liability value of $427,759 was recorded as debt issue costs and derivative liability.

The following is a summary of the Company’s debt issue costs for the years ended December 31, 2012 and 2011:

	2012	2011
Debt issuance costs	$851,923	$305,283
Accumulated amortization of debt issuance costs	(516,490)	(237,095)
Debt issuance costs – net	$335,433	$68,188

During the years ended December 31, 2012 and 2011, the Company amortized $394,964 and $229,499, respectively in debt issuance costs.

F-18

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

(F) Debt Discount

During the years ended December 31, 2012 and 2011, the Company recorded debt discounts totaling $3,554,673 and $5,473,291, respectively.

The debt discounts recorded in 2012 and 2011 pertain to convertible debt and warrants that contain embedded conversion options that are required to be bifurcated and reported at fair value.

The Company amortized $6,122,006 and $3,237,219 to interest expense in the years ended December 31, 2012 and 2011 as follows:

Debt discount – December 31, 2010	$5,804,552
Amortization of debt discount – year ended December 31, 2011	(3,237,219)
Debt discount – December 31, 2011	2,567,333
Additional debt discount – year ended December 31, 2012	3,554,673
Amortization of debt discount – year ended December 31, 2012	(6,122,006)
Debt discount – December 31, 2012	$-

Note 5: Derivative Liabilities

The Company identified conversion features embedded within convertible debt, warrants and Series C Preferred Stock issued in 2012, 2011 and (see Notes 4 and 8). The Company has determined that the features associated with the embedded conversion option should be accounted for at fair value as a derivative liability as the Company could not determine if a sufficient number of shares would be available to settle all transactions.

The fair value of the conversion feature is summarized as follows:

Derivative liability - December 31, 2010	$622,944
Fair value at the commitment date for convertible instruments	6,590,351
Fair value at the commitment date for warrants issued	5,650,576
Fair value at the commitment date for Series A, Preferred Stock issued	293
Fair value mark to market adjustment for convertible instruments	(2,293,164)
Fair value mark to market adjustment for warrants	(2,868,818)
Fair value mark to market adjustment for Series A, Preferred Stock issued	(118)
Reclassification to additional paid in capital for financial instruments that ceased to be a derivative liability	(640,826)
Derivative liability - December 31, 2011	7,061,238
Fair value at the commitment date for debt instruments	1,096,808
Fair value at the commitment date for warrants issued	7,526,671
Fair value mark to market adjustment for debt instruments	(1,579,663)
Fair value mark to market adjustment for warrants	(4,345,916)
Fair value mark to market adjustment for Series C Preferred Stock issued	(59)
Reclassification to additional paid-in capital for financial instruments conversions and maturities	(4,124,387)
Warrant settlements	(5,634,692)
Derivative liability – December 31, 2012	$-

The Company recorded the debt discount to the extent of the gross proceeds raised, and expensed immediately the remaining value of the derivative as it exceeded the gross proceeds of the note. The Company recorded a derivative expense of $4,409,214 and $4,777,654 for the years ended December 31, 2012 and 2011, respectively.

F-19

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of December 31, 2012:

	Commitment Date	Re-measurement Date
Expected dividends	0%	N/A
Expected volatility	228% -251%	N/A
Expected term:	6 months – 4 years	N/A
Risk free interest rate	0.09% - 0.72%	N/A

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of December 31, 2011:

	Commitment Date	Re-measurement Date
Expected dividends	0%	0%
Expected volatility	150% -226%	150% -226%
Expected term:	0.02 – 5 years	0.02 – 5 years
Risk free interest rate	0.06% - 2.76%	0.09% - 0.31%

Note 6: Restricted Stock Units

In November 2012, the Company granted the COO, John H. Bluher, 70,589 restricted stock units through a restricted stock unit agreement. Each restricted stock unit represents a contingent right to receive one share of the Company’s common stock upon vesting. The value of this award at the grant date was $245,400 and will be amortized over the vesting periods such that each tranche of restricted stock units will be fully amortized at the date of vesting.  The restricted stock units will vest in tranche of 23,529 on January 1, 2013 and two tranches of 23,530 shares on January 1, 2014 and December 1, 2014.  As of December 31, 2012, no restricted stock units have vested and the unamortized portion of this award is $163,600.

In November 2012, the Company granted the CFO, L. Gary Davis, 58,824 restricted stock units through a restricted stock unit agreement. Each restricted stock unit represents a contingent right to receive one share of the Company’s common stock upon vesting. The value of this award at the grant date was $204,500 and will be amortized over the vesting periods such that each tranche of restricted stock units will be fully amortized at the date of vesting.  The restricted stock units will vest in three tranches of 19,608 shares on January 1, 2013 and 2014, and December 1, 2014.  As of December 31, 2012, no restricted stock units have vested and the unamortized portion of this award $136,333.

Note 7: Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due.  Deferred taxes relate to differences between the basis of assets and liabilities for financial and income tax reporting which will be either taxable or deductible when the assets or liabilities are recovered or settled.

At December 31, 2012, the Company has a net operating loss carry-forward of approximately $23,940,000 available to offset future taxable income expiring through 2032. Utilization of future net operating losses may be limited due to potential ownership changes under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”).

The valuation allowance at December 31, 2011 was approximately $8,570,000. The net change in valuation allowance during the year ended December 31, 2012 was an increase of approximately $5,087,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2012.

F-20

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

The effects of temporary differences that gave rise to significant portions of deferred tax assets at December 31, 2012 and 2011, are approximately as follows:

	December 31, 2012	December 31, 2011
Net operating loss carry forward	$8,871,000	$6,061,000
Amortization of debt discount and debt issue costs	3,732,000	1,465,000
Stock options and warrants	971,000	971,000
Depreciation	74,000	-
Bad debt	9,000	73,000
Valuation allowance	(13,657,000)	(8,570,000)
Net deferred tax asset	$-	$-

There was no income tax expense for the years ended December 31, 2012 and 2011, due to the Company’s net losses.

The Company’s tax expense differs from the “expected” tax expense for the years ended December 31, 2012 and 2011, (computed by applying the federal corporate tax rate of 34% to loss before taxes and 4.63% for Colorado State Corporate Taxes, the blended rate used was 37.1%), are approximately as follows:

	December 31, 2012	December 31, 2011
Federal tax benefit at statutory rate	$(6,493,000)	$(7,916,000)
State tax benefit – net of federal tax effect	(418,000)	(501,000)
Derivative expense	1,499,000	1,625,000
Change in fair value of derivative liability	(2,006,000)	(1,755,000)
Loss on settlement of accounts payable	1,495,000	1,313,000
Non-deductible stock compensation	791,000	1,091,000
Other non-deductible expenses	45,000	68,000
Change in valuation allowance	5,087,000	6,075,000
Income tax benefit	$-	$-

Note 8: Stockholders’ deficit

The Company has four separate series of authorized preferred stock:

On November 26, 2012, the Company (i) effected a 1-for-850 reverse stock split of our common stock, including a proportionate reduction in the number of authorized shares of our common stock from 2.36 billion shares to 2.8 million shares of common stock, and (ii) amended our articles of incorporation to increase the number of authorized shares of common stock (post reverse stock split) from 2,941,177 to 100 million effective November 27, 2012.  All share and per share amounts in this document have been changed to give effect to the reverse stock split.

(A) Series A Convertible Preferred Stock

The shares of Series A have the following provisions:

•	Non-voting,

•	No rights to dividends,

•	No liquidation value,

•	Convertible into 200 shares of common stock.

F-21

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

(B) Series B Preferred Stock (Related Parties)

In August 2011, the Company issued an aggregate 51 shares of Series B Preferred Stock to two of its officers and directors. The Company accounted for the share issuance at par value as there was no future economic value that could be associated with the issuance.

The shares of Series B have the following provisions:

•	Voting rights entitling the holders to an aggregate 51% voting control;

•	Initially no rights to dividends;

•	Stated value of $0.001 per share;

•	Liquidation rights entitle the receipt of net assets on a pro-rata basis; and

•	Non-convertible.

(C) Series C Convertible Preferred Stock

In October 2011, the Company issued 190 shares of Series C Convertible Preferred Stock, having a fair value of $190,000. Of the total shares issued, 100 shares were issued for $100,000 ($1,000 /share). The remaining 90 shares were issued for services rendered having a fair value of $90,000 ($1,000 /share), based upon the stated value per share. In March 2012, all 190 shares were converted into 22,353 common shares at a conversion price of $0.0085 per share and a loss of $614,984.

The shares of Series C have the following provisions:

•	Stated Value - $1,000 per share;

•	Non-voting;

•	Liquidation rights entitle an amount equal to the stated value, plus any accrued and unpaid dividends;

•	As long as any Series C, convertible preferred stock is outstanding, the Company is prohibited from executing various corporate actions without the majority consent of the holders of Series C Convertible Preferred Stock authorization; and

•	Convertible at the higher of (a) $8.50 or (b) such price that is a 50% discount to market using the average of the low 2 closing bid prices, 5 days preceding conversion.

Due to the existence of an option to convert at a variable amount, the Company treated this series of preferred stock as a derivative liability due to the potential for settlement in a variable quantity of shares. Additionally, the Company computed the fair value of the derivative liability at the commitment date and remeasurement date, which was $293 and $175, respectively, using the Black-Scholes valuation model. This transaction is analogous to a dividend with a direct charge to retained earnings.

(D) Series D Convertible Preferred Stock

In January 2013 the Board of Directors authorized 1,600,000 shares of Series D convertible preferred stock.

The shares of Series D have the following provisions:

•	Voting rights based on number of common shares of conversion option;

•	Initially no rights to dividends;

•	Liquidation rights entitle the receipt of net assets on a pro-rata basis; and

•	Convertible into 2 shares of common stock, subject to adjustment.

Subsequent to year end, the Company issued 1,500,000 shares of Series D preferred stock. Refer to Note 12 for details on this transaction.

F-22

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

(E) Common Stock

During the year ended December 31, 2012, the Company issued the following common stock:

Transaction Type	Quantity	Valuation ($)	Loss on Settlement ($)	Range of Value per Share ($)
Conversion of convertible debt	246,753	950,739	61,124	2.98 - 8.08
Conversion of unsecured/secured debt	44,208	469,683	289,897	8.08 - 13.60
Forbearance of agreement terms	95,528	1,240,032	-	7.14 - 27.54
Cash and warrants	199,422	1,660,760	-	7.59 - 8.50
Executive compensation (1)	431,034	4,686,514	-	8.93 - 17.71
Stock issued for future services	113,740	1,107,719	-	4.75 - 21.25
Conversion of Series C Preferred Stock to common stock	22,353	614,984	614,984	27.51
Warrant Conversions/Settlements	853,082	7,295,768	1,505,906	5.44 - 15.73
Stock issued in lieu of interest	58,945	334,099	-	5.50 – 10.62
Additional shares due to roundup provision of certificates upon reverse split	561	-	-	-
Total	2,065,626	18,360,298	2,471,911	0.00 – 27.54

(1)	Represents common stock issued for prior year 2011 accrued compensation of $4,667,764 settled in 2012 and directors awards.

During the year ended December 31, 2011, the Company issued the following common stock:

Transaction Type	Quantity	Valuation ($)	Range of Value per Share ($)
Conversion of convertible debt	298,897	4,268,857	2.55-85.00
Conversion of unsecured/secured debt	47,386	857,952	42.50-51.00
Settlement of accounts payable and accrued expenses (4)	64,172	3,646,719	25.50-102.00
Extension of debt maturity date	11,030	161,250	14.45-17.00
Services – rendered	54,731	1,199,844	0.00-977.50
Cash and warrants	96,471	875,000	25.50
Services – prepaid stock compensation (2)	4,706	214,250	42.50-68.00
Cancelled shares (3)	(4,118)	-	25.50
Total	573,275	11,223,872	0.00-977.50

The fair value of all stock issuances above is based upon the quoted closing trading price on the date of issuance, except for stock and warrants issued for cash, which is based on the cash received.

(1) Settlement of Warrants to Purchase Common Stock

In September 2012, the Company began the settlement of all outstanding valued warrant contracts in an effort to reduce financial statement fluctuations due to these instruments. The Company issued 512,631 shares of common stock to several accredited investors pursuant to conversions of warrants to purchase an aggregate of 723,746 shares of common stock in September and issued 3,677 shares of common stock pursuant to conversions of a warrant to purchase 4,902 shares of common stock in December 2012. Related to these efforts, the Company did not have any valued warrant contracts outstanding at December 31, 2012.

F-23

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

(2) Prepaid Stock Compensation

The following represents the allocation of prepaid stock compensation as of December 31, 2012 and 2011:

Prepaid stock compensation – December 31, 2010	1,965,911
Prepaid stock compensation additions during the year ended December 31, 2011	214,250
Non cash increase in accounts payable related to future services to be paid for with common stock	100,000
Amortization of prepaid stock compensation	(1,745,705)
Prepaid stock compensation – December 31, 2011	534,456
Prepaid stock compensation additions during the year ended December 31, 2012	110,000
Amortization of prepaid stock compensation	(599,708)
Prepaid stock compensation – December 31, 2012	$44,748

The following represents the allocation of prepaid stock compensation at December 31, 2012:

Prepaid expense that will be amortized in 2013	$44,748

(3) Cancelled Shares

The Company cancelled 4,118 shares during the year ended December 31, 2011, valued at par ($0.001). The Company has disputed the issuance of these shares due to non-performance by a consultant. These shares were originally issued in 2010 as a component of stock issued for services rendered.

(4) Settlement of Accounts Payable and Accrued Expenses and Loss on Settlement

The Company settled $1,523,590 in accounts payable and recorded a loss on settlement of $2,123,129.

Loss on settlement of accounts payable and accrued expenses	$2,123,129
Loss on settlement of debt (Note 4)	1,739,329
Total loss on settlement	$3,862,458

(F) Stock Options

On February 1, 2010, the Company's board of directors and shareholders approved the 2010 Stock Incentive Plan ("2010 Plan"). The 2010 Plan allows the Company to grant incentive stock options, non-qualified stock options, restricted stock awards, restricted stock units and stock appreciation rights to key employees, directors consultants, advisors and service providers of the Company or its subsidiaries. Any stock option granted in the form of an incentive stock option will be intended to comply with the requirements of Section 422 of the Code. Only stock options granted to employees qualify for incentive stock option treatment. No incentive stock option shall be granted after February 1, 2020, which is 10 years from the date the 2010 Plan was initially adopted. A stock option may be exercised in whole or in installments, which may be cumulative. Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of the exercise in cash or such other consideration determined by the compensation committee. Payment may include tendering shares of common stock or surrendering of a stock award, or a combination of methods.

The 2010 Plan is administered by the Compensation Committee. The Compensation Committee has full and exclusive power within the limitations set forth in the 2010 Plan to make all decisions and determinations regarding the selection of participants and the granting of awards; establishing the terms and conditions relating to each award; adopting rules, regulations and guidelines; and interpreting the 2010 Plan. The Compensation Committee will determine the appropriate mix of stock options and stock awards to be granted to best achieve the objectives of the 2010 Plan. The 2010 Plan may be amended by the Board or the compensation committee, without the approval of stockholders, but no such amendments may increase the number of shares issuable under the 2010 Plan or adversely affect any outstanding awards without the consent of the holders thereof. The total number of shares that may be issued shall not exceed 5,883, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions.

F-24

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

On April 2, 2010, the Company issued 3,255 stock options, having a fair value of $630,990, which was expensed immediately since all stock options vested immediately.  These stock options expire on April 2, 2015.

The Company applied fair value accounting for all share based payments awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes assumptions used when the options were issued in the year ended December 31, 2010 are as follows:

Exercise price	$425
Expected dividends	0%
Expected volatility	74.8%
Risk fee interest rate	1.4%
Expected life of option	5 years
Expected forfeiture	0%

The following is a summary of the Company’s stock option activity:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance – December 31, 2010	3,255	$425.00	4.25 years
Granted	-	-
Exercised	-	-
Forfeited/Cancelled	(1,353)	$425.00
Balance – December 31, 2011	1,902	$425.00	3.25 years	-
Granted	-
Exercised	-
Forfeited/Cancelled	(53)	$425.00
Balance – December 31, 2012 – outstanding	1,847	$425.00	2.25 years	-
Balance – December 31, 2012 – exercisable	1,847	$425.00	2.25 years	-

Outstanding options held by related parties – 2012	1,847
Exercisable options held by related parties – 2012	1,847
Outstanding options held by related parties – 2011	1,177
Exercisable options held by related parties – 2011	1,177

(F) Stock Warrants

All warrants issued during years ended December 31, 2012 and 2011 were accounted for as derivative liabilities. See Note 5.

During the year ended December 31, 2012, the Company entered into convertible note and unsecured note agreements. As part of these agreements, the Company issued warrants to purchase 500,721 shares of common stock. Each warrant vests six months after issuance and expire July 13, 2014 – October 16, 2014, with exercise prices ranging from $10.20 - $12.75. All warrants contain anti-dilution rights, and are treated as derivative liabilities. All warrants issued during the year ended December 31, 2012, were converted in 2012.

During 2011, the Company entered into convertible and unsecured note agreements. As part of these agreements, the Company issued warrants to purchase 191,045 shares of common stock. Each warrant vests six month after issuance and expire July 14, 2013 – June 28, 2016, with exercise prices ranging from $12.75 - $51.00.

During 2011, the Company issued 141,412 warrants for services performed. The warrants have a vesting range of immediate to six months after issuance and expire February 28, 2014 – April 15, 2016, with exercise prices ranging from $1.70 - $85.00. The value of the warrants, $1,989,982, calculated using the below black-scholes assumptions, was expensed as compensation with the offset being recorded to derivative liabilities, since the Company applied the provisions of ASC No. 815, pertaining to the potential settlement in a variable amount of shares.

F-25

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

A summary of warrant activity for the Company for the years ended December 31, 2012 and 2011 is as follows:

	Number of Warrants	Weighted Average Exercise Price
Balance at December 31, 2010	883	1,275
Granted	332,457	17.00
Exercised	-	-
Balance at December 31, 2011	333,340	20.33
Granted	500,721	10.20
Exercised	(37,648)	7.57
Converted	(796,324)	10.20
Balance at December 31, 2012	89	1,275.00

Warrants Outstanding				Warrants Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Intrinsic Value
$1,275	89	2.79	$1,275	89	$1,275	-

 (G) Treasury Stock

During the year ended December 31, 2012, the Company repurchased 31,096 shares of its common stock for the total sum of $460,978 or an average of $14.82 per share. The Company recorded the value of its common stock held in treasury at cost. The Company has not cancelled or retired these shares, and they remain available for re-issuance. The Company has a stock repurchase plan in place, but has been suspended it indefinitely.

Note 9: Commitments, Contingencies and Other Matters

(A) Operating Lease

The Company has various non-cancelable leases with terms expiring through 2015.

Future minimum annual lease payments for the above leases are approximately as follows:

Years Ended December 31,
2013	$333,902
2014	436,688
2015	311,209
Total minimum lease payments	$1,081,799

Rent expense for the years ended December 31, 2012 and 2011, was $337,584 and $154,155, respectively.

(B) Factoring Agreement

In April 2010, the Company entered into a factoring agreement and sold its accounts receivable.  During 2010, the Company was subject legal proceedings with the factor, as a result of the Company’s customers not remitting funds directly to the factor. At December 31, 2010, the Company no longer factored its accounts receivable.

F-26

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

A settlement, of $96,783, was reached. During 2010, the Company repaid $25,000, leaving a balance of $71,783 due to factor.  In 2011, the Company paid $10,000.

On February 28, 2011, the remaining $65,930, inclusive of fees and interest, was settled with the issuance of 2,574 shares of common stock, having a fair value of $131,206 ($51.00/share), based upon the quoted closing trading price. The Company recorded a loss on settlement of accounts payable $65,330.

(C) Legal Matters

From time to time, the Company is or may become involved in various legal proceedings that arise in the ordinary course of business or otherwise. Legal proceedings are subject to inherent uncertainties as to timing, outcomes, costs, expenses and time expenditures by the Company’s management and others on behalf of the Company. Although there can be no assurance, based on information currently available the Company’s management believes that the outcome of legal proceedings that are pending or threatened against the Company will not have a material effect on the Company’s financial condition. However, the outcome of any of these matters is neither probable nor reasonably estimable.

The Company was party to the following legal matters as of December 31, 2011:

•	Plaintiff alleged the Company use of Creatine Nitrate in product infringed on a patent held by the Plaintiff. The Company settled this claim in 2012 for a nominal amount.
•	Plaintiff alleges the Company’s use of the tagline "Train like an unchained beast" infringes on their mark "Beast" for dietary supplements. The Company settled this claim in 2012 for no consideration and agreed to modify its tagline.
•	Plaintiff had filed notices of intent to commence litigation on over 200 sports nutrition and dietary supplement companies in the US and Canada, including the Company. Plaintiff alleged violations of California's Proposition 65. The Company considers this case without merit and merely an attempt by a commercial plaintiff to pressure settlements. The Company had recorded an accrual in the amount of $121,500 as of December 31, 2011 and subsequently settled this claim for $52,000 in 2012.
•	Beginning in October 2009, the Company engaged in various business dealings regarding the manufacturing, sale and distribution of products with Fit Foods Manufacturing, Ltd. and Fit Foods Distribution, Inc. Jointly, "Fit Foods"). MusclePharm and Fit Foods subsequently became involved in a business dispute regarding their respective obligations and filed claims against each other in District Court. The Parties settled their dispute on December 22, 2010. The Company issued 16,456 shares of common stock having a fair value of $676,980 ($41.14/share), based upon the quoted closing trading price which settled outstanding accounts payable of $333,666, resulting in a loss on settlement of $343,314 All settlement payments have been made and the case was dismissed on July 1, 2011.

As of December 31, 2012, the Company is a party defendant in the following legal proceeding, which the Company: (a) believes is without merit; and (b) intends to defend vigorously:

•	William Bossung and Bishop Equity Partners LLC v. MusclePharm Corporation , Clark County, Nevada District Court. Date instituted: January 17, 2012. Plaintiff alleges that additional monetary payments are due in respect of a settlement for outstanding warrants.
•	The Tawnsaura Group, LLC v MusclePharm Corporation, Case No: 8:12-cv-01476-JVS-RNB in the United States District Court for the Central District of California . Date instituted: September 12, 2012. Plaintiff alleges patent infringement for MusclePharm's use of Citrulline Malate in its products. To date, Plainitiff has filed against over 70 different manufacturers of dietary supplements and sports nutrition products. MusclePharm is part of a joint defense group and believes this case is without merit due to the existence of prior art.

F-27

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

As of December 31, 2012, the Company is a party plaintiff in the following legal matter:

•	MusclePharm Corporation v. Swole Sports Nutrition, LLC , United States District Court for the Southern District of Florida. Date instituted: March 15, 2012. The Company filed this action for trademark infringement after the Defendant started marketing and selling a dietary supplement named “Turbo Shred”. The Company has sold “Shred Matrix” since April 2, 2008, and the mark “MusclePharm Shred Matrix” was granted registration by the USPTO on September 21, 2010.

(D) Payroll Taxes

As of December 31, 2012 and 2011, accounts payable and accrued expenses included approximately $143,000 and $168,000, respectively, pertaining to accrued payroll taxes. The taxes represent employee withholdings that have yet to be remitted to the taxing agencies.

(E) Product Liability

As a manufacturer of nutritional supplements and other consumer products that are ingested by consumers, the Company has been and is currently subject to various product liability claims. Although the effects of these claims to date have not been material, it is possible that current and future product liability claims could have a material adverse effect on our business or financial condition, results of operations or cash flows. The Company currently maintains product liability insurance with a deductible/retention of $10,000 per claim with an aggregate cap on retained loss of $5,000,000. At December 31, 2012, the Company had not recorded any accruals for product liabilities.

(F) Sponsorship and Endorsement Contract Liabilities

The Company has various non-cancelable endorsement and sponsorship agreements with terms expiring through 2013. The total value of outstanding payments as of December 31, 2012 was $2,761,950.

(G) Other Liabilities

Subsequent to December 31, 2012, the Company determined that it may have potential liabilities related to the filing of certain informational returns required by governmental authorities.  Management has developed a plan to address these matters and does not currently expect a significant adverse impact on its financial position or results of operations.

Note 10: Defined Contribution Plan

The Company has a 401(k) defined contribution plan, in which all eligible employees may participate. The 401(k) plan is a contributory plan. Matching contributions are based upon the amount of the employees’ contributions. Beginning January 1, 2012, the Company may make an additional discretionary 401(k) plan matching contribution to eligible employees. During years ended December 31, 2012 and 2011, the Company’s matching contribution were $42,800 and $0, respectively.

Note 11: Restricted Cash

A restricted cash fund was established in compliance with the unsecured debt agreements. At December 31, 2012, the restricted cash fund had a balance of $9,148. This fund is used to pay principal and interest for the unsecured debt agreements which had a principal balance of $3,387,586 as of December 31, 2012. Ten percent of all cash receipts from operations are put into this fund under the terms of certain debt agreements.

F-28

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

Note 12: Subsequent Events

Share Issuances

Series D Preferred Stock Offering

On January 16, 2013, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with GVC Capital LLC (the “Placement Agent”) pursuant to which the Placement Agent agreed to use its best efforts to arrange for the sale of up to an aggregate of 1,500,000 shares of Series D Convertible Preferred Stock (the “Preferred Shares”) in a registered direct offering (the “Offering”).

The Preferred Shares offered pursuant to the Offering were registered under a registration statement on Form S-1 (Registration No. 333-184625), which the Securities and Exchange Commission declared effective on January 16, 2013.

Between January 16, 2013 and February 4, 2013, the Company entered into separate subscription agreements with certain investors in connection with the Offering, pursuant to which the Company sold an aggregate of 1,500,000 shares of Preferred Stock for aggregate gross proceeds of approximately $12 million. Pursuant to the Certificate of Designation of the Series D Convertible Preferred Stock filed with the Nevada Secretary of State on January 11, 2013 (the “Certificate of Designation”), each share of Preferred Stock is convertible into two shares of common stock, subject to adjustment.

As of the date of this report, 1,176,125 Series D shares have been converted into 2,352,250 shares of the Company’s common stock and 323,875 shares of Series D preferred stock remain outstanding.

Common Stock Issuances

In March 2013 the Company issued 142,282 shares of common stock pursuant to the ratchet provisions in the July 2012 securities purchase agreement which are valued at $853,692.

In March 2013 the Company issued an aggregate 741,017 shares of common stock pursuant consulting agreements valued at approximately $6,297,694.

In March 2013 the Company issued an aggregate 43,137 shares of common stock pursuant the vesting of stock awards valued at $294,167.

Private Placement of Common Stock

On March 26, 2013, the Company entered into subscription agreements with non-affiliated accredited investors for the issuance of 705,882 shares of common stock pursuant to exemptions from registration under federal and state securities laws. The shares of common stock were sold for $8.50 per share. The gross proceeds to the Company of $6.0 million were reduced by commissions and issuance costs of $115,000.

F-29

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(December 31, 2012 and 2011)

An unaudited pro-forma balance sheet showing the effect of these capital raises is shown below:

	December 31, 2012	Total Adjustment (unaudited)	Pro Forma (unaudited)
Assets
Assets:
Cash	$-	$6,296,669	$6,296,669
Current assets	4,949,881	-	4,949,881
Non-current assets	1,816,846	-	1,816,846
Total assets	$6,766,727	$6,296,669	$13,063,396
Liabilities and Stockholders’ Deficit
Liabilities:
Current liabilities	$16,520,456	$(8,238,165)	$8,282,291
Non-current liabilities	4,523	-	4,523
Total Liabilities	$16,524,979	$(8,238,165)	$8,286,814
Stockholders’ Deficit:
Series A, Convertible Preferred Stock	-	-	-
Series B, Preferred Stock	-	-	-
Series C, Convertible Preferred Stock	-	-	-
Series D, Convertible Preferred Stock	-	324	324
Common Stock	2,778	2,972	5,750
Treasury Stock, at cost	(460,978)	-	(460,978)
Additional paid-in capital	54,817,341	16,698,755	71,516,096
Accumulated deficit	(64,109,476)	(2,167,217)	(66,276,693)
Accumulated other comprehensive income	(7,917)	-	(7,917)
Total Stockholders’ Deficit	(9,758,252)	14,534,834	4,776,582
Total Liabilities and Stockholders’ Deficit	$6,766,727	$6,296,669	$13,063,396

At March 29, 2013 the Company’s issued and diluted shares were as follows:

Shares issued and outstanding at December 31, 2012	2,747,308
Series D Preferred Stock converted to Common Stock through March 29, 2013	2,352,250

Net shares issued through March 29, 2013	1,667,089
Shares issued and outstanding at March 29, 2013	6,776,647
Series D Preferred Stock not yet converted	647,750
Shares awaiting authorization for issuance	307,506
Unvested executive stock awards	86,275
Fully Diluted as of March 29, 2013	7,818,178

Repurchase of Shares of Common Stock Pursuant to Settlement Agreement

On January 31, 2013, the Company entered into a settlement agreement with an investor regarding a dispute with registration of certain shares of common stock. Pursuant to the settlement agreement, the Company repurchased 18,824 shares of common stock in exchange for $210,000.

F-30

MusclePharm Corporation and Subsidiary

Consolidated Balance Sheets

	March 31, 2013	December 31, 2012
	(unaudited)
Assets
Current Assets:
Cash	$8,482,927	$-
Cash – restricted	-	9,148
Accounts receivable – net	8,028,406	3,302,344
Inventory	419,418	257,975
Prepaid giveaways	189,795	358,800
Prepaid stock compensation	1,551,580	44,748
Prepaid sponsorship fees	104,998	6,249
Deferred equity costs	-	698,500
Other assets	205,043	272,117
Total current assets	18,982,167	4,949,881
Property and equipment – net	1,409,596	1,356,364
Debt issue costs – net	-	335,433
Other assets	145,494	125,049
Total assets	$20,537,257	$6,766,727
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$7,712,924	$11,721,205
Customer deposits	266,056	336,211
Debt – net	76,671	4,463,040
Derivative liabilities	5,253,774	-
Total current liabilities	13,309,425	16,520,456
Long Term Liabilities:
Debt – net	506	4,523
Total Liabilities	13,309,931	16,524,979
Commitments and Contingencies
Stockholders’ Equity:
Series A, Convertible Preferred Stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	-	-
Series B, Preferred Stock, $0.001 par value; 51 shares authorized, issued and outstanding	-	-
Series C, Convertible Preferred Stock, $0.001 par value; 500 shares authorized, 190 and zero issued and outstanding	-	-
Series D, Convertible Preferred Stock, $0.001 par value; 1,600,000 shares authorized, 1,500,000 and none issued and 323,875 and none outstanding	324	-
Common Stock, $0.001 par value; 100,000,000 shares authorized, 6,823,921 and 2,778,404 issued and 6,774,000 and 2,747,308 outstanding	6,824	2,778
Treasury Stock, at cost; 49,921 and 31,096 shares	(564,515)	(460,978)
Additional paid-in capital	79,262,218	54,817,341
Accumulated deficit	(71,471,457)	(64,109,476)
Accumulated other comprehensive income	(6,068)	(7,917)
Total Stockholders’ Equity	7,227,326	(9,758,252)
Total Liabilities and Stockholders’ Equity	$20,537,257	$6,766,727

See accompanying notes to unaudited financial statements.

F-31

MusclePharm Corporation and Subsidiary

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2013	2012
Sales - gross	$24,924,036	$19,302,769
Discounts and sales allowances	(2,362,869)	(2,742,089)
Sales - net	22,561,167	16,560,680
Cost of sales	14,396,406	12,895,162
Gross profit	8,164,761	3,665,518
General and administrative expenses	8,886,241	4,392,811
Loss from operations	(721,480)	(727,293)
Other income (expense)
Derivative (expense) income	(96,913)	(1,456,910)
Change in fair value of derivative liabilities	(6,044,643)	(8,357,171)
Gain (loss) on settlement of accounts payable, debt and conversion of Series C preferred stock	276,985	(2,941,826)
Interest (expense) income	(780,320)	(2,570,516)
Foreign currency transaction gain	(5,610)	-
Other income	10,000	18,423
Total other income (expense) - net	(6,640,501)	(15,308,000)
Net income (loss)	(7,361,981)	(16,035,293)
Other comprehensive income
Net change in Foreign currency translation	(6,068)	-
Total other comprehensive income (loss)	(6,068)	-
Total comprehensive income (loss)	$(7,368,049)	$(16,035,293)
Net income (loss) per share available to common stockholders - basic and diluted	$(1.78)	$(11.23)
Weighted average number of common shares outstanding during the period – basic and diluted	4,128,679	1,428,024

See accompanying notes to unaudited financial statements.

F-32

MusclePharm Corporation and Subsidiary

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
	2013	2012
Cash Flows From Operating Activities:
Net loss	$(7,361,981)	$(16,035,293)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	161,341	89,655
Amortization of prepaid stock and deferred compensation	158,231	159,354
Amortization of debt discount	-	2,357,490
Amortization of debt issue costs	335,433	97,612
(Gain) loss on settlement of accounts payable, debt and conversion of Series C preferred stock	(276,985)	2,941,826
Derivative expense	96,913	1,456,910
Change in fair value of derivative liabilities	6,044,643	8,357,171
Changes in operating assets and liabilities:
(Increase) decrease in:
Restricted cash balance	9,148	-
Accounts receivable	(4,449,077)	(1,972,773)
Prepaid and other	664,926	94,223
Inventory	9,016	-
Increase (decrease) in:
Accounts payable and accrued liabilities	1,471,578	3,456,644
Customer deposits	(70,155)	420,556
Net Cash Provided by (Used In) Operating Activities	(3,206,969)	1,423,375

Cash Flows From Investing Activities:
Purchase of property and equipment	(216,267)	(305,781)
Disposal of property and equipment	1,694	-
Purchase of trademark	(20,000)	-
Net Cash Used In Investing Activities	(234,573)	(305,781)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	-	2,842,950
Debt issue costs	-	(30,000)
Repayment of debt	(4,390,386)	(3,346,433)
Repurchase of common stock (treasury stock)	(103,537)	(230,400)
Proceeds from issuance of preferred stock	12,000,000	-
Proceeds from issuance of common stock and warrants	5,977,499	285,760
Common stock issuance costs	(1,560,956)	-
Net Cash (Used In) Provided by Financing Activities	11,922,620	(478,123)

Cash Flows From Equity Activities:
Effect of exchange rates on cash and cash equivalents	1,849	-
Net Cash Provided by Equity Activities	1,849	-

Net increase in cash	8,482,927	639,471

Cash at beginning of period	-	659,764

Cash at end of period	$8,482,927	$1,299,235

Supplemental disclosures of cash flow information:
Cash paid for interest	$501,165	$101,706
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Stock issued for future services - third parties	$1,628,085	$-
Warrants issued in conjunction with equity issuances	$8,175,459	$-
Debt discount recorded on convertible and unsecured debt accounted for as a derivative liability	$-	$2,347,672
Stock issued to settle accounts payable and accrued expenses– third parties	$5,364,947	$-
Conversion of convertible debt and accrued interest for common stock	$-	$1,069,402
Stock issued to settle accrued executive compensation	$-	$4,667,764
Stock issued for executive and board compensation	$114,912	$-
Reclassification of derivative liability to additional paid in capital	$-	$4,124,387
Stock issued to settle accrued liabilities	$-	$135,000

See accompanying notes to unaudited financial statements.

F-33

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(March 31, 2013)

(Unaudited)

Note 1: Nature of Operations and Basis of Presentation

Nature of Operations

MusclePharm Corporation (the “Company”, “we”, “our”, or “MusclePharm”), was incorporated in the state of Nevada on August 4, 2006 under the name Tone in Twenty for the purpose of engaging in the business of providing personal fitness training using isometric techniques. The Company is headquartered in Denver, Colorado.

MusclePharm currently manufactures and markets a wide-ranging variety of high-quality sports nutrition products.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), as amended for interim financial information.

The financial information as of December 31, 2012 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The unaudited interim consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, which contains the audited financial statements and notes thereto, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations, for the years ended December 31, 2012 and 2011.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The interim results for the three months ended March 31, 2013 are not necessarily indicative of results for the full fiscal year.

Note 2: Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of MusclePharm Corporation and its wholly-owned subsidiary MusclePharm Canada Enterprises Corp (“MusclePharm Canada”). MusclePharm Canada began operations in April of 2012. All intercompany accounts and transactions between MusclePharm Corporation and MusclePharm Canada have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, the actual results could differ significantly from estimates.

Risks and Uncertainties

The Company operates in an industry that is subject to rapid change and intense competition. The Company’s operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory, industry adverse publicity and other risks, including the potential risk of business failure.

F-34

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(March 31, 2013)

(Unaudited)

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less and money market accounts to be cash equivalents. At March 31, 2013 and December 31, 2012, respectively, the Company had no cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms. The accounts receivable are sent directly to the Company’s third party manufacturer and netted with any outstanding liabilities to the manufacturer. Liabilities to the manufacturer totaled $4,196,224 at March 31, 2013 and are included in accounts payable and accrued liabilities. The Company periodically evaluates the collectability of its accounts receivable and considers the need to establish an allowance for doubtful accounts based upon historical collection experience and specific customer information. Accordingly, the actual amounts could vary from the recorded allowances. There is also a review of customer discounts at the period end and an accrual made for discounts earned but not yet received by quarter end.

The Company does not charge interest on past due receivables. Receivables are determined to be past due based on the payment terms of the original invoices. Accounts receivable consisted of the following at March 31, 2013 and December 31, 2012:

	As of March 31, 2013	As of December 31, 2012
Accounts receivable	$8,964,808	$4,416,193
Less: allowance for discounts	(816,693)	(1,088,720)
Less: allowance for doubtful accounts	(119,709)	(25,129)
Accounts receivable – net	$8,028,406	$3,302,344

At March 31, 2013 and December 31, 2012, the Company had the following concentrations of accounts receivable with significant customers:

Customer	As of March 31, 2013	As of December 31, 2012
A	20%	20%
B	12%	6%
C	11%	24%

Inventory

Inventory is valued at the lower of cost or market value. Product-related inventories are primarily maintained using the average cost method.

Prepaid Giveaways

Prepaid giveaways represent non-inventory sample items which are given away to aid in promotion of the brand.

Prepaid Sponsorship Fees

Prepaid sponsorship fees represents fees paid in connection with future advertising to be received.

Property and Equipment

Property and equipment are stated at cost and depreciated to their estimated residual value over their estimated useful lives. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are relieved from the accounts and the resulting gains or losses are included in operating income in the statements of operations. Repairs and maintenance costs are expensed as incurred. Depreciation is provided using the straight-line method for all property and equipment.

F-35

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(March 31, 2013)

(Unaudited)

Website Development Costs

Costs incurred in the planning stage of a website are expensed, while costs incurred in the development stage are capitalized and amortized over the estimated useful life of the asset.

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances, such as service discontinuance or technological obsolescence, indicate that the carrying amount of the long-lived asset may not be recoverable. When such events occur, the Company compares the carrying amount of the asset to the undiscounted expected future cash flows related to the asset. If the comparison indicates that impairment is present, the amount of the impairment is calculated as the difference between the excess of the carrying amount over the fair value of the asset. If a readily determinable market price does not exist, fair value is estimated using discounted expected cash flows attributable to the asset. During the three months ended March 31, 2013 and 2012, the Company recorded no impairment expense.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements contains a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The following are the major categories of liabilities measured at fair value on a recurring basis as of March 31, 2013 and December 31, 2012, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	As of March 31, 2013	As of December 31, 2012

Derivative liabilities (Level 2)	$5,253,774	$-

The Company’s financial instruments consisted primarily of accounts receivable, accounts payable and accrued liabilities, and debt. The Company’s debt approximates fair value based upon current borrowing rates available to the Company for debt with similar maturities. The carrying amounts of the Company’s financial instruments generally approximated their fair values as of March 31, 2013 and December 31, 2012, respectively, due to the short-term nature of these instruments.

Revenue Recognition

The Company records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product has been shipped or delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Depending on individual customer agreements, sales are recognized either upon shipment of products to customers or upon delivery. For all of our Canadian sales, which represent 3% of total sales, recognition occurs upon shipment, and for one of our largest domestic customers (See customer “C” below under concentrations), which represents 8% of our total revenue for the three months ended March, 2013 revenue is recognized upon delivery.

F-36

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(March 31, 2013)

(Unaudited)

The Company has determined that advertising related credits that are granted to customers fall within the guidance of ASC No. 605-50-55 (“Revenue Recognition” – Customer Payments and Incentives – Implementation Guidance and Illustrations). The guidance indicates that, absent evidence of benefit to the vendor, appropriate treatment requires netting these types of payments against revenues and not expensing as advertising expense.

The Company records store support, giveaways, sales allowances and discounts as a direct reduction of sales.

Sales for the three months ended March 31, 2013 and 2012 were as follows:

	Three Months Ended March 31,
	2013	2012
Sales	$24,924,036	$19,302,769

Discounts	(2,362,869)	(2,742,089)

Sales - Net	$22,561,167	$16,560,680

The Company has an informal seven day right of return for products. There were nominal returns for the three months ended March 31, 2013 and 2012.

For the three months ended March 31, 2013 and 2012, the Company had the following concentrations of revenues with significant customers:

	Three Months Ended March 31,
Customer	2013	2012
A	33%	38%
B	11%	11%
C	8%	18%

Licensing Income and Royalty Revenue

On May 5, 2011, the Company granted an exclusive indefinite license to market, manufacture, design and sell the Company’s existing apparel line. The licensee paid an initial fee of $250,000 in June 2011, and will pay the Company a 10% net royalty based on its net income at the end of each fiscal year. To date, no royalty revenue has been earned by the Company.

Cost of Sales

Cost of sales represents costs directly related to the production, manufacturing and freight of the Company’s products.

Shipping and Handling

Until March 1, 2013 MusclePharm used a manufacturer from Tennessee to ship directly to our customers, and after that date MusclePharm took control of the shipping and began shipping product to our customers from a previously leased 152,000 square foot distribution center in Franklin, Tennessee in close proximity of our manufacturer. Our products are transported from our manufacturer to the MusclePharm distribution center, but title does not pass from the manufacturer until loaded on the truck for shipment. Therefore, at this point, MusclePharm does not take title to our products. The facility in Franklin, Tennessee is operated with the Company’s equipment and employees. This transition away from having our Tennessee manufacturer ship product for us is an effort to reduce our costs and improve gross margins.

The Company also uses a manufacturer in New York for the manufacture of protein. These orders are typically large and heavy and are drop shipped directly to our customers at the time of order.

Costs associated to the shipments are recorded in cost of sales. For Canadian sales, the product is shipped from our Canadian warehouse to our customers. Costs associated with the shipments are recorded as shipping.

F-37

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(March 31, 2013)

(Unaudited)

Advertising

The Company expenses advertising costs when incurred.

Advertising expense for the three months ended March 31, 2013 and 2012 were as follows:

	Three Months Ended March 31,
	2013	2012

Advertising	$2,317,377	$1,976,319

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a “beneficial conversion feature” (“BCF”) and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The discount is amortized to interest expense over the life of the debt.

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities consists of the Company’s trade payables as well as amounts estimated by management for future liability payments that relate to the current accounting period. Management reviews these estimates periodically to determine their reasonableness and fair presentation.

Debt

The Company defines short term debt as any debt payment due less than one year from the date of the financial statements. Long term debt is defined as any debt payment due more than one year from the date of the financial statements. Refer to Note 4 for further disclosure debt liabilities.

Derivative Liabilities

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in equity instruments and warrants granted, and measurement of their fair value. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible equity instruments, management determines if the convertible equity instrument is conventional convertible equity and further if the beneficial conversion feature requires separate measurement.

Once derivative liabilities are determined, they are adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value is recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model. Once a derivative liability ceases to exist any remaining fair value is reclassified to additional paid in capital.

Deferred Equity Costs

The Company may pay costs related to the underwriting and offering of equity securities. These costs are treated as a reduction to equity capital raised and recorded in equity when the share issuances are recorded. Until the shares are recorded or until offering is aborted, these costs will be held on the balance sheet as a deferred asset.

Debt Issue Costs and Debt Discount

The Company may pay debt issue costs, and record debt discounts in connection with raising funds through the issuance of debt. These costs are amortized over the life of the debt to interest expense. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

F-38

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(March 31, 2013)

(Unaudited)

Original Issue Discount

For certain convertible debt issued, the Company provides the debt holder with an original issue discount. The original issue discount is recorded to debt discount and additional paid-in capital at an amount not to exceed gross proceeds raised, reducing the face amount of the debt, and is amortized to interest expense over the life of the debt.

Share-Based Payments

Generally, all forms of share-based payments, including stock option grants, warrants and restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non- employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Earnings (loss) Per Share

Net earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of shares of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.

Since the Company reflected a net loss for the three months ended March 31, 2013 and 2012, respectively, the effect of considering any common stock equivalents, if exercisable, would have been anti-dilutive. A separate computation of diluted earnings (loss) per share is not presented.

The Company has the following common stock equivalents for the three months ended March 31, 2013 and 2012, respectively:

	Three Months Ended March 31,
	2013	2012
Stock options (exercise price - $425/share)	670	1,903
Warrants (exercise price $4 – $1,275/share)	687,839	84,820
Convertible debt (exercise price $17/share)	-	2,471
Total common stock equivalents	688,509	89,194

In the above table, some of the outstanding instruments from 2013 and 2012 contain ratchet provisions that would cause variability in the exercise price at the balance sheet date. As a result, common stock equivalents could change at each reporting period.

Foreign Currency

MusclePharm began operations in Canada in April of 2012. The Canadian Dollar was determined to be the functional currency as the majority of the transactions related to the day to day operations of the business are exchanged in Canadian Dollars. At the end of the period, the financial results of the Canadian operation are translated into United States Dollars, which is our reporting currency, and added to the U.S. operations for consolidated company financial results. The revenue and expense items are translated using the average rate for the period and the assets and liabilities at the end of period rate. Transactions that have completed the accounting cycle and resulted in a gain or loss related to translation are recorded in realized gain or loss due to foreign currency translation under other income expense on the income statement. Transactions that have not completed their accounting cycle but appear to have gain or loss due to the translation process are recorded as unrealized gain or loss due to translation and held in the equity section on the balance sheet until such date the accounting cycle of the transaction is complete and the actual realized gain or loss is recognized.

Reclassification

The Company has reclassified certain prior period amounts to conform to the current period presentation. These reclassifications had no effect on the financial position, results of operations or cash flows for the periods presented.

F-39

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(March 31, 2013)

(Unaudited)

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and IFRS”. ASU 2011-04 includes common requirements for measurement of and disclosure about fair value between GAAP and the International Financial Reporting Standards (“IFRS”). ASU 2011-04 requires reporting entities to disclose additional information for fair value measurements categorized within Level 3 of the fair value hierarchy. In addition, ASU 2011-04 requires reporting entities to make disclosures about amounts and reasons for all transfers in and out of Level 1 and Level 2 fair value measurements. The new and revised disclosures are effective for interim and annual reporting periods beginning after December 15, 2011. This pronouncement has been implemented in the Company’s financial statements for all periods after and including the year ended December 31, 2012 without impact.

Note 3: Property and Equipment

Property and equipment consisted of the following at March 31, 2013 and December 31, 2012:

	As of March 31, 2013	As of December 31, 2012	Estimated Useful Life
Furniture, fixtures and gym equipment	$1,516,320	$1,323,998	3 years
Leasehold improvements	585,455	563,204	From 42 to 64 months
Vehicles	100,584	100,584	5 years
Displays	32,057	32,057	5 years
Website	11,462	11,462	3 years
Total	2,245,878	2,031,305
Less: Accumulated depreciation and amortization	(836,282)	(674,941)
	$1,409,596	$1,356,364

Note 4: Debt

At March 31, 2013 and December 31, 2012, debt consists of the following:

	As of March 31, 2013	As of December 31, 2012

Auto loan - secured	$12,577	15,380

Unsecured debt	64,600	4,452,183
Less: debt discount	-	-
Unsecured debt - net	64,600	4,452,183

Total debt	77,177	4,467,563

Less: current portion	(76,671)	(4,463,040)

Long term debt	$506	$4,523

Debt in default of $64,600 at March 31, 2013 and December 31, 2012 is included as a component of short-term debt.

Future annual principal payments for the above debt is as follows:

Years Ending December 31,
2013 (9 months)	$73,688
2014	3,489
Total annual principal payments	$77,177

F-40

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(March 31, 2013)

(Unaudited)

Convertible Debt – Secured - Derivative Liabilities

During the three months ended March 31, 2013 and the year ended December 31, 2012, the Company issued convertible debt totaling $0 and $519,950, respectively. The convertible debt includes the following terms:

		Three Months Ended	Year Ended
		March 31, 2013	December 31, 2012
		Amount of	Amount of
		Principal Raised	Principal Raised
Interest Rate		-	8% - 10%
Default interest rate		-	0% - 20%
Maturity			January 3, 2012 to October 11, 2014

Conversion terms 1	62% of lowest trade price for the last 7 trading days	-	100,000
Conversion terms 2	65% of the lowest trade price in the 30 trading days previous to the conversion	-	19,950
Conversion terms 3	35% multiplied by the average of the lowest three (3) trading prices (as defined below) for the common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date.	-	400,000
		$-	$519,950

The debt holders are entitled, at their option, to convert all or part of the principal and accrued interest into shares of the Company’s common stock at the conversion prices and terms discussed above. The Company classifies embedded conversion features in these notes as a derivative liability due to management’s assessment that the Company may not have sufficient authorized number of shares of common stock required to net-share settle or due to the existence of a ratchet due to an anti-dilution provision. See Note 5 regarding accounting for derivative liabilities.

(A) Unsecured Debt

Unsecured debt consisted of the following activity and terms:

Balance - December 31, 2012	$4,452,183
Repayments	(4,387,583)
Balance – March 31, 2013	$64,600

(B) Vehicle Loan

Vehicle loan account consisted of the following activity and terms:

		Interest Rate	Maturity
Balance - December 31, 2012	$15,380	6.99%	26 payments of $1,008
Repayments	(2,803)
Balance - March 31, 2013	$12,577

(C) Debt Issue Costs

During the three months ended March 31, 2013 and 2012, the Company paid debt issue costs totaling $0 and $30,000, respectively.

For the year ended December 31, 2012, the Company issued 22,633 warrants as cost associated with a debt raise. The initial derivative liability value of $427,759 was recorded as debt issue costs and derivative liability.

The following is a summary of the Company’s debt issue costs for the three months ended March 31, 2013 and year ended December 31, 2012 as follows:

	2013	2012
Debt issue costs	$335,433	$851,923
Accumulated amortization of debt issue costs	(335,433)	(516,490)
Debt issue costs – net	$-	$335,433

F-41

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(March 31, 2013)

(Unaudited)

During the three months ended March 31, 2013 and 2012, the Company amortized $335,433 and $97,612, respectively in debt issue costs.

Note 5: Derivative Liabilities

The Company identified conversion features embedded within consulting agreements and Series D Preferred Stock issued in 2013. The Company has determined that the features associated with the embedded conversion option should be accounted for at fair value as a derivative liability as the Company could not determine if a sufficient number of shares would be available to settle all transactions.

The fair value of the conversion feature is summarized as follows:

Derivative liability - December 31, 2012	$-
Fair value at the commitment date for equity instruments	8,175,459
Fair value at the commitment date for warrants issued	96,913
Fair value mark to market adjustment for equity instruments	5,950,959
Fair value mark to market adjustment for warrants	93,684
Conversion instruments exercised	(9,063,241)
Derivative liability – March 31, 2013	$5,253,774

The Company recorded the day 1 value of derivative contracts associated with the Series D preferred stock issuance against gross proceeds raised, and expensed immediately the remaining value of the derivative as it exceeded the gross proceeds of the offering. The Company recorded a derivative expense of $96,913 and $1,459,910 for the three months ended March 31, 2013 and 2012, respectively.

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions:

	Commitment Date	Re-measurement Date
Expected dividends	0%	0%
Expected volatility	118% - 123%	116%
Expected term:	1 year	10 months – 1 year
Risk free interest rate	0.14% - 0.15%	0.14%

Note 6: Restricted Stock Units

In November 2012, the Company granted the Executive Vice President and Co-Chairman, Mr. John H. Bluher, 70,589 restricted stock units through a restricted stock unit agreement. Each restricted stock unit represents a contingent right to receive one share of the Company’s common stock upon vesting. The value of this award at the grant date was $245,400 and will be amortized over the vesting periods such that each tranche of restricted stock units will be fully amortized at the date of vesting.  The restricted stock units vest in one tranche of 23,529 on January 1, 2013 and two tranches of 23,530 shares on January 1, 2014 and December 1, 2014.  As of March 31, 2013, 23,529 restricted stock units have vested and the unamortized portion of this award is $143,430.

In November 2012, the Company granted the Chief Financial Officer, Mr. L. Gary Davis, 58,824 restricted stock units through a restricted stock unit agreement. Each restricted stock unit represents a contingent right to receive one share of the Company’s common stock upon vesting. The value of this award at the grant date was $204,500 and will be amortized over the vesting periods such that each tranche of restricted stock units will be fully amortized at the date of vesting.  The restricted stock units vest in three tranches of 19,608 shares each on January 1, 2013 and 2014, and December 1, 2014.  As of March 31, 2013, 19,608 restricted stock units have vested and the unamortized portion of this award $119,525.

F-42

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(March 31, 2013)

(Unaudited)

Note 7: Stockholders’ Equity

The Company has four separate series of authorized preferred stock:

On November 26, 2012, the Company (i) effected a 1-for-850 reverse stock split of our common stock, including a proportionate reduction in the number of authorized shares of our common stock from 2.36 billion shares to 2.8 million shares of common stock, and (ii) amended our articles of incorporation to increase the number of authorized shares of common stock (post reverse stock split) from 2,941,177 to 100 million effective November 27, 2012.  All share and per share amounts in this document have been changed to give effect to the reverse stock split.

(A) Series A Convertible Preferred Stock

This class of stock has the following provisions:

•	Non-voting,
•	No rights to dividends,
•	No liquidation value, and
•	Convertible into 200 shares of common stock.

(B) Series B Preferred Stock (Related Parties)

In August 2011, the Company issued an aggregate of 51 shares of Series B Preferred Stock to two of its officers. The Company accounted for the share issuance at par value as there was no future economic value that could be associated with the issuance.

This class of stock has the following provisions:

•	Voting rights entitling the holders to an aggregate 51% voting control,
•	No rights to dividends,
•	Stated value of $0.001 per share,
•	Liquidation rights entitle the receipt of net assets on a pro-rata basis with the holders of our common stock; and
•	Non-convertible.

(C) Series C Convertible Preferred Stock

In October 2011, the Company issued 190 shares of Series C Convertible Preferred Stock, having a fair value of $190,000. Of the total shares issued, 100 shares were issued for $100,000 ($1,000 /share). The remaining 90 shares were issued for services rendered having a fair value of $90,000 ($1,000 /share), based upon the stated value per share. In March 2012, all 190 shares were converted into 22,353 shares of the Company’s common stock at a conversion price of $0.0085 per share and a loss of $614,984.

This class of stock has the following provisions:

•	Stated Value - $1,000 per share,
•	Non-voting,
•	Liquidation rights entitle an amount equal to the stated value, plus any accrued and unpaid dividends,
•	As long as any Series C, Convertible Preferred Stock is outstanding, the Company is prohibited from executing various corporate actions without the majority consent of the holders of Series C, Convertible Preferred Stockholders authorization; and
•	Convertible at the higher of (a) $0.01 or (b) such price that is a 50% discount to market using the average of the low two closing bid prices, five days preceding conversion.

Due to the existence of an option to convert at a variable amount, the Company treated this series of preferred stock as a derivative liability due to the potential for settlement in a variable quantity of shares. Additionally, the Company computed the fair value of the derivative liability at the commitment date and re-measurement date, which was $293 and $175, respectively, using the Black-Scholes assumptions below. This transaction is analogous to a dividend with a direct charge to retained earnings.

F-43

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(March 31, 2013)

(Unaudited)

(D) Series D Convertible Preferred Stock

In January 2013 the board of directors authorized 1,600,000 shares of Series D convertible preferred stock. Between January 16, 2013 and February 4, 2013, the Company entered into separate subscription agreements with certain investors in connection with the offering, pursuant to which the Company sold an aggregate of 1,500,000 shares of Preferred Stock for aggregate gross proceeds of approximately $12 million. Pursuant to the Certificate of Designation of the Series D Convertible Preferred Stock filed with the Nevada Secretary of State on January 11, 2013 (the “Certificate of Designation”), each share of Preferred Stock is convertible into two shares of common stock, subject to adjustment as set forth in the Certificate of Designation.

The shares of Series D have the following provisions:

•	Voting rights based on number of common shares of conversion option;
•	Initially no rights to dividends;
•	Liquidation rights entitle an amount equal to the stated value, plus any accrued and unpaid dividends,
•	Convertible into 2 shares of common stock, subject to adjustment.

(E) Common Stock

During the three months ended March 31, 2013, the Company issued the following common stock:

Transaction Type	Quantity (#)	Valuation ($)	Range of Value per Share ($)
Conversion of Series D preferred stock to common stock	2,352,250	9,063,241	2.81 – 7.06
Cash and warrants	703,236	5,827,499	8.29
Executive/Board of Director compensation	62,289	264,879	3.47 – 6.00
Stock issued for services	927,742	6,993,032	4.02 – 8.43
Total	4,045,517	22,148,651	2.81 – 8.43

The fair value of all stock issuances above is based upon either the quoted closing trading price on the date of issuance, the value of derivative instrument at the date of conversion, contract value where the fair value was stated by the contract, or net proceeds from capital raised after giving effect to the cost of capital raised.

(F) Stock Options

The Company applied fair value accounting for all shares based payments awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes assumptions used when the options were issued in the year ended December 31, 2010 are as follows:

Exercise price	$425
Expected dividends	0%
Expected volatility	74.8%
Risk fee interest rate	1.4%
Expected life of option	5 years
Expected forfeiture	0%

F-44

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(March 31, 2013)

(Unaudited)

The following is a summary of the Company’s stock option activity:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance – December 31, 2012	1,847	$425.00	2.25 years	-
Granted	-
Exercised	-
Forfeited/Cancelled	(1,177)	$425.00
Balance – March 31, 2013 – outstanding	670	$425.00	2 years	-
Balance – March 31, 2013 – exercisable	670	$425.00	2 years	-
Outstanding options held by related parties – 2013	-
Exercisable options held by related parties – 2013	-

(G) Stock Warrants

All warrants issued during the three months ended March 31, 2013 were accounted for as derivative liabilities. See Note 5.

During the three months ended March 31, 2013, the Company entered into convertible equity agreements. As part of these agreements, the Company issued warrants to convert 1,500,000 shares of Series D preferred stock into 3,000,000 shares of common stock.

A summary of warrant activity for the Company for the three months ended March 31, 2013 is as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding – December 31, 2012	89	$1,275
Granted	3,040,000	4.09
Exercised	(2,352,250)	4.38
Balance as March 31, 2013	687,839	$4.54

Warrants Outstanding				Warrants Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Intrinsic Value
$4 - $1,275	687,839	0.99	$4.54	667,750	$4.15	2,771,000

(H) Treasury Stock

During the three months ended March 31, 2013, the Company repurchased 18,825 shares of its common stock for the total sum of $260,000 as part of a settlement. Of this amount, 103,537 or $5.50 per share was considered repurchase of securities and $156,463 was recorded as a loss on settlement. The Company records the value of its common stock held in treasury at cost. The Company has not cancelled or retired these shares, and they remain available for reissuance. The Company has a stock repurchase plan in place but has suspended it indefinitely.

Note 8: Commitments, Contingencies and Other Matters

(A) Operating Lease

The Company has various non-cancelable leases with terms expiring through 2015.

F-45

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(March 31, 2013)

(Unaudited)

Future minimum annual lease payments for the above leases are approximately as follows:

Years Ending December 31,
2013 (9 months)	$260,210
2014	436,688
2015	311,209
Total minimum lease payments	$1,008,107

Rent expense for the three months ended March 31, 2013 and 2012, was $131,717 and $43,573, respectively.

(B) Legal Matters

From time to time, the Company is or may become involved in various legal proceedings that arise in the ordinary course of business or otherwise. Legal proceedings are subject to inherent uncertainties as to timing, outcomes, costs, expenses and time expenditures by the Company’s management and others on behalf of the Company. Although there can be no assurance, based on information currently available the Company’s management believes that the outcome of legal proceedings that are pending or threatened against the Company will not have a material effect on the Company’s financial condition. However, the outcome of any of these matters is neither probable nor reasonably estimable.

As of March 31, 2013, the Company was a party defendant in the following legal proceedings, each of which the Company: (a) believes is without merit; and (b) intends to defend vigorously:

•	The Tawnsaura Group, LLC v MusclePharm Corporation, Case No: 8:12-cv-01476-JVS-RNB in the United States District Court for the Central District of California. Date instituted: September 12, 2012. Plaintiff alleges patent infringement for MusclePharm's use of Citrulline Malate in its products. To date, Plaintiff has filed against over 70 different manufacturers of dietary supplements and sports nutrition products. MusclePharm is part of a joint defense group and believes this case is without merit due to the existence of prior art.

•	William Bossung and Bishop Equity Partners LLC v. MusclePharm Corporation, Clark County, Nevada District Court. Date instituted: January 17, 2012. Plaintiff alleges that additional monetary payments are due in respect of a settlement for outstanding warrants.

As of March 31, 2013, the Company was a party plaintiff in the following legal matters:

•	MusclePharm Corporation v. Swole Sports Nutrition, LLC, United States District Court for the Southern District of Florida. Date instituted: March 15, 2012. The Company filed this action for trademark infringement against after the Defendant started marketing and selling a dietary supplement named “Turbo Shred”. The Company has sold “Shred Matrix” since April 2, 2008, and the mark “MusclePharm Shred Matrix” was granted registration by the USPTO on September 21, 2010.

(C) Payroll Taxes

As of March 31, 2013, accounts payable and accrued expenses included $40,707 pertaining to accrued payroll taxes. The taxes represent employee withholdings that have yet to be remitted to the taxing agencies.

(D) Product Liability

As a manufacturer of nutritional supplements and other consumer products that are ingested by consumers, the Company may be subject to various product liability claims. Although we have not had any material claims to date, it is possible that current and future product liability claims could have a material adverse effect on our business or financial condition, results of operations or cash flows. The Company currently maintains product liability insurance with a deductible/retention of $10,000 per claim with an aggregate cap on retained loss of $5,000,000. At March 31, 2013 the Company had not recorded any accruals for product liability claims.

(E) Other Liabilities

Subsequent to December 31, 2012, the Company determined that it may have potential liabilities related to the filing of certain informational returns required by governmental authorities.  Management has developed a plan to address these matters and does not currently expect a significant adverse impact on its financial position or results of operations.

F-46

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(March 31, 2013)

(Unaudited)

Note 9: Defined Contribution Plan

The Company established a 401(k) Plan (the “401(k) Plan”) for eligible employees of the Company. Generally, all employees of the Company who are at least twenty-one years of age and who have completed one year of entry service are eligible to participate in the 401(k) Plan. The 401(k) Plan is a defined contribution plan that provides that participants may make voluntary salary deferral contributions, on a pretax basis, of up to $17,000 for 2012 (subject to make-up contributions) in the form of voluntary payroll deductions. The Company may make discretionary contributions. During the three months ended March 31, 2013 and 2012 the Company’s matching contribution was $12,791 and none, respectively.

Note 10: Related Party Transactions

The Chief Executive Officer of one of our major customers is the brother of our Chief Marketing Officer.  Our Chief Financial Officer also indirectly owns 1.75% of the equity interest of the Chief Executive Officer in such customer. We do not offer preferential pricing of our products to this customer based on these relationships.

Note 11: Subsequent Events

On July 19, 2012, we entered into a consulting agreement (the “Original GRQ Consulting Agreement”) with GRQ Consultants, Inc. (“GRQ”, and together with Melechdavid, collectively, the “Consultants”). The Original GRQ Consulting Agreement provides that the Company will issue to GRQ shares of common stock in an amount equal to 4.2% of the Company’s outstanding common stock on a fully diluted (as-converted) basis. Further, until July 12, 2014, the Company is required to ensure that GRQ shall maintain its 4.2% fully diluted equity position. The term of the Original GRQ Consulting Agreement is 12 months.

On April 2, 2013, the Company entered into a first amendment to the Original Melechdavid Consulting Agreement with Melechdavid, effective as of March 28, 2013 (the “Melechdavid Amended Agreement”). Pursuant to the Melechdavid Amended Agreement, Melechdavid agreed to cap the shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) that it is entitled to receive under the Original Melechdavid Consulting Agreement to no more than 570,000 shares of Common Stock of the Company, after giving effect to the 1-for-850 reverse stock split of the Common Stock effected by the Company on November 26, 2012. In connection with the execution and delivery of the Melechdavid Amended Agreement, the Company issued Melechdavid an aggregate of 341,247 shares of Common Stock on March 29, 2013 and agreed to issue Melechdavid an additional 228,753 shares of Common Stock within five business days of the Melechdavid Amended Agreement as full satisfaction of the Company’s obligations under the Original Melechdavid Consulting Agreement .

On April 2, 2013, the Company entered into a first amendment to the Original GRQ Consulting Agreement with GRQ, effective as of March 28, 2013 (the “GRQ Amended Agreement”). Pursuant to the GRQ Amended Agreement, GRQ agreed to cap the shares of the Company’s Common Stock that it is entitled to receive under the Original GRQ Consulting Agreement to no more than 420,000 shares of Common Stock of the Company, after giving effect to the 1-for-850 reverse stock split of the Common Stock effected by the Company on November 26, 2012. In connection with the execution and delivery of the GRQ Amended Agreement, the Company issued GRQ an aggregate of 305,889 shares of Common Stock on March 29, 2013 and agreed to issue GRQ an additional 78,753 shares of Common Stock within five business days of the GRQ Amended Agreement as full satisfaction of the Company’s obligations under the Original GRQ Consulting Agreement . The Company had previously issued GRQ 35,359 shares of Common Stock pursuant to the Original GRQ Consulting Agreement.

On April 19, 2013 the Company filed three post-effective amendments to S-1 registration statements that were previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective. The purpose of such post-effective amendments was to update certain financial information and other disclosures.

F-47

1,740,691 Shares of Common Stock

PROSPECTUS

July 15, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated placement agents’ fees, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

SEC registration fee		$2,554
FINRA filing fee	$	____
Legal fees and expenses		$25,000	*
Accounting fees and expenses	$	____	*
Transfer agent and registrar fees	$	____	*
Printing and engraving expenses		$5,000	*
Miscellaneous fees and expenses		$446	*
Escrow agent fees and expenses	$		*
Total		$33,000	*

* Estimated.

Item 14. Indemnification of Directors and Officers

Section 78.7502(1) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

Section 78.7502(2) of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

II-1

Section 78.7502(3) of the Nevada Revised Statutes further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue or matter therein, that person shall be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith.

Section 78.751 of the Nevada Revised Statutes provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the Nevada Revised Statutes further provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Section 78.752 of the Nevada Revised Statutes provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Articles of Incorporation and Bylaws

Our articles of incorporation, as amended, do not include specific provisions relating to the indemnification of our directors or officers.

Our bylaws provide that every director, officer, or employee of the Company shall be indemnified by the Company against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon such individual in connection with any proceeding to which he or she may be made a party, or in which he or she may become involved, by reason of being or having been a director, officer, employee or agent of the Company (or by serving or having served at the request of the Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or enterprise), or any settlement of such proceeding (except as described below). The bylaws further provide that the Company must provide such indemnification whether or not the indemnified person is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his or her duties. However, in the event of a settlement the indemnification to be provided pursuant to the bylaws shall apply only when the Company’s board of directors approves such settlement and reimbursement as being for the best interests of the Company.

In addition to the indemnification provisions described above, our bylaws also require the Company to provide to any person who is or was a director, officer, employee or agent of the Company (or who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise), the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law. Our bylaws further permit our board of directors, in their discretion, to direct the purchase of liability insurance.

Indemnification Agreements

We have also entered into individual indemnification agreements with our directors and named executive officers. These agreements indemnify those directors and officers to the fullest extent permitted by law against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of MusclePharm.

II-2

Item 15. Recent Sales of Unregistered Securities

Issuance of Shares of Common Stock Pursuant to a Share Exchange Agreement

On February 18, 2010, the Company issued a total of 30,589 shares of common stock to the 12 former owners of Muscle Pharm, LLC, in exchange for all of the Muscle Pharm, LLC units.

Issuance of Shares of Common Stock in Exchange for Cancellation of Warrant Agreements

From May 17, 2012 and August 9, 2012, the Company issued 32,977 shares of common stock to holders of warrant agreements in exchange for the cancellation of such agreements.

From September 28, 2012 to September 30, 2012, the Company issued 512,631 shares of common stock in exchange for cancellation of warrants exercisable for 723,746 shares of common stock.

On December 7, 2012, the Company issued 3,677 shares of common stock in exchange for cancellation of warrants exercisable for 4,902 shares of common stock.

Conversion of Shares of Series A Preferred Stock into Shares of Common Stock

From February 26, 2010 to December 30, 2010, the Series A Convertible Preferred Stock was converted into 19,608 shares of our common stock.

Conversion of Shares of Series C Convertible Preferred Stock into Shares of Common Stock

On March 28, 2012, the Series C Convertible Preferred Stock was converted into 22,353 shares of our common stock.

Conversion of Convertible Notes into Shares of Common Stock

From March 22, 2010 through December 14, 2010, holders of convertible notes converted an aggregate of $1,033,500 in principal into an aggregate of 9,070 shares of common stock.

From January 25, 2011 through December 31 2011, holders of convertible notes converted an aggregate of $3,393,346 in principal into an aggregate of 336,964 shares of common stock.

 From January 4, 2012 through March 22, 2012, holders of convertible notes converted an aggregate of $941,785 in principal into an aggregate of 290,951 shares of common stock.

Exercise of Warrants

On January 26, 2012, warrant holders exercised warrants for an aggregate of 37,648 shares of common stock at an exercise price of $7.58 per share.

Issuance of Convertible Debt

Date of Sale	Aggregate Amount Sold ($)
12/1/10	1,650,000
3/8/11	100,000
3/14/11	50,000
6/3/2011	25,000
6/14/11	40,000
6/23/2011	20,000
6/29/11	666,000	(1)
11/23/2011	26,353
1/03/2012	100,000
1/13//2012	400,000

II-3

1.	The Company also issued a warrant to purchase $800,000 of common stock pursuant to a formula based on the market price of common stock.

Issuance of Promissory Notes

Date of Sale	Aggregate Amount Sold ($)
10/28/11	15,000
11/1/11	382,000	(1)
11/13/11	25,000	(2)
11/25/2011	250,000	(3)
12/02/2011	150,000	(4)
12/08/2011	10,000	(5)
12/09/2011	250,000	(6)
12/19/2011	100,000	(7)
12/21/2011	223,000	(8)
1/13/2012	250,000	(9)
2/15/2012	525,000	(10)
2/23/2012	12,500	(11)
2/29/2012	50,000	(12)
3/15/2012	500,000	(13)
3/16/2012	52,500	(14)
3/20/2012	65,000	(15)
3/21/2012	15,000	(16)
3/22/2012	297,000	(17)
3/28/2012	50,000	(18)
3/30/2012	506,000	(19)
4/16/2012	1,231,000	(20)
12/04/2012	1,000,000	(21)

1.	The Company also issued warrants in respect of 25,680 shares of common stock at an exercise price of $14.87 per share.
2.	The Company also issued warrants in respect of 1,961 shares of common stock at an exercise price of $12.75 per share.
3.	The Company also issued warrants in respect of 7,353 shares of common stock at an exercise price of $12.75 per share.
4.	The Company also issued warrants in respect of 11,765 shares of common stock at an exercise price of $12.75 per share.
5.	The Company also issued warrants in respect of 785 shares of common stock at an exercise price of $12.75 per share.
6.	The Company also issued warrants in respect of 19,608 shares of common stock at an exercise price of $12.75 per share.
7.	The Company also issued warrants in respect of 7,844 shares of common stock at an exercise price of $12.75 per share.
8.	The Company also issued warrants in respect of 17,492 shares of common stock at an exercise price of $12.75 per share.
9.	The Company also issued warrants in respect of 19,608 shares of common stock at an exercise price of $12.75 per share.
10.	The Company also issued warrants in respect of 41,177 shares of common stock at an exercise price of $12.75 per share.

II-4

11.	The Company also issued warrants in respect of 981 shares of common stock at an exercise price of $12.75 per share.
12.	The Company also issued warrants in respect of 3,922 shares of common stock at an exercise price of $12.75 per share.
13.	The Company also issued warrants in respect of 49,020 shares of common stock at an exercise price of $10.20 per share.
14.	The Company also issued warrants in respect of 5,148 shares of common stock at an exercise price of $10.20 per share.
15.	The Company also issued warrants in respect of 6,373 shares of common stock at an exercise price of $10.20 per share.
16.	The Company also issued warrants in respect of 1,471 shares of common stock at an exercise price of $10.20 per share.
17.	The Company also issued warrants in respect of 29,120 shares of common stock at an exercise price of $10.20 per share.
18.	The Company also issued warrants in respect of 4,902 shares of common stock at an exercise price of $10.20 per share.
19.	The Company also issued warrants in respect of 51,963 shares of common stock at an exercise price of $10.20 per share.
20.	The Company also issued warrants in respect of 118,334 shares of common stock at an exercise price of $10.20 per share.
21.	The Company also issued 50,000 shares of common stock as consideration for agreeing to enter into the promissory notes.

Issuance of Shares of Common Stock to Extend Debt Agreements

On May 5, 2010, the Company issued a noteholder 18 shares of common stock in consideration for an extension of the noteholder’s note. The issuance was recorded as interest at a fair value of $17,250 ($977.50 per share) based upon the closing price of the common stock on the date of issuance.

On May 5, 2010, the Company issued a noteholder 18 shares of common stock in consideration for an extension of the noteholder’s note. The issuance was recorded as interest at a fair value of $17,250 ($977.50 per share) based upon the closing price of the common stock on the date of issuance.

On September 21, 2010, the Company issued a noteholder 89 shares of common stock in consideration for an extension of the noteholder’s note. The issuance was recorded as interest at a fair value of $45,750 ($518.50 per share) based upon the closing price of the common stock on the date of issuance.

On September 21, 2010, the Company issued a noteholder 15 shares of common stock in consideration for an extension of the noteholder’s note. The issuance was recorded as interest at a fair value of $7,625 ($518.50 per share) based upon the closing price of the common stock on the date of issuance.

On September 21, 2010, the Company issued a noteholder 15 shares of common stock in consideration for an extension of the noteholder’s note. The issuance was recorded as interest at a fair value of $7,625 ($518.50 per share) based upon the closing price of the common stock on the date of issuance.

On June 7, 2011, the Company issued a noteholder 474 shares of common stock in consideration for an extension of the noteholder’s note. The issuance was recorded as interest at a fair value of $14,778 ($31.45 per share) based upon the closing price of the common stock on the date of issuance.

On October 9, 2012, the Company issued certain noteholders 8,944 shares of common stock for deferral of certain principal and interest payments for three months.

Issuance of Shares of Common Stock to Settle Notes Payable

On September 29, 2010, the Company issued an aggregate of 2,313 shares of common stock to note holders in settlement of principal and accrued interest in the aggregate amount of $678,325.

On December 14, 2010, the Company issued an aggregate of 11,014 shares of common stock to note holders in settlement of principal and accrued interest in the aggregate amount of $468,077.

Issuance of Shares of Common Stock to Settle Contracts

On December 23, 2010, the Company issued 602 shares of common stock in settlement of an outstanding contract with a vendor.

On September 11, 2012, the Company issued 4,263 shares of common stock in settlement of an outstanding contract valued at approximately $50,000.

On October 22, 2012, the Company issued 7,059 shares of common stock in settlement of an outstanding contract valued at approximately $40,200.

II-5

Issuance of Shares of Common Stock to Settle Aged Debt

From December 27, 2010 through August 4, 2011, the Company issued securities exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) of the Securities Act, to third party funds. Pursuant to these transactions, the Company directed its transfer agent to issue and deliver to the third parties 78,620 shares of common stock, subject to adjustment, in satisfaction of a debt in the amount of $2,099,001.

Issuance of Shares of Common Stock to Debt Holders

On September 21, 2010, the Company issued one investor 40 shares of common stock as further consideration for the investor to enter into a debt agreement with the Company.

On September 21, 2010, the Company issued one investor 20 shares of common stock as further consideration for the investor to enter into a debt agreement with the Company.

On February 15, 2012, the Company issued one investor 23,530 shares of common stock as further consideration related to the prepayment of a debt agreement with the Company.

On March 28, 2012, the Company issued one investor 11,765 shares of common stock as further consideration related to the prepayment of a debt agreement with the Company.

On March 19, 2012, the Company issued one investor 29,412 shares of common stock as further consideration related to the prepayment of a debt agreement with the Company.

Issuance of Shares of Common Stock as Performance Bonus

On October 18, 2010, the Company issued an officer and director 5,883 shares of common stock as a performance bonus at a fair value of $2,650,000 ($450.50 per share), based upon the closing price of common stock on October 18, 2010.

On October 18, 2010, the Company issued an officer and director 5,883 shares of common stock as a performance bonus at a fair value of $2,650,000 ($450.50 per share), based upon the closing price of common stock on October 18, 2010.

On July 20, 2012, the Company issued officers and a director 429,973 shares of common stock as a performance bonus at a fair value of $3,758,437 ($8.74 per share), based upon the closing price of common stock on December 31, 2011.

Issuance of Shares of Common Stock to Non-Employee Directors as Initial One-Time Equity Grant

On November 16, 2012, the Company issued 353 shares of common stock to each of the three non-employee directors.

Issuance of Shares of Common Stock for Services

On the dates set forth below, the Company issued the number of shares of common stock at the aggregate offering prices as set forth below to consultants for services rendered to the Company.

II-6

Date of Issuance	Number of Shares of Common Stock Issued (#)	Aggregate Offering Price ($)
2010
4/1	177	174,000
5/1	141	138,000
5/5-5/8	454	397,940
6/28	353	309,000
6/30-7/01	1,378	1,208,940
7/22	29	25,000
7/22	14	12,000
7/29	6	3,700
8/10	135	56,350
8/20	3	1,275
8/20	118	51,000
8/25	28	11,760
8/25	100	41,650
9/29	59	20,900
9/29	42	10,500
10/5	23	9,408
10/11	588	300,000
10/14	41	19,250
10/22	503	357,600
10/26	220	150,710
10/28	118	77,000
11/2	41	18,200
11/18	4,118	840,000
12/3	24	11,000
12/10	2,589	220,000
12/13	1,176	60,000
12/14	4,706	200,000
12/14	1,176	50,000
12/17	4,706	960,000
12/15	1,176	80,000
12/15	1,765	120,000
12/15	294	20,000
12/16	5,882	350,000
12/22	5,882	300,000

II-7

2011
1/7	29	1,723
1/7	177	10,335
1/7	29	1,723
2/17	177	10,335
2/28	304	15,000
3/31	29	1,650
3/31	555	25,000
3/31	268	15,000
4/15	118	8,100
4/30	375	15,000
5/1	4,380	175,000
5/31	392	15,000
7/12	118	3,050
8/22	441	11,250
8/22	88	2,250
8/30	118	2,500
8/30	4,629	90,000
9/6	3,043	75,000
9/30	118	8,100
12/7	11,429	170,000

2012
5/1	4,440	50,000
5/9	5,115	50,000
6/1	2,941	50,000
7/10	11,765	120,000
8/1	8,823	75,000
8/20	2,941	25,000
9/3	11,765	115,000
9/14	35,358	285,519
9/18	11,765	191,000
10/9	2,985	16,000
10/18	5,882	30,000
11/19	981	5,000

II-8

Issuance of Shares of Common Stock for Prepaid Services

On February 11, 2011, the Company issued 1,177 shares of common stock to a consultant for services to be rendered at a fair value of $78,000 ($66.30 per share), based upon the closing price on the date of issuance.

On March 9, 2011, the Company issued consultants 2,942 shares of common stock for services to be rendered at a fair value of $112,750 ($56.10 per share) based upon the closing price on the date of issuance.

On May 1, 2011, the Company issued 589 shares of common stock to a consultant for services to be rendered at a fair value of $23,500 ($39.95 per share), based upon the closing price on the date of issuance.

On April 20, 2012, the Company issued 2,353 shares of common stock to a consultant for services to be rendered at a fair value of $50,000 ($21.25 per share), based upon the closing price on the date of issuance.

On September 20, 2012, the Company issued 1,177 shares of common stock to a consultant for services to be rendered at a fair value of $10,000 ($8.50 per share), based upon contract value.

On September 18, 2012, the Company issued 5,883 shares of common stock to a consultant for services to be rendered at a fair value of $50,000 ($8.50 per share), based upon contract value.

Issuance of Shares of Common Stock for Cash

From May 1, 2010 to June 23, 2010, the Company entered into stock purchase agreements with investors for an aggregate of 741 shares of common stock at $297.50 per share for an aggregate purchase price of $315,000.

On May 25, 2010, the Company entered into a stock purchase agreement with an investor for 124 shares of common stock, for an aggregate purchase price of $30,000.

On July 14, 2010, the Company entered into stock purchase agreements with an investor for 76 shares of common stock, for an aggregate purchase price of $18,250.

From June 17, 2010 to November 2, 2010, the Company entered into stock purchase agreements with investors for an aggregate of 4,051 shares of common stock at $297.50 per share for an aggregate purchase price of $1,204,951.

On November 29, 2011, the Company entered into stock purchase agreements with investors for 49,412 shares of common stock, for an aggregate purchase price of $375,000.

From July 16, 2012 to August 29, 2012, the Company entered into a stock purchase agreement with investors for an aggregate of 161,765 shares of common stock at $8.50 per share for an aggregate purchase price of $1,375,000.

Issuance of Shares of Series C Convertible Preferred Stock for Cash and Services

On November 4, 2011, the Company entered into a purchase agreement with an investor for 100 shares of Series C Convertible Preferred Stock in exchange for an aggregate purchase price of $100,000.

On November 4, 2011, the Company entered into an exchange agreement with an investor for 90 shares of Series C Convertible Preferred Stock in exchange for services to be rendered at a fair value of $90,000.

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Issuance of Shares of Common Stock to Settle Disputes Regarding Warrants

On August 17, 2012, the Company issued 18,100 shares of common stock to Ellis International, LP in exchange for the cancellation of a warrant to purchase common stock and entering into a settlement agreement between Ellis International and the Company.

On August 17, 2012, the Company issued 18,824 shares of common stock to JMJ Financial in exchange for the cancellation of a warrant to purchase common stock and entering into a settlement agreement between JMJ Financial and the Company.

On September 19, 2012, the Company issued 117,648 shares of common stock to Southridge Partners II, LP in exchange for the cancellation of a warrant to purchase common stock and entering into a settlement agreement between Southridge Partners and the Company.

On September 19, 2012, the Company issued 168,236 shares of common stock to Inter-Mountain Capital Corp. in exchange for the cancellation of a warrant to purchase common stock and entering into a settlement agreement between Inter-Mountain and the Company.

Series D Preferred Stock Issuances

Between January 16, 2013 and February 4, 2013, the Company issued an aggregate of 1,500,000 shares of Series D Preferred Stock for aggregate gross proceeds of approximately $12 million.

Common Stock Issuances

Between October and November 2012, the Company issued 16,908 shares of common stock in accordance with consulting agreements valued at $106,200.

In December 2012, the Company issued 50,000 shares of common stock valued at $549,950 for interest on debt.

Between February and March 2013, the Company issued 2,352,250 shares of common stock pursuant to the conversion of 1,178,000 shares of Series D preferred stock.

In March 2013, the Company issued 142,282 shares of common stock pursuant to the ratchet provisions in the July 2012 securities purchase agreements which are valued at $853,692.

In March 2013, the Company issued an aggregate 741,017 shares of common stock pursuant consulting agreements valued at approximately $6,297,694.

In March 2013, the Company issued an aggregate 43,137 shares of common stock pursuant the vesting of stock awards valued at $294,167.

In March 2013, the Company issued an aggregate of 703,236 shares of common stock through a private placement to several investors for $6,000,000.

In May 2013, the Company issued an aggregate of 100,000 shares of common stock to one accredited investor for $850,000.

In June 2013, the Company issued an aggregate of 150,000 shares of common stock to one accredited investor for $1,500,000.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

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Item 16. Exhibits and Financial Statement Schedules

		Incorporated by Reference
Exhibit No.	Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith	Furnished Herewith

2.1	Agreement Concerning the Exchange of Securities by and Among Tone in Twenty and Muscle Pharm, LLC and the Security Holders of Muscle Pharm, LLC, dated February 1, 2010.	8-K	000-53166	2.1	February 2, 2010

3.1	Articles of Incorporation of MusclePharm Corporation (successor to Tone In Twenty).	SB-2	333-147111	3.1	November 2, 2007

3.2	Bylaws of MusclePharm Corporation (successor to Tone In Twenty). (Amended on March 1, 2010 to change fiscal year end to December 31 – set forth on Form 8-K filed on 03-03-2010.)	SB-2	333-147111	3.2	November 2, 2007

3.3	Amendment to the Articles of Incorporation.	SB-2	333-147111	3.3	November 2, 2007

3.4	Amendment to the Articles of Incorporation	8-K	000-53166	3.3	February 24, 2010

3.5	Certificate of Designation relating to the Series A Convertible Preferred Stock.	8-K	000-53166	3.4	February 24, 2010

3.6	Amendment to the Articles of Incorporation.	10-Q	000-53166	3.1	May 23, 2011

3.7	Certificate of Designation of Series B Convertible Preferred Stock.	10-Q	000-53166	3.1	August 16, 2011

3.8	Certificate of Designation of Series C Convertible Preferred Stock.	8-K	000-53166	3.1	November 4, 2011

3.9	Amendment to the Articles of Incorporation.	8-K	000-53166	3.1	November 23, 2011

3.10	Amendment to the Articles of Incorporation.	8-K	000-53166	3.1	January 27, 2012

3.11	Amendment to the Articles of Incorporation.	8-K	000-53166	3.1	March 30, 2012

3.12	Certificate of Change.	8-K	000-53166	3.1	November 28, 2012

3.13	Certificate of Amendment to Articles of Incorporation.	8-K	000-53166	3.2	November 28, 2012

3.14	Form of Certificate of Designation of Series D Convertible Preferred Stock.	S-1/A	333-184625	3.14	December 31, 2012

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3.15	Certificate of Correction.	S-1/A	333-184625	3.15	December 26, 2012

4.1	Specimen of certificate for MusclePharm Corporation Series D Convertible Preferred Stock.	8-K	000-53166	4.1	January 28, 2013

4.2	Specimen of certificate for MusclePharm Corporation Common Stock.	S-1/A	333-184625	4.4	December 28, 2012

4.3	Form of Promissory Note, dated July 13, 2012, issued by MusclePharm Corporation in favor of TCA Global Credit Master Fund LP.	8-K	000-53166	4.1	July 20, 2012

4.4	Form of Promissory Note.	8-K	000-53166	4.2	December 10, 2012

5.1	Opinion of Sichenzia Ross Friedman Ference LLP	S-1/A	333-184626	5.1	*

10.2	Order Approving Stipulation for Settlement of Claim, dated December 8, 2010, between MusclePharm Corporation and Socius CG II, Ltd.	8-K	000-53166	10.1	December 9, 2010

10.3	Endorsement Agreement, dated July 20, 2011, between MusclePharm Corporation and Michael Vick, individually.	8-K	000-53166	10.1	July 22, 2011

10.4	Convertible Promissory Note between MusclePharm Corporation and Brad J. Pyatt, dated November 18, 2010.	S-1/A	333-176771	4.2	September 27, 2011

10.5	Convertible Promissory Note between MusclePharm Corporation and Brad J. Pyatt, dated November 23, 2010.	S-1/A	333-176771	4.3	September 27, 2011

10.6	Amended and Restated Employment Agreement, dated November 14, 2011, between MusclePharm Corporation and Brad J. Pyatt.	10-Q	000-53166	10.6	November 14, 2011

10.7	Amended and Restated Employment Agreement, dated November 14, 2011, between MusclePharm Corporation and Cory J. Gregory.	10-Q	000-53166	10.7	November 14, 2011

10.8	Employment Agreement, dated September 15, 2011, by and between MusclePharm Corporation and John H. Bluher.	10-Q	000-53166	10.4	November 14, 2011
10.9	Employment Agreement, dated November 14, 2011, by and between MusclePharm Corporation and Jeremy R. DeLuca.	10-Q	000-53166	10.5	November 14, 2011

10.10	Securities Purchase Agreement, dated July 10, 2012, between MusclePharm Corporation and Subscribers set forth therein.	8-K	000-53166	10.1	July 19, 2012

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10.11	Consulting Agreement, dated July 12, 2012, between MusclePharm Corporation and Melechdavid, Inc.	8-K	000-53166	10.2	July 19, 2012

10.12	Consulting Agreement, dated July 12, 2012, between MusclePharm Corporation and GRQ Consultants, Inc.	8-K	000-53166	10.3	July 19, 2012

10.13	Form of Committed Equity Facility Agreement, dated July 13, 2012, between MusclePharm Corporation and TCA Global Credit Master Fund LP.	8-K	000-53166	10.1	July 20, 2012

10.14	Form of Registration Rights Agreement, dated July 13, 2012, between MusclePharm Corporation and TCA Global Credit Master Fund LP.	8-K	000-53166	10.1	July 20, 2012

10.15	Form of Security Agreement, dated July 13, 2012, between MusclePharm Corporation and TCA Global Credit Master Fund LP.	8-K	000-53166	10.1	July 20, 2012

10.16	Form of Indemnification Agreement.	8-K	000-53166	10.1	August 27, 2012

10.17	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and Brad J. Pyatt.	8-K	000-53166	10.1	October 23, 2012

10.18	Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and L. Gary Davis.	8-K	000-53166	10.2	October 23, 2012

10.19	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and John H. Bluher.	8-K	000-53166	10.3	October 23, 2012

10.20	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and Jeremy R. DeLuca.	8-K	000-53166	10.4	October 23, 2012

10.21	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and Cory J. Gregory.	8-K	000-53166	10.5	October 23, 2012

10.22	Form of Restricted Stock Unit Award.	8-K	000-53166	10.1	November 21, 2012

10.23	Subscription Agreement dated November 30, 2012 between MusclePharm Corporation and the subscribers listed therein.	8-K	000-53166	10.1	December 10, 2012

10.24	Form of Escrow Agreement.	POS AM	333-184625	10.24	January 8, 2013

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10.25	Form of Subscription Agreement.	8-K	000-53166	10.1	January 28, 2013

10.26	Subscription Agreement	8-K	000-53166	10.1	March 27, 2013

10.27	Registration Rights Agreement	8-K	000-53166	10.2	March 27, 2013

10.28	First Amendment to the Melechdavid Consulting Agreement	8-K	000-53166	10.1	April, 5, 2013

10.29	First Amendment to the GRQ Consulting Agreement	8-K	000-53166	10.2	April 5, 2013

23.1	Consent of EKS&H LLLP				*

23.2	Consent of Berman & Company, P.A.				*

23.3	Consent of Sichenzia Ross Friemdan Ference LLP	S-1		5.1	*

*Filed herewith

Item 17. Undertakings

(a)          The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii)        to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

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(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)          The undersigned Registrant hereby undertakes that:

(1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) for purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on July 15, 2013.

MUSCLEPHARM CORPORATION

By:	/s/ Brad J. Pyatt
Name: Brad J. Pyatt
Title: Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Lewis Gary Davis
Name: Lewis Gary Davis
Title: Chief Financial Officer
(Principal Financial Officer)
(Principal Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brad J. Pyatt and Gary Davis as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 193 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brad J. Pyatt	Co-Chairman, Chief Executive Officer, President and	July 15, 2013
Brad J. Pyatt	Principal Executive Officer

/s/ L. Gary Davis	Chief Financial Officer, Principal Financial Officer and	July 15, 2013
L. Gary Davis	Principal Accounting Officer

/s/ *	Executive Vice-President and Chief Marketing Officer	July 15, 2013
Jeremy DeLuca

/s/ *	Co-Chairman and Executive Vice President	July 15, 2013
John H. Bluher

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/s/ *	Executive Vice President	July 15, 2013
Cory Gregory

/s/ *	Director	July 15, 2013
Donald Prosser

/s/ *	Director	July 15, 2013
Michael J Doron

/s/ *	Director	July 15, 2013
James J.Greenwell

* Brad Pyatt - Attorney in Fact

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